Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ZFC HONEYBEE TRS, LLC,

ZFC HONEYBEE ACQUISITIONS, LLC,

GMFS LLC,

HONEYREP, LLC,
AS THE SECURITYHOLDER REPRESENTATIVE

and

ZAIS FINANCIAL CORP., AS GUARANTOR

dated as of August 5, 2014

-i-

-ii-

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Illustrative Net Tangible Assets Amount Calculation
Exhibit C	Net Tangible Assets Calculation Principles
Exhibit D	Earn-Out Net Income Calculation Principles
Exhibit E	Sample Production Earn-Out Calculations
Exhibit F	Sample Profitability Earn-Out Calculation
Exhibit G	Key Managers
Exhibit H	Form of Non-Competition and Non-Solicitation Agreement
Exhibit I	Form of Employment Agreement
Exhibit J	Form of Investor Questionnaire
Exhibit K	Form of Certificate of Merger
Exhibit L	Form of Closing Payment Allocation Statement
Exhibit M	Honeyrep, LLC Operating Agreement

-iii-

Schedules

Company Disclosure Schedule
Regulatory Authorization Schedule
Third Party Consent Schedule

-iv-

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (as amended or modified from time to time, this “Agreement”), dated as of August 5, 2014, is made and entered into by and among ZFC HONEYBEE TRS, LLC, a Delaware limited liability company (“Buyer”) and an indirect subsidiary of ZAIS FINANCIAL CORP., a Maryland corporation (“Parent”), ZFC HONEYBEE ACQUISITIONS, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), GMFS LLC, a Delaware limited liability company (the “Company”), Honeyrep, LLC, a Delaware limited liability company (“Securityholder Representative”), solely in its capacity as the Securityholder Representative (as defined herein), and PARENT, solely in its capacity as guarantor.

     WHEREAS, the board of directors of Parent, on behalf of Buyer and Merger Sub, and the managers of the Company have determined that this Agreement is advisable and have approved the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the Surviving Company and a wholly owned subsidiary of Buyer, upon the terms and subject to the conditions set forth herein;

     WHEREAS, members of the Company, in accordance with the DLLCA, the Certificate of Formation and the LLC Agreement of the Company, representing a “Unitholder Super Majority” and a “Preferred Unitholder Majority” (as each such term is defined in the LLC Agreement), have approved this Agreement and the transactions contemplated hereby;

     WHEREAS, pursuant to the Merger, each Common Unit and each Preferred Unit of the Company will be converted into the right to receive, on the terms and subject to the conditions set forth herein, merger consideration in the amounts described herein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, Buyer, the Securityholder Representative and the Escrow Agent (as defined herein) have simultaneously herewith executed and delivered the Escrow Agreement (as defined herein).

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     1.1 Definitions. The following terms when used in this Agreement shall have the following meanings:

          “Accepted Servicing Practices” with respect to any Mortgage Loan, servicing practices and procedures (including collection procedures) that are in all material respects legal, proper and customary in the mortgage servicing business in accordance with (a) the practices and procedures of prudent mortgage banking institutions that service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, (b) Applicable Law, (c) the terms of the Mortgage Note, the Mortgage and any other Mortgage Loan Document, (d) any applicable forbearance plan or bankruptcy plan, (e) the Guides and (f) servicing practices that the Company customarily employs and exercises in servicing and administering mortgage loans of the same type as the Mortgage Loan for its own account (to the extent not conflicting with clauses (a) through (e) in this definition).

          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          “Agency” shall mean each of Fannie Mae, Farmer Mac, FHA, Freddie Mac, GNMA, HUD, RHS, USDA and VA.

          “Agency Mortgage Loan” means any Mortgage Loan sold to, guaranteed or insured by, and/or pooled by any Agency to secure or otherwise support any mortgage pass-through security, collateralized mortgage obligation, REMIC or other security issued or guaranteed by such Agency.

          “Agreement” has the meaning set forth in the preamble hereof.

          “Alternative Transaction” means any direct or indirect acquisition or purchase (in one transaction or a series of related transactions) of not less than 51% of the equity interests of the Company or 51% of the assets of the Company.

          “Applicable Law” means, with respect to any Person, any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling or other legally-binding requirement of a Governmental Authority that is applicable to, or binding on, such Person or its business or assets.

          “Applicable Requirements” means, as of the time of reference and as applicable, (i) all Applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing and/or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan or Servicing Rights at the relevant time, (ii) all of the terms of the Mortgage Loan Documents, with respect to each Mortgage Loan, (iii) all requirements set forth in the Servicing Agreements, (iv) to the extent applicable, any judicial and administrative judgments, orders, remediation plans, stipulations, awards, writs and injunctions applicable to any Mortgage Loan or Servicing Right, and (v) all applicable, material legal and contractual obligations, including rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Agency, to or with any Insurer, Investor, or Governmental Authority applicable to any Mortgage Loan or Servicing Rights.

          “Average Stock Price” means the trailing five-day volume weighted average price per share of Parent Common Stock as quoted on the New York Stock Exchange through the date that is the third Business Day prior to any Earn-Out Determination Date.

          “Benefit Plans” has the meaning set forth in Section 4.10(a).

          “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in New York, New York, are authorized or obligated by law or executive order to be closed.

          “Buyer” has the meaning set forth in the preamble hereof.

          “Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

          “Certificate of Formation” means the certificate of formation of the Company filed with the Secretary of State of the State of Delaware on September 4, 2009, as amended or modified from time to time.

          “Certificate of Merger” has the meaning set forth in Section 2.4(b).

          “CFPB” means the Consumer Financial Protection Bureau.

          “Claim Notice” has the meaning set forth in Section 9.4(a).

          “Closing” has the meaning set forth in Section 2.4(a).

          “Closing Date” has the meaning set forth in Section 2.4(a).

          “Closing Payment” means the sum of (A) $8,000,000, plus (B) the Estimated MSR Value, plus (C) the Estimated Net Tangible Assets Amount, minus (D) the Escrow Amount, minus (E) the Securityholder Representative Hold-Back Amount.

          “Closing Payment Allocation Statement” has the meaning set forth in Section 6.13.

          “Closing Statement” has the meaning set forth in Section 3.2(b).

          “COBRA” has the meaning set forth in Section 4.10(f).

          “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

          “Collateral File” means, with respect to each Agency Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, required under the Applicable Requirements to be held by the Custodian; and, with respect to any other Mortgage Loan, that file containing the Mortgage Loan Documents or, as permitted by Applicable Requirements, copies thereof, that are both required pursuant to Applicable Requirements to be held by the Custodian and are necessary to service the Mortgage Loan in accordance with the Applicable Requirements.

          “Common Unit” means a common unit of the Company.

          “Company” has the meaning set forth in the preamble hereof.

          “Company Counsel” has the meaning set forth in Section 10.16.

          “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer at the time of execution hereof.

          “Company Intellectual Property” has the meaning set forth in Section 4.15(a).

          “Company Know-How” has the meaning set forth in Section 4.15(c).

          “Company Loan” means any Mortgage Loan during such periods of time as the Company owned or Serviced such Mortgage Loan. For the avoidance of doubt, any Mortgage Loan that was sold by the Company on a “servicing released” basis shall be a Company Loan for purposes of such sale and for all periods preceding such sale during which the Company owned or Serviced such Mortgage Loans, but shall not be a Company Loan for periods following such sale during which the Company did not Service such Mortgage Loan.

          “Company Transaction Expenses” means the third-party fees and expenses (including any bonus and success fees) incurred but not paid by the Company prior to the Closing in connection with the drafting, negotiation, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated therein, including the fees and expenses of the accountants, lawyers, financial advisors, consultants and other advisors of the Company, regardless of whether such fees and expenses have been invoiced by any applicable service provider.

          “Confidentiality Agreement” means the Confidentiality, Exclusivity and Due Diligence Agreement (as amended or modified from time to time), dated as of January 23, 2014, between the Company and Parent (including such portions of the Confidentiality Agreement, dated October 10, 2013, between ZAIS Financial Partners, L.P. and the Company (executed on its behalf by Sandler O’Neill & Partners, L.P.), as were incorporated by reference therein).

          “Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

          “Custodian” means, with respect to any Mortgage Loans or Servicing Agreements, each applicable document custodian holding the related Collateral Files for the Company or the Investor, as applicable.

          “Deferred Premium Payments” has the meaning set forth in Section 3.3(a).

          “Deferred Premium Payment Amount” means, for each of the first two Measurement Periods, $1,000,000, for a total of $2,000,000.

          “Deferred Premium Release Conditions” means, for a Deferred Premium Payment associated with a Measurement Period, both (i) the Surviving Company has not reported a net loss for such Measurement Period, computed in accordance with GAAP and the terms of Section 3.7, and (ii) each of the Senior Key Managers, as well as at least one additional Key Manager listed in Part B of Exhibit G, is employed by the Surviving Company on the date on which Buyer is required to pay the Deferred Premium Payment in respect of such Measurement Period; provided, however, notwithstanding the foregoing, the Deferred Premium Release Condition specified in clause (ii) above shall be deemed satisfied with respect to any Key Manager that is not employed by the Surviving Company on the applicable payment date if his employment was terminated (a) on account of his death or Disability, (b) by the Surviving Company without Cause, or (c) by such Key Manager with Good Reason (as such capitalized terms are defined in such Key Manager’s Employment Agreement).

          “Deficiency Amount” has the meaning set forth in Section 3.2(f).

          “DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

          “Earn-Out Common Stock” has the meaning set forth in Section 3.4(g).

          “Earn-Out Determination Date” has the meaning set forth in Section 3.4(d).

          “Earn-Out Dispute Notice” has the meaning set forth in Section 3.4(e).

          “Earn-Out Net Income” shall mean, for a particular Measurement Period, pre-tax net income of the Company, determined in accordance with GAAP, the terms of Section 3.7, and the Earn-Out Net Income Calculation Principles, for such Measurement Period, which, for the avoidance of doubt, (i) shall not include income from the MSR Closing Portfolio, but shall include income from mortgage servicing rights for loans originated by the Company following the Closing Date, and (ii) shall not include income from assets or businesses acquired by the Company or contributed to the Company by Buyer or any other Affiliate of Parent or expenses related thereto.

          “Earn-Out Net Income Calculation Principles” means the calculation methods set forth on Exhibit D.

          “Earn-Out Payments” means the Production Earn-Out Payments and the Profitability Earn-Out Payments.

          “Earn-Out Statement” has the meaning set forth in Section 3.4(d).

          “Effective Time” has the meaning set forth in Section 2.2.

          “Employer Tax Portion” shall mean, with respect to any EPP Deferred Premium Payment, EPP Production Earn-Out Payment or EPP Profitability Earn-Out Payment, an amount equal to the employer’s share of amounts required to be paid pursuant to the Federal Insurance Contributions Act or any other federal, state or local requirements in respect of such payment to an EPP Unitholder.

          “Employment Agreements” means the employment agreements entered into by the Company and each of the Key Managers on the date hereof, in the forms attached hereto as Exhibit I, which Employment Agreements shall be effective upon consummation of the Closing.

          “Environmental Claim” means any claim, notice, complaint, or Proceeding, in each case in writing, by any Third Party alleging any violation of, or any liability under, any Environmental Laws.

          “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, and orders relating to pollution or protection of natural resources or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) or protection of human health, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq., (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§1101 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Safe Drinking Water Act (41 U.S.C. §§33f et seq.); (viii) any applicable state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in clauses (i) – (vii) above; (ix) any amendments to the statutes, laws or ordinances listed in clauses (i) – (vii) above prior to the date hereof, regardless of whether in existence on the date hereof; (x) any binding rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in clauses (i) – (ix) above; and (xi) all applicable statutes, rules, regulations, ordinances and orders relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of Hazardous Materials.

          “EPP” means the Company’s Earn-Out Participation Plan (effective as of the Effective Time).

          “EPP Deferred Premium Payment” has the meaning set forth in Section 3.3(a).

          “EPP Pool” shall mean the “EPP Pool” created pursuant to the EPP in connection with the Closing of the Merger as provided in the EPP.

          “EPP Production Earn-Out Payment” has the meaning set forth in Section 3.4(a).

          “EPP Profitability Earn-Out Payment” has the meaning set forth in Section 3.4(b).

          “EPP Unitholder” has the meaning set forth in Section 3.5(b).

          “EPP Units” shall mean Units issued by the Company pursuant to the EPP that are outstanding as of the Effective Time, which EPP Units and the related EPP Unitholders are set forth in Section 1.1 of the Company Disclosure Schedule.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any trade or business, which together with the Company, would be treated as a single employer under the terms of Section 414(b), (c) or (m) of the Code.

          “Escrow Agent” has the meaning set forth in Section 3.1(c)(iv).

          “Escrow Agreement” means the Escrow Agreement by and among Buyer, the Securityholder Representative and the Escrow Agent, in the form attached as Exhibit A.

          “Escrow Amount” means an amount equal to the sum of the True-Up Escrow Amount plus the Indemnification Escrow Amount.

          “Escrow Fund” has the meaning ascribed thereto in the Escrow Agreement.

          “Estimated MSR Value” has the meaning set forth in Section 3.1(e).

          “Estimated Net Tangible Assets Amount” has the meaning set forth in Section 3.2(a).

          “Excess Amount” has the meaning set forth in Section 3.2(f).

          “Excess MSR Amount” has the meaning set forth in Section 3.1(e).

          “Excess Servicing Rights Agreement” means a Contract executed by the applicable Agency, as the Investor, and the Company in connection with the delivery of certain stripped mortgage-backed securities to the Company in exchange for the Company’s “excess yield” on certain Mortgage Loans previously delivered by the Company to such Agency, as applicable.

          “Fannie Mae” means the Federal National Mortgage Corporation.

          “Farmer Mac” means the Federal Agricultural Mortgage Corporation.

          “FHA” means the United States Federal Housing Administration.

          “Final Closing Payment” means the Closing Payment as adjusted pursuant to Section 3.2(f).

          “Final MSR Value” has the meaning set forth in Section 3.1(e).

          “Final Net Tangible Assets Amount” has the meaning set forth in Section 3.2(d).

          “Financial Statements” has the meaning set forth in Section 4.6.

          “Freddie Mac” means the Federal Home Loan Mortgage Corporation.

          “Fully Diluted Units” means the sum of (i) the issued and outstanding Common Units immediately prior to the Effective Time and (ii) the issued and outstanding Preferred Units immediately prior to the Effective Time.

          “Fundamental Representations” has the meaning set forth in Section 9.1.

          “GAAP” means generally accepted accounting principles in the United States applied in a manner consistent with past practices of the Company.

          “GMAC” means RESCAP Liquidating Trust or its successor, a holder of 12.60 Common Units.

          “GMAC Release” shall have the meaning set forth in Section 6.3(e).

          “GNMA” means the Government National Mortgage Association.

          “Governmental/Agency Approvals” has the meaning set forth in Section 4.4(a).

          “Governmental Authority” means any government, any agency (other than an Agency), bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.

          “Guaranteed Obligations” has the meaning set forth in Section 10.17(a).

          “Guides” means, as of the time of reference, (i) the handbooks of HUD and the VA, (ii) the Fannie Mae Selling and Servicing Guides, (iii) the Freddie Mac Sellers’ and Servicers’ Guides, and (iv) the GNMA Mortgage Backed Securities Guides, as in effect at the relevant time.

          “Hazardous Materials” means all materials defined as “hazardous” or “toxic” or any other term of similar import under any Environmental Law.

          “Holder” means any holder of Common Units or Preferred Units immediately prior to the Effective Time, and shall include such Holder’s successors and assigns following the Closing.

          “Holders’ Closing Payment” shall mean the difference of (A) the Closing Payment minus (B) the Performance Pool Closing Amount.

          “Holders’ Deferred Premium Payment” has the meaning set forth in Section 3.3(a).

          “Holders’ Excess Amount” has the meaning set forth in Section 3.2(f).

          “Holders’ Excess MSR Amount” has the meaning set forth in Section 3.1(e).

          “Holders’ Production Earn-Out Payment” has the meaning set forth in Section 3.4(a).

          “Holders’ Profitability Earn-Out Payment” has the meaning set forth in Section 3.4(b).

          “HUD” means the United States Department of Housing and Urban Development.

          “Indebtedness” of any Person means, without duplication, (i) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, premiums, charges, expenses and fees associated with (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, and all conditional sale obligations of such Person (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under derivatives transactions, including interest rate or currency swap transactions (valued at the termination value thereof); (vi) any accrued and unpaid dividend, prepayment or redemption premiums and penalties, unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person). For the avoidance of doubt, the parties acknowledge that Indebtedness does not include obligations under Taxes payable (including deferred Taxes and reserves for Taxes), accrued expenses, or any obligations in respect of Mortgage Loans sold to or Serviced for Agencies or other Third Parties.

          “Indemnification Escrow Amount” means $4,000,000.

          “Indemnification Escrow Fund” has the meaning ascribed thereto in the Escrow Agreement.

          “Indemnification Sources” means the Escrow Fund, the Deferred Premium Payments and the Earn-Out Payments.

          “Indemnified Party” has the meaning set forth in Section 9.4(a).

          “Indemnifying Party” has the meaning set forth in Section 9.4(a).

          “Independent Accountant” has the meaning set forth in Section 3.2(d).

          “Independent Accountant Dispute Notice” has the meaning set forth in Section 3.2(d).

          “Independent Valuation Expert” has the meaning set forth in Section 3.1(e).

          “Initial MSR Cut-Off Date” means a date selected by the Company that is ten (10) Business Days prior to the date on which the Initial MSR Valuation Statement is delivered.

          “Initial MSR Portfolio” means all Servicing Rights owned by the Company as of the Initial MSR Cut-Off Date.

          “Initial MSR Valuation Statement” has the meaning set forth in Section 3.1(e).

          “Initial MSR Value” has the meaning set forth in Section 3.1(e).

          “Initial Securityholder Representative Defense Amount” means $100,000, which constitutes a portion of the Securityholder Representative Hold-Back Amount to be delivered to Securityholder Representative at Closing pursuant to Section 3.1(c) and which is to be used by Securityholder Representative to fund Third-Party Claim Defense Costs pursuant to Section 9.4(d).

          “Initial Securityholder Representative Expense Amount” means $150,000, which constitutes a portion of the Securityholder Representative Hold-Back Amount to be delivered to Securityholder Representative at Closing pursuant to Section 3.1(c) and which is to be used by Securityholder Representative to fund its out-of-pocket costs and expenses other than its Third-Party Claim Defense Costs.

          “Intellectual Property” means any and all (i) patents and patent applications (including all provisionals, reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof), (ii) trademarks, service marks, trade names, trade dress, logos, business names, product names, and slogans (including all goodwill associated with the foregoing), (iii) copyrights and registrations and applications to register or renew the registration of any of the foregoing and copyrightable works (including software, code, applications, databases, website content, documentation and related items), (iv) domain name registrations and applications therefor; and (v) trade secrets and other confidential or proprietary information, whether or not registered, including databases, processes, algorithms, formulae, technology, know-how and related improvements.

          “Interim MSRs” has the meaning set forth in Section 3.1(e).

          “Interim MSR Value Statement” has the meaning set forth in Section 3.1(e).

          “Interim MSR Value” has the meaning set forth in Section 3.1(e).

          “Investor” means, as applicable, any Person (including an Agency) having a legal or beneficial interest in a Mortgage Loan or a security backed by or representing an interest in a Mortgage Loan, or any Person with authority to act for and on behalf of any such Person (or Agency), such as a trustee.

          “IP Licenses” has the meaning set forth in Section 4.15(e).

          “IRS” means the United States Internal Revenue Service.

          “Key Manager” means each Person identified as a Key Manager in Exhibit G.

          “Knowledge of Buyer” means the actual knowledge of any of Brian Hargrave, Paul McDade, Michael Szymanski or Maria D’Anza, after due inquiry.

          “Knowledge of the Company” means the actual knowledge of any Key Manager (or, solely for purposes of Sections 4.8, 4.15 and 4.18, Robin Campbell), after due inquiry.

          “Leased Premises” means the real property leased by the Company for use in its business.

          “Liabilities” means liabilities or obligations of any nature whatsoever, known or unknown, fixed or contingent, statutory, contractual or otherwise, disclosed or undisclosed, whether or not accrued, and including fees and expenses associated with the foregoing.

          “Lien” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, defect in title, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

          “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of March 27, 2008 (as amended or modified from time to time after such date).

          “Loan Sale Agreement” has the meaning set forth in Section 4.18(f).

          “Losses” means any damages, losses, charges, Liabilities, claims, demands, actions, suits, Proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties and costs and expenses (including reasonable expenses of investigations, enforcement and collection, reasonable attorneys’ fees and accountants’ fees and reasonable out of pocket disbursements).

          “LTIP” shall mean the Company’s Long-Term Incentive Plan (effective as of March 27, 2008), as amended.

          “Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (a) is materially adverse to the business, assets, Liabilities, operations, prospects, financial condition or results of operations of the Company, or (b) would prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement; provided, that in the case of clause (a) only, “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from: (i) any changes in economic or financial conditions generally (except if such change has had or will have a disproportionate negative effect on the Company relative to other Persons in its industry); (ii) any event, circumstance, change, effect, development, condition or occurrence resulting from or relating to the public announcement of the transactions contemplated by this Agreement or any actions required or prohibited by this Agreement; and (iii) any change in GAAP or Applicable Law (except if such change has had or will have a disproportionate negative effect on the Company relative to other Persons in its industry).

          “Material Contract” mean the following Contracts to which the Company is a party or by which its properties, rights or assets are bound and which are in effect as of the date of this Agreement:

          (a) Contracts for the purchase or lease of services, materials, supplies, merchandise or equipment that require the payment or incurrence of Liabilities equal to or greater than $30,000 in any calendar year;

          (b) Contracts evidencing any Indebtedness in excess of $75,000, including any Warehouse Facilities and any other loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other Contracts relating to the incurrence of Indebtedness or obtaining of or extension of credit;

          (c) Loan Sale Agreements;

          (d) joint venture, partnership and similar agreements involving a sharing of profits or expenses;

          (e) Contracts prohibiting or materially restricting the ability of the Company to operate its business in any geographical area or compete with any Person in the businesses in which the Company operates;

          (f) all leases with respect to the Leased Premises;

          (g) all broker or correspondent agreements or arrangements;

          (h) each material sale, distribution, commission, marketing, agent or franchise Contract relating to or providing for the marketing and/or sale of products and services;

          (i) Contracts involving the acquisition of securities or the assets of a business of another Person as a going concern;

          (j) Contracts between the Company, on the one hand, or any of its managers, members, partners or Holders or with any director, officer or employee of the Company, on the other hand, other than the LLC Agreement;

          (k) any outstanding written commitment to enter into any Contract of the type described in subsection (a) through (j) above.

          “Maximum Amount” has the meaning set forth in Section 6.12(b).

          “Measurement Period” shall mean each 12 consecutive calendar month period for which computation of a Deferred Premium Payment or an Earn-Out Payment is required by this Agreement. The first Measurement Period shall begin on the first day of the first full calendar month following the Closing, with each successive Measurement Period beginning with the first calendar month following completion of the prior Measurement Period.

          “Merger” has the meaning set forth in the preamble hereof.

          “Merger Consideration” means the sum of (i) the Holders’ Closing Payment, to be paid at or as soon as reasonably practicable after the Effective Time, plus (ii) an amount equal to the Holders’ Excess Amount, if any, at the time of the distribution thereof, plus (iii) an amount equal to the Holders’ Excess MSR Amount, if any, at the time of distribution thereof, plus (iv) the Holders’ Deferred Premium Payments, if any, at the time of the distribution thereof, plus (v) the Holders’ Earn-Out Payments, if any, at the time of the distribution thereof, plus (vi) 80% of the remaining Escrow Fund, if any, at the time of distribution thereof in accordance with the terms of the Escrow Agreement.

          “Merger Sub” has the meaning set forth in the preamble hereof.

          “MORA Review” means Fannie Mae’s review of the Company’s compliance with Fannie Mae’s guidelines and assessment of the Company’s operational risks, which review was conducted by Fannie Mae’s Mortgage Origination Risk Assessment (MORA) team and the results of which review are set forth in the MORA Review Report.

          “MORA Review Report” means the Mortgage Origination Risk Assessment (MORA) Review Report dated April 7, 2014.

          “Mortgage” means the mortgage, mortgage deed, deed of trust or other instrument creating a lien upon real property securing the Mortgage Note and related to a Mortgage Loan; except that, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is an accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a lien upon a leasehold estate of the Mortgagor, as the case may be, including any riders, addenda, assumption agreements or modifications relating thereto.

          “Mortgage Loan” means a mortgage loan originated or purchased by the Company.

          “Mortgage Loan Documents” means, with respect to each Mortgage Loan, (i) the original Mortgage Loan documents held by any Custodian, including the Mortgage Note (or, if such document is missing, to the extent permitted under the Applicable Requirements, an equivalent or replacement document, such as a lost note affidavit), and if applicable, cooperative mortgage loan related documents and a power of attorney, a consolidation, extension, assumption and modification agreement, or other modification documents and (ii) all documents required by an Investor to be held by a Custodian under the Applicable Requirements.

          “Mortgage Note” means, with respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor thereunder, including, if applicable, allonges and lost note affidavits.

          “Mortgaged Property” means any real or other property permitted by Applicable Requirements securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property, improved by a residential dwelling, or other property permitted by Applicable Requirements.

          “Mortgagor” means an obligor or co-signer under a Mortgage Loan and his/her successors in title to the Mortgaged Property.

          “MSR Closing Portfolio” means all Servicing Rights owned by the Company as of the Effective Time.

          “MSR Valuation Review Period” has the meaning set forth in Section 3.1(e).

          “Multiple Employer Plan” has the meaning set forth in Section 4.10(e).

          “Net Income Dispute” has the meaning set forth in Section 3.3(c).

          “Net Tangible Assets Adjustment Review Period” has the meaning set forth in Section 3.2(c).

          “Net Tangible Assets Amount” means, as of the related date, the difference of (i) all tangible assets of the Company (excluding all Servicing Rights), minus (ii) all Liabilities of the Company (including, for the avoidance of doubt, all Company Transaction Expenses and all severance expenses, accrued vacation expenses and other contractually or legally imposed obligations and liabilities incurred in accordance with the Company’s policies and procedures, and excluding, for the avoidance of doubt, liabilities relating to the LTIP), in each case, determined in accordance with GAAP and the Net Tangible Assets Calculation Principles. Exhibit B sets forth an illustrative example of the calculation of the Net Tangible Assets Amount of the Company as of March 31, 2014.

          “Net Tangible Assets Calculation Principles” means the methodology, practices and assumptions as set forth on Exhibit C.

          “Notice of MSR Value Disagreement” has the meaning set forth in Section 3.1(e).

          “Notice of Net Tangible Assets Adjustment Disagreement” has the meaning set forth in Section 3.2(c).

          “Other Production” means Production that is not Retail Production (provided, that if the Company’s pricing margins for the “Agent Referral” and “Builder Referral” channels (collectively or individually), as reflected in ratesheet pricing less any fees, concessions, rebates, commissions or other payments related to sourcing of the loan, no longer remain consistent with pricing margins for other Retail Production channels, such “Agent Referral” and “Builder Referral” production shall be considered Other Production for the purposes of Production Earn-Out calculations).

          “Parent” has the meaning set forth in the preamble hereof.

          “Parent Common Stock” means common stock, par value $0.0001 per share, of Parent.

          “Paying Agent” has the meaning set forth in Section 3.1(b).

          “Percentage Share” means, with respect to each Holder, a percentage equal to the quotient of (i) the total number of Units owned by such Person immediately prior to the Effective Time divided by (ii) the Fully Diluted Units.

          “Performance Pool” shall mean the “Performance Pool” created pursuant to the LTIP in connection with the Closing of the Merger as provided in the LTIP.

          “Performance Pool Closing Amount” means the product of (A) 0.20 and (B) the amount by which (x) the Closing Payment exceeds (y) the Performance Pool Threshold.

          “Performance Pool Excess Amount” has the meaning set forth in Section 3.2(f).

          “Performance Pool Excess MSR Amount” has the meaning set forth in Section 3.1(e).

          “Performance Pool Threshold” shall mean an amount equal to a 30% internal rate of return on all Unitholders’ investments in the Company (as defined in the LTIP), as determined in good faith by the Company’s Board of Managers pursuant to Section 4 of the LTIP and being the amount set forth in Section 1.1 of the Company Disclosure Schedule.

          “Performance Unitholder” has the meaning set forth in Section 3.5(a).

          “Performance Units” shall mean Performance Units issued by the Company pursuant to the LTIP that are outstanding and vested as of the Effective Time (including those Units the Company currently intends to grant prior to Closing), which Performance Units and the related Performance Unitholders are set forth in Section 1.1 of the Company Disclosure Schedule.

          “Permits” has the meaning set forth in Section 4.8(a).

          “Permitted Liens” means (i) Liens for taxes, assessments or other governmental charges not yet due, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects, (iv) Liens on assets incurred to finance the acquisition of such assets or the construction of improvements thereon, (v) Liens securing the Company’s obligations under the Warehouse Facilities, (vi) with respect to property other than real property, Liens on assets or properties that do not materially impair business operations or the use of such assets or properties in the ordinary course of business, (vii) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(c) of the Code); (viii) Liens incurred in the ordinary course of business in connection with deposit accounts; (ix) any interest or title of a lessor in the leased assets; (x) any Liens of any landlord/lessor of the Leased Premises or the personal property leases; and (xi) Liens contemplated by any Material Contract (other than Liens resulting from, or created by, a breach of, or default under such Material Contract).

          “Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity.

          “Pre-Closing MSR Cut-Off Date” means a date selected by the Company that is not less than seven (7) Business Days and not more than ten (10) Business Days prior to the Closing Date.

          “Preferred Unit” means a Preferred Unit of the Company.

          “Private Placement Memorandum” means the private placement memorandum of Parent and Buyer in the form provided by Buyer to the Company prior to execution of this Agreement.

          “Proceeding” has the meaning set forth in Section 9.4(a).

          “Production” means, with respect to any Measurement Period, the dollar amount of Mortgage Loans (i) for which legally binding agreements establishing such Mortgage Loans were entered into and (ii) that were funded or, in the case of Wholesale/Correspondent Mortgage Loans, were acquired by the Company during such Measurement Period.

          “Production Earn-Out” has the meaning set forth in Section 3.4(a).

          “Production Earn-Out Payment” has the meaning set forth in Section 3.4(a).

          “Production Earn-Out Release Conditions” means, for a Production Earn-Out associated with a Measurement Period, both (i) the Company has not reported a net loss for such Measurement Period, computed in accordance with GAAP and the terms of Section 3.7, and (ii) Total Annual Production for the Measurement Period was greater than $1.0 billion.

          “Profitability Earn-Out” has the meaning set forth in Section 3.4(b).

          “Profitability Earn-Out Payment” has the meaning set forth in Section 3.4(b).

          “Program Lender” means each of Fannie Mae, Freddie Mac, FHA, GNMA and USDA (as applicable) that holds, controls, owns or guarantees the performance of the applicable Serviced Loans (and, for the avoidance of doubt, excluding any Person that may own, control, hold or guarantee the performance of such Serviced Loans in a manner similar to that currently provided by the Company and excluding any borrower or any guarantor of any borrower under such Serviced Loans).

          “Proposal” means any inquiry, proposal or offer from any Person relating to an Alternative Transaction.

          “Proposed Final MSR Value Statement” has the meaning set forth in Section 3.1(e).

          “Proposed MSR Closing Portfolio Value” has the meaning set forth in Section 3.1(e).

          “Qualified Benefit Plan” has the meaning set forth in Section 4.10(b).

          “Qualifying Holder” has the meaning set forth in Section 3.4(g).

          “Real Property Lease” and “Real Property Leases” have the meaning set forth in Section 4.12(b).

          “Release Conditions Dispute Notice” has the meaning set forth in Section 3.3(c).

          “Release Conditions Failure Statement” has the meaning set forth in Section 3.3(c).

          “Representative” means, with respect to any Person, each of such Person’s directors, managers, officers, employees, agents, attorneys, accountants, consultants, and financial advisors.

          “Repurchase Reserve Threshold” means an amount equal to the loan indemnification reserve set forth in the Final Net Tangible Assets Amount, computed in accordance with the Net Tangible Assets Calculation Principles.

          “Required Financials” has the meaning set forth in Section 6.9.

          “Retail Production” means Production that was originated by Company employees, including Production originated through outbound or inbound internet or email, telemarketing, or direct mail for purchase or refinance purposes. Retail Production (i) includes Mortgage Loans originated through the channels described by the Company as “Retail Lead”, “Retail Street”, “Agent Referral” and “Builder Referral” (provided, that the inclusion of “Agent Referral” and “Builder Referral” in the definition of Retail Production is contingent upon the Company’s relative pricing margins for these channels, as reflected in rate sheet pricing less any fees, concessions, rebates, commissions or other payments related to sourcing of the loan, remaining consistent with the pricing margins of the other Retail Production channels) and (ii) excludes any Wholesale/Correspondent Mortgage Loans.

          “RHS” means the Rural Housing Service.

          “Schedules” shall include the Company Disclosure Schedule, Regulatory Authorization Schedule and Third Party Consent Schedule.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Securityholder Indemnified Parties” has the meaning set forth in Section 9.3(a).

          “Securityholder Representative” has the meaning set forth in Section 10.4(a).

          “Securityholder Representative Defense Fund” means the Initial Securityholder Representative Defense Amount, as supplemented by any additional amounts withheld from any Indemnification Sources in accordance with Section 10.4(e) to cover incurred or expected Third-Party Claim Defense Costs.

          “Securityholder Representative Hold-Back Amount” means $250,000 being the sum of (i) the Initial Securityholder Representative Defense Amount plus (ii) the Initial Securityholder Representative Expense Amount.

          “Senior Key Managers” shall be those Key Managers set forth in Part A of Exhibit G.

          “Service” and “Servicing” mean the responsibilities with respect to servicing the Mortgage Loans under the Applicable Requirements, whether performed as a servicer (including master servicer), subservicer or interim servicer.

          “Serviced Loans” has the meaning set forth in Section 4.18(c).

          “Servicing Agreement” means any Contract, and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and servicer, with respect to Servicing Rights, consisting of, as applicable, any Contracts and other binding documents, including the Guides (as each such Contract and other document has been amended from time to time), and including waivers approved by an Investor, and including the Excess Servicing Rights Agreements, under which the Company is obligated to Service Mortgage Loans relating to the Servicing Rights.

          “Servicing Rights” means (a) all rights to administer and service the Mortgage Loans; (b) any payments or monies payable or received for servicing the Mortgage Loans; (c) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such Servicing Rights and all rights of the Company thereunder, including, but not limited to, any clean-up calls and termination options; (e) the right to collect and hold escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (f) all accounts and other rights to payments related to any of the property described in this paragraph; (g) possession and use of any and all Collateral Files pertaining to the Mortgage Loans or pertaining to the past, present, or prospective servicing of the Mortgage Loans; and (h) all rights, powers and privileges incident to any of the foregoing.

          “SR Operating Agreement” has the meaning set forth in Section 10.4(a).

          “Straddle Period” means any complete Tax period that includes but does not end on the Closing Date.

          “Subsidiary” means, with respect to any Person, a corporation or other entity of which a majority of the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or comparable body) of such corporation or other entity are owned, directly or indirectly, through one or more intermediaries, by such Person.

          “Surviving Company” has the meaning set forth in Section 2.1.

          “Tax” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer registration, excise, utility, environmental, communications, real or personal property, capital interests, unclaimed property or escheatment, license, payroll, wage or other withholding, employment social security, severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties,, additions, and interest applicable thereto) whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (including, for the avoidance of doubt, any obligation to make a tax distribution to members of a partnership or limited liability company).

          “Tax Authority” means the United States Internal Revenue Service or any other Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

          “Tax Return” means any return, declaration, report, claims for refund, statement, information report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Applicable Law, relating to any Tax.

          “Third Party Claim” has the meaning set forth in Section 9.4(a).

          “Third-Party Claim Defense Costs” has the meaning set forth in Section 9.4(d).

          “Third Party Consents” means, with respect to a party, any consent, authorization, approval or waiver from any Person (other than a Governmental Authority or Agency), whether pursuant to any Contract to which such party is bound or otherwise, that is required for the execution and delivery of this Agreement or the other Transaction Agreements.

          “Threshold” has the meaning set forth in Section 9.2(b).

          “TitlePlus Loans” has the meaning set forth in Section 4.18(z).

          “Total Annual Production” means the sum of all Retail Production and Other Production for the applicable Measurement Period.

          “Transaction Agreements” means this Agreement and the Escrow Agreement.

          “Transfer Taxes” has the meaning set forth in Section 6.5(b).

          “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

          “True-Up Escrow Amount” means an amount equal to 10% of the Estimated Net Tangible Assets Amount.

          “True-Up Escrow Fund” has the meaning ascribed thereto in the Escrow Agreement.

          “Unit” means any Common Unit or Preferred Unit.

          “USDA” means the United States Department of Agriculture.

          “VA” means the United States Department of Veterans Affairs.

          “Victoria” shall mean Waterfall Victoria GMFS, LLC, a Delaware limited liability company.

          “Victoria Closing Payment” shall mean Victoria’s Percentage Share of the Holders’ Closing Payment.

          “Warehouse Facility” shall mean the credit facilities and repurchase agreements identified in Section 1.1 of the Company Disclosure Schedule.

          “WARN Act” has the meaning set forth in Section 4.13(g).

          “Wholesale/Correspondent Mortgage Loan” means a Mortgage Loan that was originated by a Person other than the Company or a Company employee. For the avoidance of doubt, Wholesale/Correspondent Mortgage Loans includes Mortgage Loans originated through the channels described by the Company as “Wholesale Broker,” “Non-Delegated Correspondent,” “Delegated Correspondent,” and “Mini-Correspondent.”

     1.2 Interpretation.

          (a) In this Agreement, unless the context otherwise requires, references to:

          (i) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (ii) this Agreement are to this Agreement and the Exhibits and Schedules to it;

          (iii) the preamble or the recitals, or to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to another document are to the preamble, recitals or designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (iv) any reference to a subsection without further reference to a section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

          (v) any Contract (including this Agreement) refer to the Contract as amended, modified, supplemented or replaced from time to time;

          (vi) any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;

          (vii) any Governmental Authority or Agency includes any successor to such Governmental Authority or Agency;

          (viii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

          (ix) the terms defined in this Agreement include the plural as well as the singular, “or” is used in the inclusive sense of “and/or” and the use of any gender herein shall be deemed to include the other gender.

          (b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

          (c) Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

ARTICLE II
THE MERGER

     2.1 The Merger. At the Effective Time and in accordance with the provisions of this Agreement and the applicable provisions of the DLLCA, Merger Sub shall be merged with and into the Company and shall cease to exist, and the Company shall be the Surviving Company in the Merger (hereinafter sometimes called the “Surviving Company”) and shall continue its limited liability company existence under the laws of the State of Delaware.

     2.2 Effective Time. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as shall be agreed upon by the Company and Buyer and as shall be set forth in such certificate) in accordance with the DLLCA, which Certificate of Merger shall be so filed at the time of the Closing. The date and time when the Merger becomes effective are herein referred to as the “Effective Time.”

     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

     2.4 Closing.

          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the satisfaction or waiver of the conditions set forth in Article VII, be held at the offices of Alston & Bird LLP in Washington, D.C., commencing at 10:00 a.m. local time (or such other place and time as the parties shall mutually agree), on the third (3rd) Business Day after the conditions precedent set forth in Article VII (other than conditions to be satisfied at Closing) are satisfied or waived or at such other time as the parties may mutually agree. The date on which the Closing is to occur is hereinafter referred to as the “Closing Date.”

          (b) At the Closing, the Company shall execute a certificate of merger in substantially the form attached as Exhibit K (the “Certificate of Merger”) and cause the Certificate of Merger to be delivered for filing and recordation with the Secretary of State of the State of Delaware in accordance with the DLLCA.

     2.5 Certificate of Formation. The certificate of formation of the Company, as in effect at the Effective Time, shall, by virtue of the Merger, be amended in its entirety in the form prescribed by Buyer prior to Closing, and as so amended shall be the certificate of formation of the Surviving Company until thereafter amended as provided by Applicable Law.

     2.6 Limited Liability Company Agreement of the Surviving Company. The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by Applicable Law.

     2.7 Managers and Officers.

          (a) The managers of Merger Sub shall, from and after the Effective Time, become the managers of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company and Applicable Law.

          (b) The officers of the Company shall, from and after the Effective Time, become the officers of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company and Applicable Law.

ARTICLE III
EFFECT OF THE MERGER

     3.1 Merger Consideration.

          (a) At or following the Effective Time, as applicable, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or any of the Holders:

          (i) Each Unit issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Holder’s Percentage Share of the various components of the Merger Consideration, in accordance with Section 3.1(b).

          (ii) Each Unit held by the Company shall be automatically cancelled and no consideration shall be issued or paid in respect thereof.

          (iii) Each membership interest of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable membership interest of the Surviving Company.

          (b) U.S. Bank National Association shall act, at Buyer’s expense, as paying agent (the “Paying Agent”) in effecting the exchanges provided for herein. Subject in each case to Buyer’s rights of offset set forth in Section 9.7 and to the provisions of the penultimate sentence of Section 6.12(b), and the Securityholder Representative’s rights set forth in Section 10.4(e), each Holder shall be entitled to receive from the Paying Agent or the Escrow Agent, as applicable, in exchange for all Units such Holder holds, such Holder’s Percentage Share of the Merger Consideration. Notwithstanding the foregoing, neither Buyer, the Company, the Surviving Company, the Paying Agent, Escrow Agent nor any other Person shall be liable to any Holder for Merger Consideration duly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (c) At the Closing, Buyer shall:

          (i) deposit with the Paying Agent, for the benefit of, and distribution to, the Holders (other than Victoria) in accordance with their respective Percentage Shares, an amount equal to the Holders’ Closing Payment minus the Victoria Closing Payment, by wire transfer of immediately available funds to such account or accounts of the Paying Agent as the Paying Agent shall designate in writing to Buyer not less than two (2) Business Days prior to the Closing Date;

          (ii) pay to Victoria the Victoria Closing Payment, by wire transfer of immediately available funds to such account or accounts of Victoria as Victoria shall designate in writing to Buyer not less than two (2) Business Days prior to the Closing Date;

          (iii) deliver to the Surviving Company an amount equal to the Performance Pool Closing Amount, which shall be distributed to the Performance Unitholders pro rata in accordance with their respective Performance Units, as may be adjusted prior to the Closing pursuant to the terms of the LTIP, pursuant to the Surviving Company’s payroll practices;

          (iv) deposit the Escrow Amount with U.S. Bank National Association, as the escrow agent (the “Escrow Agent”) pursuant to the Escrow Agreement, by wire transfer of immediately available funds to such account or accounts of the Escrow Agent as the Escrow Agent shall designate in writing to Buyer not less than two (2) Business Days prior to the Closing Date, to be held pursuant to the terms of the Escrow Agreement; and

          (v) deliver to the Securityholder Representative an amount equal to the Securityholder Representative Hold-Back Amount, by wire transfer of immediately available funds to such account or accounts of the Securityholder Representative as the Securityholder Representative shall designate in writing to Buyer not less than two (2) Business Days prior to the Closing Date.

          (d) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or any of the Holders, all rights in respect of all Units of the Company shall cease to exist, other than the right to receive the consideration as described in this Article III, payable, in each case, at the times and subject to the forms provided for therein or elsewhere in this Agreement. At the Effective Time, the unit transfer books of the Company shall be closed and no transfer of Units shall thereafter be made.

          (e) Not less than twenty (20) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Initial MSR Valuation Statement”) setting forth the Company’s proposed valuation of the Initial MSR Portfolio (the “Initial MSR Value”). Absent an objection of Buyer in writing, which shall be delivered to the Company within ten (10) Business Days following delivery of the Initial MSR Valuation Statement, as to the proposed Initial MSR Value set forth in the Initial MSR Valuation Statement, such valuation by the Company shall be the Initial MSR Value used for purposes of determining the Estimated MSR Value. Should Buyer issue an objection to such valuation, it shall include in its objection its proposed adjustments to such valuation and its reasons therefor. The parties shall discuss any such proposed adjustments in good faith, and the Initial MSR Value shall be revised to reflect any adjustments to which the parties have agreed in writing prior to Closing. Absent such agreement, the Company’s valuation shall be the Initial MSR Value used for purposes of determining the Estimated MSR Value. For purposes of determining the Estimated MSR Value, the valuation of mortgage servicing rights recorded by the Company during the period between the Initial MSR Cut-Off Date and the Pre-Closing MSR Cut-Off Date (the “Interim MSRs”) shall equal the book value thereof recorded by the Company in accordance with GAAP. Not less than seven (7) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Interim MSR Value Statement”) setting forth the aggregate book value of the Interim MSRs (the “Interim MSR Value”). The sum of the Initial MSR Value and the Interim MSR Value shall be the “Estimated MSR Value” that is used for purposes of calculating the Closing Payment.

          Within forty-five (45) days after the Closing Date, Buyer shall deliver to the Securityholder Representative a statement (the “Proposed Final MSR Value Statement”) setting forth Buyer’s proposed valuation of the MSR Closing Portfolio (the “Proposed MSR Closing Portfolio Value”). During the thirty (30) days immediately following delivery of the Proposed Final MSR Value Statement (the “MSR Valuation Review Period”), the Securityholder Representative and its Representatives shall be permitted to review relevant books and records of the Surviving Company relating to MSR Closing Portfolio. The Securityholder Representative shall notify Buyer in writing (the “Notice of MSR Valuation Disagreement”) prior to the expiration of the MSR Valuation Review Period if the Securityholder Representative disagrees with the Proposed MSR Closing Portfolio Value set forth in the Proposed Final MSR Value Statement. The Notice of MSR Valuation Disagreement shall set forth in reasonable detail the basis for such disagreement, the amount involved and the Securityholder Representative’s determination of the Proposed MSR Closing Portfolio Value. If no Notice of MSR Valuation Disagreement is received by Buyer on or prior to expiration of the MSR Valuation Review Period, then the Proposed MSR Closing Portfolio Value set forth in the Proposed Final MSR Value Statement shall be deemed to have been accepted by the Securityholder Representative and shall become final and binding upon Buyer and the Holders. If the parties cannot agree on the value of the MSR Closing Portfolio within five (5) Business Days following delivery of a Notice of MSR Valuation Disagreement, the value of the MSR Closing Portfolio, solely to the extent not agreed between Buyer and the Securityholder Representative, shall be determined by Mortgage Industry Advisory Corp. (the “Independent Valuation Expert”). The cost of the Independent Valuation Expert’s review and determination shall be borne equally by Buyer, on the one hand, and the Holders and Performance Unitholders, on the other hand (with the Holders’ and Performance Unitholders’ portion of such cost to be paid on their behalf by the Securityholder Representative from the True-Up Escrow Fund). Within five (5) Business Days after the submission of such matters to the Independent Valuation Expert, or as soon as practicable thereafter, the Independent Valuation Expert, acting as an expert and not as an arbitrator, will make a final determination, binding on the Securityholder Representative, each Holder and Buyer, of the appropriate amount for the portion of the valuation of the MSR Closing Portfolio as to which there is disagreement as specified in the Notice of MSR Valuation Disagreement. The valuation of the MSR Closing Portfolio that is final and binding on the Company, each Holder and Buyer, as if a final, non-appealable arbitral decision or award, as determined either through agreement of the Company and Buyer (deemed or otherwise) or through the determination of the Independent Valuation Expert pursuant to this Section 3.1(e), is referred to herein as the “Final MSR Value”. If no Proposed Final MSR Value Statement is received by the Securityholder Representative within forty-five (45) days after the Closing Date, the Interim MSR Value will be deemed to be the Final MSR Value, provided that the value of mortgage servicing rights recorded by the Company during the period between the Initial MSR Cut-Off Date and the Effective Time, as reasonably determined by the Securityholder Representative in accordance with GAAP and the past practices of the Company, shall be included in such Final MSR Value.

          If the Final MSR Value is less than the Estimated MSR Value, Buyer shall be paid such difference from the Escrow Fund, by wire transfer of same day funds promptly (but in any event within five (5) Business Days after determination of the Final MSR Value). If the Final MSR Value is greater than the Estimated MSR Value (such amount, the “Excess MSR Amount”), Buyer shall promptly (but in any event within five (5) Business Days after determination of the Final MSR Value) (i) deliver an amount equal to 80% of the Excess MSR Amount (the “Holders’ Excess MSR Amount”), by wire transfer of same day funds to the Paying Agent, for distribution to Holders in accordance with their respective Percentage Shares, and (ii) deliver to the Surviving Company an amount equal to 20% of the Excess MSR Amount (the “Performance Pool Excess MSR Amount”), which shall be distributed to Performance Unitholders pro rata in accordance with their respective Performance Units pursuant to the Surviving Company’s payroll practices.

     3.2 Net Tangible Assets Adjustments.

          (a) At least seven (7) Business Days prior to the Closing Date, the Company, after consultation with Buyer, shall prepare and deliver to Buyer a good faith calculation of the Net Tangible Assets Amount, estimated as of the close of business on the Closing Date and based on the Company’s books and records and other information available at the time and prepared in good faith in accordance with the Net Tangible Assets Calculation Principles, pro forma as to, and giving effect for, any transactions or operations previously occurring or anticipated to occur subsequent to its preparation and on or before the Effective Time, including the Merger (the “Estimated Net Tangible Assets Amount”). Absent an objection of Buyer in writing, delivered to the Company prior to the Closing, as to the Estimated Net Tangible Assets Amount, such estimate by the Company shall be used for purposes of determining the Closing Payment. Should Buyer issue an objection to such estimate, it shall provide in writing to the Company its proposed adjustments to the Estimated Net Tangible Assets Amount. The parties shall discuss any such proposed adjustments in good faith, and the estimate by the Company shall be revised to reflect any adjustments to which the parties have agreed in writing prior to Closing. Absent such agreement, the estimate by the Company shall be used for purposes of determining the Closing Payment.

          (b) Within ninety (90) days after the Closing Date, Buyer shall deliver to the Securityholder Representative a statement prepared in good faith (the “Closing Statement”) that shall include and set forth a balance sheet of the Company as of the close of business on the Closing Date (which, for the avoidance of doubt, shall not include any liabilities relating to the LTIP) and setting forth in reasonable detail Buyer’s calculation of the Net Tangible Assets Amount as of the close of business on the Closing Date, which shall be prepared in accordance with the Net Tangible Assets Calculation Principles.

          (c) During the forty-five (45) days immediately following delivery of the Closing Statement (the “Net Tangible Assets Adjustment Review Period”), the Securityholder Representative and its Representatives shall be permitted to review Buyer’s and the Company’s working papers and the working papers of Buyer’s independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Net Tangible Assets Amount therein, as well as the relevant books and records of the Company; provided that the independent accountants of Buyer shall not be obligated to make any working papers available to the Securityholder Representative unless and until the Securityholder Representative has signed a confidentiality and hold harmless agreement relating to such access to working papers in form and substance acceptable to such independent accountants. The Securityholder Representative shall notify Buyer in writing (the “Notice of Net Tangible Assets Adjustment Disagreement”) prior to the expiration of the Net Tangible Assets Adjustment Review Period if the Securityholder Representative disagrees with the Net Tangible Assets Amount set forth in the Closing Statement. The Notice of Net Tangible Assets Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amount involved and the Securityholder Representative’s determination of the Net Tangible Assets Amount as of close of business on the Closing Date. If no Notice of Net Tangible Assets Adjustment Disagreement is received by Buyer on or prior to expiration of the Net Tangible Assets Adjustment Review Period, then the Closing Statement and the Net Tangible Assets Amount set forth in the Closing Statement shall be deemed to have been accepted by the Securityholder Representative and shall become final and binding upon the Securityholder Representative, each Holder and Buyer.

          (d) During the thirty (30) days immediately following the delivery of a Notice of Net Tangible Assets Adjustment Disagreement, the Securityholder Representative and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Net Tangible Assets Adjustment Disagreement. If the parties cannot agree on the Net Tangible Assets Amount within such thirty (30)-day period, the Net Tangible Assets Amount, solely to the extent not agreed between Buyer and the Securityholder Representative, shall be determined by Ernst & Young LLP (the “Independent Accountant”); provided, that in the event that Ernst & Young LLP refuses or is otherwise unable to act as the Independent Accountant, the Securityholder Representative and Buyer shall cooperate in good faith to appoint an independent registered public accounting firm in the United States of national recognition mutually agreeable to the Securityholder Representative and Buyer that has not been engaged by, or otherwise performed any services for, any party or its Affiliates within the past three (3) years and is not in discussions to, or otherwise anticipated to be engaged to, perform any services for any party or its Affiliates within the next twelve (12) months, in which event “Independent Accountant” shall mean such firm. The Securityholder Representative and Buyer shall furnish the Independent Accountant with a statement setting forth the items from the Notice of Net Tangible Assets Adjustment Disagreement which are still in dispute (the “Independent Accountant Dispute Notice”). Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the Securityholder Representative, each Holder and Buyer, as if a final, non-appealable arbitral decision or award, of the appropriate amount of the Net Tangible Assets Amount as to which there is disagreement as specified in the Independent Accountant Dispute Notice, in accordance with the Net Tangible Assets Calculation Principles. With respect to each disputed item, the Independent Accountant’s determination shall be limited to either (i) the amount advocated by the Securityholder Representative in the Notice of Net Tangible Assets Adjustment Disagreement or (ii) the amount advocated by Buyer in the Closing Statement. Under no circumstance will the Independent Accountant have any right, discretion or authority to choose any result other than (i) or (ii). For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Independent Accountant Dispute Notice that are in dispute. The statement of Net Tangible Assets Amount as of the close of business on the Closing Date and the determination of the Net Tangible Assets Amount that is final and binding on the Securityholder Representative, each Holder, and Buyer, as determined either through agreement of the Securityholder Representative and Buyer (deemed or otherwise) or through the determination of the Independent Accountant pursuant to this Section 3.2(d) is referred to herein as the “Final Net Tangible Assets Amount”. During the review by the Independent Accountant, the Securityholder Representative and Buyer shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 3.2(d); provided that the independent accountants of the Securityholder Representative or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a confidentiality and hold harmless agreement relating to such access to working papers in form and substance acceptable to such independent accountants.

          (e) The fees and expenses relating to the work performed by the Independent Accountant pursuant to this Section 3.2 shall be borne in their entirety by either Buyer, on the one hand, or by the Holders, on the other hand, such that the party who submitted the amount the Independent Accountant chooses shall not be responsible for such related fees and expenses. The Holders’ portion of such fees and expenses, if any, shall be paid on their behalf by the Securityholder Representative from the Escrow Fund in accordance with the terms of the Escrow Agreement.

          (f) The Final Closing Payment shall be calculated by recalculating the Closing Payment using the Final Net Tangible Assets Amount in lieu of the Estimated Net Tangible Assets Amount (the “Final Closing Payment”). If the Final Closing Payment is less than the Closing Payment (such amount, the “Deficiency Amount”), Buyer shall be paid by wire transfer of same day funds promptly (but in any event within five (5) Business Days after the Final Net Tangible Assets Amount has been agreed upon or determined by the Independent Accountant) such Deficiency Amount from the Escrow Fund in accordance with the terms of the Escrow Agreement. If the Final Closing Payment is greater than the Closing Payment (such amount, the “Excess Amount”), Buyer shall promptly (but in any event within five (5) Business Days after the Final Net Tangible Assets Amount has been agreed upon or determined by the Independent Accountant) (i) deliver an amount equal to 80% of the Excess Amount (the “Holders’ Excess Amount”), by wire transfer of same day funds to the Paying Agent, for distribution to Holders in accordance with their respective Percentage Shares, and (ii) deliver to the Surviving Company an amount equal to 20% of the Excess Amount (the “Performance Pool Excess Amount”), which shall be distributed to Performance Unitholders pro rata in accordance with their respective Performance Units, as may be adjusted prior to the Closing pursuant to the terms of the LTIP, pursuant to the Surviving Company’s payroll practices.

     3.3 Deferred Premium Payments.

          (a) Subject to Buyer’s rights of offset as set forth in Section 9.7 and to the provisions of the penultimate sentence of Section 6.12(b), and the Securityholder Representative’s rights set forth in Section 10.4(e), for and in respect of each of the first two Measurement Periods, if the Deferred Premium Release Conditions for such Measurement Period are met, the “Deferred Premium Payments” shall consist of (i) an amount equal to 85% of the Deferred Premium Payment Amount (the “Holders’ Deferred Premium Payment”), and (ii) an amount equal to 15% of the Deferred Premium Payment Amount, minus the aggregate Employer Tax Portion of such amount (the “EPP Deferred Premium Payment”).

          (b) If Buyer determines that the Deferred Premium Release Conditions for such Measurement Period were met, such determination to be made within sixty (60) days of the end of the related Measurement Period, Buyer shall promptly give written notice of such determination to the Securityholder Representative and, within ten (10) Business Days following such written notice, (i) deposit an amount equal to the Holders’ Deferred Premium Payment Amount, by wire transfer of immediately available funds to the Paying Agent, for distribution to Holders in accordance with their respective Percentage Shares, and (ii) deliver to the Surviving Company an amount equal to the EPP Deferred Premium Payment, which shall be distributed to EPP Unitholders pro rata in accordance with their respective EPP Units, as may be adjusted pursuant to the terms of the EPP, pursuant to the Surviving Company’s payroll practices. Failure by Buyer to deliver written notice to the Securityholder Representative pursuant to this Section 3.3(b) or the Release Conditions Failure Statement within sixty (60) days of the end of the related Measurement Period shall constitute satisfaction of the Deferred Premium Release Conditions for such Measurement Period and Buyer shall make the payments required by this Section 3.3(b) within ten (10) Business Days of the end of such sixty (60) day period.

          (c) If Buyer determines that any Deferred Premium Release Condition for such Measurement Period is not met, such determination to be made within sixty (60) days of the end of the related Measurement Period, Buyer shall deliver to the Securityholder Representative a statement setting forth in reasonable detail the basis for such determination (a “Release Conditions Failure Statement”). Buyer will permit the Securityholder Representative and its Representatives, on reasonable prior notice, to have reasonable access during normal operating hours to the records and books of account of the Surviving Company that relate in any manner to review of the Release Conditions Failure Statements. Each Release Conditions Failure Statement will be final, conclusive and binding on the parties unless the Securityholder Representative provides a written notice (a “Release Conditions Dispute Notice”) to Buyer no later than the forty-fifth (45th) day after the delivery to the Securityholder Representative of such Release Conditions Failure Statement. Any Release Conditions Dispute Notice must set forth in reasonable detail the Securityholder Representative’s basis for asserting that such Deferred Premium Release Conditions have been satisfied. Buyer and the Securityholder Representative will attempt to promptly resolve the matters raised in a Release Conditions Dispute Notice in good faith. In the event that the matters in dispute relate solely to whether the Company has reported a net loss for such Measurement Period, computed in accordance with GAAP and the terms of Section 3.7 (a “Net Income Dispute”), beginning ten (10) Business Days after delivery of the Release Conditions Dispute Notice, either Buyer or the Securityholder Representative may provide written notice to the other that it elects to submit the Net Income Dispute to the Independent Accountant. Buyer and the Securityholder Representative shall submit to the Independent Accountant in writing their final determinations regarding the Net Income Dispute and the rationale for such determination. The Independent Accountant shall review such final determinations and make a selection as to which of the final determinations submitted to it is, in the aggregate, more accurate. The fees and expenses of the Independent Accountant shall be borne in their entirety either (i) by the Securityholder Representative, in the case that the Independent Accountant determines that the Company has reported a net loss for such Measurement Period, computed in accordance with GAAP and the terms of Section 3.7 (in which case such fees and expenses shall be paid from any remaining Indemnification Sources), or (ii) by Buyer, in the case that the Independent Accountant determines that that the Company has not reported a net loss for such Measurement Period, computed in accordance with GAAP and the terms of Section 3.7. The decision of the Independent Accountant shall be final, non-appealable, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its commercially reasonable good faith efforts to cooperate with the Independent Accountant (including by executing a customary engagement letter acceptable to it) and to cause the Independent Accountant to resolve any such dispute as soon as practicable after the commencement of the Independent Accountant’s engagement. Subject to Buyer’s rights of offset as set forth in Section 9.7 and to the provisions of the penultimate sentence of Section 6.12(b), and the Securityholder Representative’s rights set forth in Section 10.4(e), within ten (10) Business Days after final determination that the Deferred Premium Release Conditions have been satisfied, Buyer shall (x) deliver an amount equal to the Holders’ Deferred Premium Payment, by wire transfer of immediately available funds to the Paying Agent, for distribution to Holders in accordance with their respective Percentage Shares, and (ii) deliver to the Surviving Company an amount equal to the EPP Deferred Premium Payment, which shall be distributed to EPP Unitholders pro rata in accordance with their respective EPP Units, as may be adjusted pursuant to the terms of the EPP, pursuant to the Surviving Company’s payroll practices.

     3.4 Earn-Outs.

          (a) Production Earn-Outs. Subject to Buyer’s rights of offset as set forth in Section 9.7 and to the provisions of the penultimate sentence of Section 6.12(b), the Securityholder Representative’s rights set forth in Section 10.4(e), and subject to Section 3.4(c), for each of the first three (3) Measurement Periods, if the Production Earn-Out Release Conditions for such Measurement Period have been met, the “Production Earn-Out” shall consist of (i) an amount payable to Holders (the “Holders’ Production Earn-Out Payment”) equal to the product of (x) 0.85 and (y) the sum of: (A) eighteen (18) basis points (0.18%) of all Retail Production (other than “Builder Referral” Production), but only if total Retail Production (which, for the avoidance of doubt, subject to the proviso in the definition of Retail Production, shall include “Agent Referral” and “Builder Referral” Production) is equal to or greater than $400 million during the applicable Measurement Period; plus (B) subject to the proviso in the definition of Retail Production, thirteen (13) basis points (0.13%) of all “Builder Referral” Production, but only if total Retail Production (which, for the avoidance of doubt, subject to the proviso in the definition of Retail Production, shall include “Agent Referral” and “Builder Referral” Production) is equal to or greater than $400 million during the applicable Measurement Period; plus (C) eight (8) basis points (0.08%) of Other Production, and (ii) an amount allocated to the EPP Pool (and payable to the EPP Unitholders pro rata in accordance with their respective EPP Units, as may be adjusted pursuant to the terms of the EPP) equal to the product of (x) 0.15 and (y) the sum of: (A) eighteen (18) basis points (0.18%) of all Retail Production (other than “Builder Referral” Production), but only if total Retail Production (which, for the avoidance of doubt, subject to the proviso in the definition of Retail Production, shall include “Agent Referral” and “Builder Referral” Production) is equal to or greater than $400 million during the applicable Measurement Period; plus (B) subject to the proviso in the definition of Retail Production, thirteen (13) basis points (0.13%) of all “Builder Referral” Production, but only if total Retail Production (which, for the avoidance of doubt, subject to the proviso in the definition of Retail Production, shall include “Agent Referral” and “Builder Referral” Production) is equal to or greater than $400 million during the applicable Measurement Period; plus (C) eight (8) basis points (0.08%) of Other Production, minus the aggregate Employer Tax Portion of such amount (the “EPP Production Earn-Out Payment” and, together with the Holders’ Production Earn-Out Payment, the “Production Earn-Out Payment”). Set forth on Exhibit E are sample calculations, for illustrative purposes only, of the Production Earn-Out Payments.

          (b) Profitability Earn-Outs. Subject to Buyer’s rights of offset as set forth in Section 9.7 and to the provisions of the penultimate sentence of Section 6.12(b), the Securityholder Representative’s rights set forth in Section 10.4(e), and subject to Section 3.4(c), for each of the first four (4) Measurement Periods, the “Profitability Earn-Out” shall consist of (i) an amount payable to Holders (the “Holders’ Profitability Earn-Out Payment”) equal to the product of (x) 0.85 and (y) fifteen percent (15%) of Earn-Out Net Income for the applicable Measurement Period, and (ii) an amount allocated to the EPP Pool (and payable to the EPP Unitholders pro rata in accordance with their respective EPP Units, as may be adjusted pursuant to the terms of the EPP) equal to the product of (x) 0.15 and (y) fifteen percent (15%) of Earn-Out Net Income for the applicable Measurement Period, minus the aggregate Employer Tax Portion of such amount (the “EPP Profitability Earn-Out Payment” and, together with the Holders’ Profitability Earn-Out Payment, the “Profitability Earn-Out Payment”). Set forth on Exhibit F are sample calculations, for illustrative purposes only, of the Profitability Earn-Out Payments.

          (c) Earn-Out Payment Limitations. Notwithstanding the foregoing paragraphs (a) and (b), all Earn-Out Payments are subject to the following limitations:

          (i) in no event shall Production Earn-Out Payments in respect of Other Production exceed $1.25 million in any Measurement Period (before giving effect to Buyer’s rights of offset as set forth in Section 9.7 or the provisions of the penultimate sentence of Section 6.12(b) and the Securityholder Representative’s rights set forth in Section 10.4(e));

          (ii) in no event shall aggregate Production Earn-Out Payments for all Measurement Periods exceed $6 million (before giving effect to Buyer’s rights of offset as set forth in Section 9.7 or the provisions of the penultimate sentence of Section 6.12(b) and the Securityholder Representative’s rights set forth in Section 10.4(e)); and

          (iii) in no event shall aggregate Earn-Out Payments for all Measurement Periods exceed $20 million (before giving effect to Buyer’s rights of offset as set forth in Section 9.7 or the provisions of the penultimate sentence of Section 6.12(b) and the Securityholder Representative’s rights set forth in Section 10.4(e)).

          (d) Earn-Out Statements. Within one hundred twenty (120) days after the end of each Measurement Period, Buyer shall deliver to the Securityholder Representative a written statement (an “Earn-Out Statement”) setting forth in reasonable detail Buyer’s proposed determination of Earn-Out Net Income, Retail Production, Other Production, Total Annual Production and the amounts of the Earn-Out Payments, if any, for such Measurement Period, and the basis for Buyer’s determination thereof. Subject to Buyer’s rights of offset as set forth in Section 9.7 and to the provisions of the penultimate sentence of Section 6.12(b), and the Securityholder Representative’s rights set forth in Section 10.4(e), within fifteen (15) Business Days after the earliest of (i) receipt by Buyer of the Securityholder Representative’s written acceptance of the Earn-Out Statement, (ii) the Securityholder Representative’s deemed acceptance of the Earn-Out Statement as provided in Section 3.4(e), and (iii) resolution of any dispute with respect to the Earn-Out Statement as provided in Section 3.4(e) (each an “Earn-Out Determination Date”), Buyer shall (x) deliver an amount equal to the sum of the Holders’ Production Earn-Out Payment, if any, and Holders’ Profitability Earn-Out Payment, if any, by wire transfer of immediately available funds to the Paying Agent, for distribution to Holders in accordance with their respective Percentage Shares, and (ii) deliver to the Surviving Company an amount equal to the sum of the EPP Production Earn-Out Payment, if any, and EPP Profitability Earn-Out Payment, if any, which shall be distributed to EPP Unitholders pro rata in accordance with their respective EPP Units, as may be adjusted pursuant to the terms of the EPP, in accordance with the Surviving Company’s payroll practices. If the Buyer fails to deliver an Earn-Out Statement within one hundred twenty (120) days after the end of a Measurement Period, the aggregate Earn-Out Payment for such Measurement Period shall be equal to the greater of $5 million or such greater amount that would otherwise be payable for such Measurement Period.

          (e) Dispute Procedure. The Securityholder Representative shall have a period of up to forty-five (45) days from the delivery of each Earn-Out Statement to deliver a written notice (an “Earn-Out Dispute Notice”) to Buyer disagreeing with any calculation or amount in such Earn-Out Statement and setting forth a calculation of the applicable Earn-Out Payment and specifying the items or amounts as to which the Securityholder Representative disagrees. If no Earn-Out Dispute Notice is received by Buyer on or prior to the close of business on the last day of such forty-five (45)-day period, the Earn-Out Statement and the calculation of the Earn-Out Payments set forth therein shall be deemed accepted by the Securityholder Representative on behalf of all Holders and participants in the EPP. If any such Earn-Out Dispute Notice is timely provided, Buyer and the Securityholder Representative shall use their commercially reasonable good faith efforts for a period of thirty (30) days to resolve any disagreements with respect to the calculation of any Earn-Out Payments. If, at the end of such period, they are unable to resolve such disagreement(s), then within five (5) Business Days such disagreements shall be referred to the Independent Accountant who shall resolve any remaining disagreements. The Independent Accountant shall review those items remaining in dispute as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Independent Accountant, based solely on written submissions to the Independent Accountant by the Securityholder Representative and Buyer and not on its independent review of the Earn-Out Statement, and shall determine whether and to what extent (if any) any Earn-Out Payment requires adjustment. Each of the parties to this Agreement agrees to use its commercially reasonable good faith efforts to cooperate with the Independent Accountant (including by executing an engagement letter acceptable to it) and to cause the Independent Accountant to resolve any such dispute as soon as practicable after the commencement of the Independent Accountant’s engagement. With respect to each disputed item, such determination shall be equal to either (i) the amount advocated by the Securityholder Representative in the Earn-Out Dispute Notice, or (ii) the amount advocated by Buyer in the Earn-Out Statement with respect to such disputed item. Under no circumstance will the Independent Accountant have any right, discretion or authority to choose any result other than (i) or (ii). For the avoidance of doubt, the Independent Accountant shall not review any items or make any determination with respect to any matter other than those matters in the Earn-Out Dispute Notice that are in dispute. The fees and expenses relating to the work performed by the Independent Accountant pursuant to this Section 3.4 shall be borne in their entirety either by Buyer, on one hand, or by the Holders and the EPP Unitholders, on the other hand, such that the party who submitted the amount the Independent Accountant chooses shall not be responsible for such related fees and expenses. Subject to Section 9.7, any amounts to be paid by the Holders and the EPP Unitholders to Buyer shall be paid from any remaining Indemnification Sources. The determination of the Independent Accountant shall be set forth in a written statement delivered to the Securityholder Representative and Buyer and shall be final, non-appealable, conclusive and binding on the parties.

          (f) Access to Surviving Company Records; Referral Information. At all times during the applicable review period, Buyer will permit the Securityholder Representative and its Representatives, on reasonable prior notice, to have reasonable access during normal operating hours to the records and books of account of the Surviving Company that relate in any manner to review of the Earn-Out Statements.

          (g) Earn-Out Payments Paid in Common Stock. Notwithstanding anything to the contrary in this Section 3.4, in Buyer’s absolute and sole discretion, Buyer may elect, to the extent the conditions of, and the Buyer’s obligations under, this Section 3.4(g) can be satisfied, to pay up to fifty percent (50%) of any Earn-Out Payment that is payable to any Qualifying Holder by delivering, or causing Parent to deliver to such Qualifying Holder, a number of shares of Parent Common Stock equal to the amount of such Earn-Out Payment that is payable to such Holder divided by the Average Stock Price, with cash being paid at the Average Stock Price in lieu of the issuance of any fractional share of Parent Common Stock. Any Parent Common Stock delivered to any Qualifying Holder in partial satisfaction of any Earn-Out Payment pursuant to this Section 3.4(g) (“Earn-Out Common Stock”) will be issued to Qualifying Holders in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable Blue Sky Laws. Issuance of such Earn-Out Common Stock to any Holder will be conditioned upon such Holder’s completion of an Investor Questionnaire, a form of which is attached hereto as Exhibit J, and such Holder’s confirmation that it qualifies as an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act (each a “Qualifying Holder”). Prior to the issuance of any shares of Earn-Out Common Stock, Buyer shall cause Parent to take all such action as may be required to effect the registration under the Securities Act of such shares of Earn-Out Common Stock, all to the extent necessary to permit the disposition by Qualifying Holders of the Earn-Out Common Stock received by such Qualifying Holders. Buyer shall also cause Parent to use its commercially reasonable efforts to list all shares of Earn-Out Common Stock on the New York Stock Exchange (or such other national securities exchange where Parent Common Stock may be listed from time to time), subject to official notice of issuance. Accordingly, Buyer shall ensure that immediately following the issuance of any shares of Earn-Out Common Stock, Parent will have an effective registration statement that will permit the free transfer of such shares pursuant to such registration statement (subject only to any trading restrictions on insiders that may apply to such Qualifying Holders, it being agreed that any Qualifying Holder with access to the Company’s computations pursuant to Sections 3.1(e), 3.2, 3.3 or 3.4 or the Company’s books and records pursuant to Section 6.2 or in connection with any disputes arising under Sections 3.1(e), 3.2, 3.3 or 3.4 or Article IX shall be deemed to be an insider for such purpose).

     3.5 Performance Pool and EPP.

          (a) In connection with the Closing, the Company will, pursuant to the LTIP, establish the Performance Pool, pursuant to which each holder of a Performance Unit (each a “Performance Unitholder”) shall be entitled to receive, subject in each case to Buyer’s rights of offset set forth in Section 9.7 and to the provisions of the penultimate sentence of Section 6.12(b) and the Securityholder Representative’s rights set forth in Section 10.4(e), pro rata in accordance with their respective Performance Units, as may be adjusted prior to the Closing pursuant to the terms of the LTIP, (i) the Performance Pool Closing Amount, if any, at or as soon as reasonably practicable after the Effective Time, (ii) the Performance Pool Excess Amount, if any, at the time of its distribution, (iii) the Performance Pool Excess MSR Amount, if any, at the time of its distribution, and (iv) 20% of the remaining Escrow Fund, if any, at the time of its distribution in accordance with the Escrow Agreement.

          (b) In connection with the Closing, the Company will, pursuant to the EPP, establish the EPP Pool, pursuant to which each holder of an EPP Unit (each an “EPP Unitholder”) shall be entitled to receive, subject in each case to Buyer’s rights of offset set forth in Section 9.7 and to the provisions of the penultimate sentence of Section 6.12(b), and the Securityholder Representative’s rights of offset set forth in Section 10.4(e), pro rata in accordance with their respective EPP Units, as may be adjusted pursuant to the terms of the EPP, (i) the EPP Deferred Premium Payments, if any, at the time of their distribution, (ii) the EPP Production Earn-Out Payments, if any, at the time of their distribution, and (iii) the EPP Profitability Earn-Out Payments, if any, at the time of their distribution.

          (c) The parties agree that, to the extent permitted under the Code and by Applicable Law, for federal income tax purposes, amounts paid with respect to the LTIP shall not be treated as consideration for, or included in the amount realized by the Holders with respect to, Common Units or Preferred Units, and shall not be taken into income by the Holders. All such amounts shall be considered as compensation paid by the Company (or, as applicable, Buyer as the sole member of the Company) and taken into income by the Performance Unitholders subsequent to Closing, to the extent permitted under the Code and by Applicable Law.

          (d) The parties agree that for federal income tax purposes, amounts paid with respect to the EPP shall not be treated as consideration for, or included in the amount realized by the Holders with respect to, Common Units or Preferred Units, and shall not be taken into income by the Holders. All such amounts shall be considered as compensation paid by the Company (or, as applicable, Buyer as the sole member of the Company) and taken into income by EPP Unitholders subsequent to Closing.

     3.6 Withholding. Notwithstanding any other provision in this Agreement, Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement or the Transaction Agreements, including the Company or the Surviving Company with respect to the LTIP and the EPP) shall be entitled to deduct and withhold from the payments to be made to the Person entitled to receive such payments pursuant to this Agreement, the LTIP or the EPP any Tax required to be deducted and withheld with respect to the making of such payments under the Code, the Treasury Regulations issued thereunder or any other Applicable Law. To the extent that amounts so withheld and deducted pursuant to this Section 3.6, such withheld amounts shall be treated for all purposes of this Agreement, the LTIP and the EPP as having been paid to such Person in respect of which such deduction and withholding was made. The Party that withholds any such amount shall pay the withheld amount to the appropriate Tax Authority in the time and manner required by applicable Tax Law, as well as issue to the related Persons such forms as may be required by applicable Tax Law.

     3.7 Post-Closing Financial Parameters. For purposes of computing the net profit/net loss and net income of the Surviving Company during any Measurement Period, which computation will be used, in part, to determine whether any Deferred Premium Payments and Earn-Out Payments are owing by Buyer and, if so, the amount thereof, (i) the following expenses of the Surviving Company shall be excluded from such computation: all third-party fees and expenses (including any bonus and success fees) incurred by the Company and accrued or paid prior to the Closing in connection with the drafting, negotiation, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated herein, including the fees and expenses of the accountants, lawyers, financial advisors, consultants and other advisors of the Company; all Transfer Taxes; all corporate overhead expenses of Buyer, Parent and their respective Affiliates; any management fees payable by the Surviving Company to Buyer, Parent and their respective Affiliates; and interest expense associated with any Indebtedness of the Surviving Company to Buyer, Parent and their respective Affiliates, and (ii) if any assets of the Company are transferred to any Affiliate, any gain or loss on such transfer shall be disregarded, and all income and expense associated with such transferred assets shall continue to be included as income and expense of the Surviving Company, on a pro forma basis as if such assets had not been so transferred.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer and Merger Sub that:

     4.1 Organization; Power. The Company and the Securityholder Representative are duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and the Securityholder Representative are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the conduct of their respective businesses or the ownership of their respective assets makes such qualification or license necessary, and the Company and the Securityholder Representative each has the full power and authority necessary to own its respective assets and to carry on its respective business as it is now being conducted. Neither the Company nor the Securityholder Representative has any Subsidiaries.

     4.2 Authority Relative to Agreement. The Company and the Securityholder Representative each has the limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which the Company and/or the Securityholder Representative, as applicable, is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company and the Securityholder Representative of this Agreement and each other Transaction Agreement to which the Company and/or the Securityholder Representative, as applicable, is or will be a party, the performance of their respective obligations hereunder and thereunder and their consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Without limiting the foregoing, the only action or approval of Holders required in connection with the Merger, this Agreement, the other Transaction Agreements or the other transactions contemplated hereby or thereby is receipt of the approval of a “Unitholder Super Majority” and a “Preferred Unitholder Majority” (as each such term is defined in the LLC Agreement), each of which has been obtained. This Agreement has been and each of the Transaction Agreements will be at or prior to the Closing duly and validly executed and delivered by the Company and Securityholder Representative and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitutes the Company’s and the Securityholder Representative’s legal and binding obligation, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles. No Holder is entitled to any dissenters’ or similar rights under Delaware law, the Certificate of Formation, the LLC Agreement or any other Applicable Law or Contract.

     4.3 Non-Contravention. The execution and delivery of this Agreement and the other Transaction Agreements by the Company does not, and the consummation of the transactions contemplated hereby and thereby and the performance by it of the obligations which it is obligated to perform or cause to be performed hereunder and thereunder will not: (a) violate any provision of the Certificate of Formation or the LLC Agreement; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority and Agency referred to in Section 4.4(a) and all Third Party Consents referred to in Section 4.4(b) have been obtained or made, (i) violate any Applicable Law to which the Company is subject, (ii) violate, result in the termination or acceleration of, or conflict with or constitute a default under, any Contract to which the Company is a party or (iii) result in the creation of any Lien (other than Permitted Liens) on any of the assets of the Company.

     4.4 Consents.

          (a) Except as described in Section 4.4(a) of the Company Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority or Agency (collectively, “Governmental/Agency Approvals”) is required for the execution and delivery of this Agreement or the other Transaction Agreements by the Company, the performance of its obligations hereunder and thereunder or its consummation of the transactions contemplated hereby and thereby.

          (b) Except as described in Section 4.4(b) of the Company Disclosure Schedule, no Third Party Consent is required for the execution and delivery of this Agreement or the other Transaction Agreements by the Company, the performance of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby.

     4.5 Capitalization.

          (a) Section 4.5(a) of the Company Disclosure Schedule lists, as of the date hereof, the record holders of all of the equity interests of the Company and the amount and class of such equity interests such holders own. All issued and outstanding Units of the Company are duly authorized, validly issued, fully paid and non-assessable.

          (b) Except as set forth on Section 4.5(b) of the Company Disclosure Schedule, there are no (i) outstanding rights, options, warrants or other agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or which give any Person a right to subscribe for or acquire from the Company, any equity interest in the Company or any securities or interests exercisable or exchangeable for or convertible into any equity interest in the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) unit appreciation rights, phantom units or similar plans or rights pursuant to which the Company has any obligations, including Performance Units, or (iii) voting trusts, proxies, or similar agreements to which the Company is a party with respect to the equity interests of the Company. No Indebtedness of the Company has the right to vote (or is convertible into, or exercisable or exchangeable for, equity interests having the right to vote) on any matters on which the Company’s holders of equity interests may vote are issued or outstanding.

          (c) The Company has no obligation to purchase, redeem or otherwise acquire any equity interest of the Company or any interests therein from any Person.

     4.6 Financial Statements. The Company has previously provided Buyer with (i) the audited balance sheets of the Company as of December 31, 2012 and 2013, and (ii) the audited statements of operations, changes in members’ equity, and cash flows of the Company for the years ended December 31, 2011, 2012 and 2013 (including the notes and supplemental information thereto and the independent auditors’ report thereon, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, as of the dates and for the periods set forth therein, the consolidated financial position, results of operations and cash flows, as the case may be, of the Company.

     4.7 Litigation. Except as set forth in Section 4.7(a) of the Company Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company by or before any Governmental Authority. Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, there are no outstanding judgments, decrees, injunctions or orders of any Governmental Authority to which the Company is subject. Set forth in Section 4.7(c) of the Company Disclosure Schedule is a description of all claims and demands asserted in writing or, to the Knowledge of the Company, orally by any Investor against the Company from and after January 1, 2011, which description includes the resolution thereof or, if not resolved as of the date hereof, the current status thereof.

     4.8 Compliance with Laws; Permits and Licenses.

          (a) The Company holds all permits, licenses, authorizations, memberships, consents, registrations, qualifications, exemptions, orders, franchises, approvals or other rights and privileges of any Governmental Authority or Agency necessary and material to conduct its business as presently conducted (collectively, the “Permits”). The Company has not done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of any Permits (including any Permits of any Agency or Governmental Authority). Section 4.8(a) of the Company Disclosure Schedule contains a true, correct and complete listing of all Permits, which listing provides whether or not the Company is in good standing with the permitting entity or according to the terms of the Permit and the Permit terms and expected dates of expiration.

          (b) Except as set forth on Section 4.8(b) of the Company Disclosure Schedule, since January 1, 2010, the Company has complied with all Applicable Laws, and is not in violation of, and has not received any written or, to the Knowledge of the Company, oral notices of violation with respect to, and is not the subject of any pending audit or investigation with respect to, any Applicable Laws in connection with the conduct of its businesses or the ownership or operation of its businesses, assets and properties, including state usury, consumer lending and insurance laws, CFPB-issued regulations and directives, the Truth in Lending Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the USA PATRIOT Act, the Gramm-Leach-Bliley privacy laws and all applicable state and local privacy and data protection laws, the International Money Laundering Abatement and Anti-Terrorist Financing Act, the Home Mortgage Disclosure Act, the federal Fair Housing Act, the Equal Credit Opportunity Act, all federal, state and local laws enacted to combat predatory lending practices, the Homeowners Protection Act, the Flood Disaster Protection Act, the Federal Trade Commission Act, and other federal, state, local and foreign laws or regulations regulating employment practices, wage and hour obligations, mortgage origination, mortgage banking, mortgage brokerage or agency, other commercial or personal loans, and lending or servicing loans generally, in each case to the extent applicable to the Company.

     4.9 Absence of Certain Changes. Except as set forth on Section 4.9 of the Company Disclosure Schedule, since December 31, 2013, the Company has conducted its business in the ordinary course consistent with past practices and the Company has not:

          (a) granted any Lien (other than a Permitted Lien or any other Lien arising from Indebtedness of less than $75,000) upon any of its assets, other than in the ordinary course of business consistent with past practices;

          (b) sold, transferred, licensed or leased any material portion of its assets other than in the ordinary course of business consistent with past practices;

          (c) cancelled or compromised any Indebtedness or any debt owed to it, or waived or released any right of material value, other than in the ordinary course of business consistent with past practices;

          (d) suffered any material physical damage, destruction or loss (whether or not covered by insurance);

          (e) made any material change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates except as required by GAAP;

          (f) entered into or amended any Material Contract or terminated any Contract that would be a Material Contract if still in existence on the date hereof, other than in the ordinary course of business consistent with past practices;

          (g) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee, member, manager, or consultant of the Company other than in the ordinary course of business consistent with past practices;

          (h) entered into, amended, adopted, contributed to, or become obligated to contribute to, any Benefit Plan or any other benefit plan, policy, program, arrangement or agreement of any kind, or entered into or awarded any collective bargaining agreement or any other Contract affecting any employee of the Company;

          (i) amended the Certificate of Formation or LLC Agreement;

          (j) cancelled or waived any right, demand, claim or complaint alleging actual or potential liability with a value in excess of $50,000;

          (k) (i) issued, granted or sold any equity interest, (ii) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any equity interest, (iii) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this paragraph (k), or (iv) made any other changes in its equity capital structure;

          (l) declared, set aside or paid any dividend or other distribution (whether in cash, equity interests, property or any combination thereof) in respect of any equity interests, or purchased, redeemed or otherwise acquired, any equity interests;

          (m) other than capital expenditures that do not exceed $50,000 individually or $100,000 in the aggregate or appropriations or commitments with respect thereto of no more than $50,000, made any capital expenditures or appropriations or commitments with respect thereto;

          (n) except for Indebtedness under the Warehouse Facilities, created, incurred or assumed any Indebtedness in excess of $75,000 in the aggregate;

          (o) paid, discharged or satisfied claims or Liabilities that involve payments or commitments to make payments exceeding $50,000 in the aggregate, other than in the ordinary course of business consistent with past practices;

          (p) assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness of any other Person;

          (q) entered into any transaction or series of related transactions not in the ordinary course of business involving total payments to or by it of, or involving the acquisition or disposition by it of property, assets or rights having a value of, more than $50,000 in the aggregate;

          (r) settled any Tax audit, claim, assessment or other Proceeding, made or changed any Tax accounting or recording method, period or election or filed any amended Tax Return, entered into any closing agreement, surrendered any right to claims a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any member of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

          (s) taken any action or omitted to take any action which has resulted in or would reasonably be expected to result in a Material Adverse Effect;

          (t) obligated itself, whether in writing or orally, to do any of the foregoing; or

          (u) had a Governmental/Agency Approval revoked, suspended, withdrawn or denied.

     4.10 Employee Benefits Matters.

          (a) Section 4.10(a) of the Company Disclosure Schedule lists each material (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, (ii) severance, change in control and employment plan, or other contracts or arrangements, and (iii) vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy sponsored by the Company in which employees of the Company participate (collectively, the “Benefit Plans”). The Company has made available to Buyer a true and complete copy of each such Benefit Plan document, policy or summary plan description thereof.

          (b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, the Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended, and the Health Insurance Portability and Accountability Act of 1996, as amended), and other Applicable Laws and have been administered, in all material respects, in accordance with their terms and such laws. Each Benefit Plan that constitutes a group health plan subject to Code Section 4980H is, or will be, prepared to determine and offer coverage to full-time employees as required to avoid the excise taxes under Code Section 4980H. Each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable IRS determination letter or opinion letter that it is qualified under Section 401(a) of the Code (“Qualified Benefit Plan”) that has not been revoked, and, except as set forth in Section 4.10(b) of the Company Disclosure Schedule, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan or related trust. Each trust created under a Qualified Benefit Plan has been determined to be exempt from Tax under Section 501(a) of the Code and except as set forth in Section 4.10(b) of the Company Disclosure Schedule, the Company is not aware of any circumstances that could result in the revocation of the exemption. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, the Company has not taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Authority with respect to any Benefit Plan or Qualified Benefit Plan, and there are no material plan defects that would qualify for correction under any such program.

          (c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedule or for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to any Benefit Plan.

          (d) No Tax Liabilities have arisen and are currently unpaid in relation to a violation of any applicable Benefit Plan of Section 409A of the Code, nor is any Tax Liability expected to arise in connection with any payment as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, all Benefit Plans subject to Section 409A of the Code have been amended to conform to Section 409A prior to the deadline provided in Internal Revenue Service Notice 2010-6 and at all times after December 31, 2008 have complied, both in form and operation, in all material respects with the requirements of Section 409A of the Code and the final regulations and other applicable guidance. No Benefit Plan provides for the reimbursement of Taxes under Section 409A of the Code.

          (e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, the Company does not provide any medical benefits under any employee benefit plan to employees or former employees after retirement or other severance from employment other than as required under Section 4980B of the Code.

          (f) The Company has complied in all material respects with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

          (g) Neither the Company, any ERISA Affiliate of the Company nor any fiduciary of a Benefit Plan has engaged in a nonexempt “prohibited transaction” (described in Code Section 4975 or Section 406 of ERISA) that would subject the Company or any ERISA Affiliate of the Company to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

          (h) Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, the Company has never maintained or been obligated to contribute to (i) a Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code (a “Multiple Employer Plan”), and neither the Company nor any ERISA Affiliate of the Company has incurred any withdrawal liability to a multiemployer plan as a result of a complete or partial withdrawal from such plan under Section 4063 or Section 4064 of ERISA.

          (i) Set forth in Section 4.10(i) of the Company Disclosure Schedule is a list of all outstanding loans by the Company to any of its employees.

     4.11 Taxes.

          (a) The Company is treated as a partnership for US federal income tax purposes and has been so treated at all times prior to the date hereof and has filed all Tax Returns consistent with such treatment and has not filed any elections inconsistent with such treatment for U.S. federal income tax purposes (and applicable state and local purposes).

          (b) The Company has duly and timely (after giving effect to any valid extensions of time in which to make such filings) filed all federal and state Tax Returns and all other material Tax Returns required to be filed by or on behalf of the Company, and each Tax Return filed, whether or not required to be filed, has been prepared in substantial compliance with Applicable Law and is true, correct and complete in all material respects. All Taxes due and payable by or with respect to the Company have been paid in full (whether or not such Taxes are shown as due on any Tax Returns), and all deficiencies asserted or assessments made by any Tax Authority of Tax Returns of or covering the Company, have been fully paid or are being contested in good faith and adequate reserves have been established on the applicable Financial Statements in connection therewith. No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to the Company, and the Company has not received from any federal, state, local, or non-U.S. Tax Authority (including jurisdictions where the Company has not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority against the Company. No claim has been made against the Company in writing by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

          (c) There are no Liens for Taxes upon the assets of the Company, except for Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the applicable Financial Statements.

          (d) The Company (i) is not currently the beneficiary of any extension of time within which to file any Tax Return and (ii) has not consented to extend the time in which any material amount of Tax may be assessed or collected by any Tax Authority or waived any statute of limitations with respect to any Taxes.

          (e) The Company has withheld and paid all Taxes required to have been withheld and paid by the Company in connection with any amounts paid or owing to any member, partner, employee, independent contractor, creditor, stockholder, or other Person and the Company has timely filed all related forms (including Forms W-2 and equivalent state forms). Each individual who has received any material amounts of compensation for the performance of services on behalf of the Company has been properly classified as an employee or independent contractor of the Company is accordance with Applicable Law.

          (f) The Company is not and has not been a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

          (g) The Company is not a party to or bound by any Tax allocation or tax sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or non-U.S. law), as a transferee or successor, by Contract, or otherwise.

     4.12 Properties.

          (a) The Company does not own, and has never owned, any real property or interest in real property (other than Mortgage Loans and its leasehold interest in real property leased by the Company).

          (b) Section 4.12(b) of the Company Disclosure Schedule discloses a true, correct and complete list, by address, of all Contracts pursuant to which the Company leases, subleases or otherwise occupies any real property (each a “Real Property Lease” and collectively, the “Real Property Leases”). True, correct and complete copies of the Real Property Leases have been made available to Buyer. The Company has a valid and enforceable leasehold interest in each of the Leased Premises, except as may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles, and the Real Property Leases are in full force and effect. The Company has not received any notice of default under any Real Property Lease that remains uncured beyond any applicable notice and cure period and, to the Knowledge of the Company, no other party or parties to any Real Property Lease is in default thereunder. The Company has not received any notice from any landlord or sublandlord or any other party of the termination of any Real Property Lease.

          (c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not require any consent or approval of any landlord or sublandlord under any Real Property Lease.

          (d) Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, (i) the Company has not received written notice of a condemnation Proceeding; (ii) there are no subleases, licenses or assignments to which the Company is a party granting to any Person(s) the right of use or occupancy of any portion of the Leased Premises; and (iii) there are no Person(s) in possession of any Leased Premises other than the Company.

     4.13 Personnel and Labor Matters.

          (a) The Company is not a party to any collective bargaining agreement or similar agreement with any labor union or organization, nor are any organized group of its employees represented by any labor union. To the Knowledge of the Company, there have been no labor union organizing activities at the Company’s facilities.

          (b) To the Knowledge of the Company, there are no threatened or pending labor controversies, work slowdowns, work stoppages, unfair labor practice charges or complaints, strikes or Proceedings between the Company and any present or former employees.

          (c) The Company has made available to Buyer true, correct and complete copies of all employee manuals and handbooks, policy statements and other written materials in effect relating to the employment of the Company’s employees. The Company represents and warrants that all such employee manuals, handbooks, policy statements and other written materials are in compliance with Applicable Law.

          (d) The Company is not delinquent in any payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company.

          (e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, the Company is not a party to or otherwise bound by any employment agreements, severance agreements or change in control agreements with respect to its employees.

          (f) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety legislation with respect to the Company.

          (g) The Company has not effectuated a “plant closing” “mass layoff” or “relocation,” as those terms are defined either by the federal Worker Adjustment and Retraining Notification act Pub. L. 100-379, 102 stat. 890 (1988) (the “WARN Act”), or by similar applicable state law governing employment terminations, within the six (6) months prior to the Closing Date.

     4.14 Material Contracts; Agreements with Affiliates.

          (a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each Material Contract in effect on the date of this Agreement, a copy of each of which has been made available to Buyer. Each Material Contract is a legal and binding obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles. No condition exists or event has occurred which (whether with or without the giving of notice or lapse of time) would constitute a default by the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right of termination of, any Material Contract.

          (b) Section 4.14(b) of the Company Disclosure Schedule lists all written Contracts in effect on the date hereof between the Company and any Affiliate of the Company.

     4.15 Intellectual Property.

          (a) Section 4.15(a) of the Company Disclosure Schedule lists all patented or registered Intellectual Property (including applications related thereto), as well as unregistered trademarks, trade names, service marks and service names which are (i) owned by the Company, (ii) used by the Company in the operation of its business as currently conducted and (iii) material to the operation of the Company’s business as currently conducted (the “Company Intellectual Property”).

          (b) The Company owns and possesses all right, title and interest in and to the Company Intellectual Property free and clear of any Liens other than Permitted Liens.

          (c) The Company (i) has the right to use all trade secrets and know-how that is used by the Company in, and material to, the operation of its business as currently conducted (the “Company Know-How”), and (ii) has taken, in all material respects, reasonable actions in conformity with customary local standards where the Company’s business is conducted for similarly-situated business, to protect the Company Know-How.

          (d) The Company has not infringed, nor received written or, to the Knowledge of the Company, oral notice of any infringement by the Company, of the rights of any Person with respect to such Person’s Intellectual Property, and, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any of the Company Intellectual Property or any of the Company Know-How.

          (e) No Proceeding by any Person contesting the validity, enforceability, use, registration or ownership of any of the Company Intellectual Property or any of the Company Know-How is pending or, to the Knowledge of the Company, threatened.

          (f) All license Contracts related to any Intellectual Property that is (i) used by the Company in, and material to, the operation of the business as currently conducted and (ii) licensed to the Company, excluding licenses for commercially-available off-the-shelf software and licenses, are set forth in Section 4.15(f) of the Company Disclosure Schedule (the “IP Licenses”). All IP Licenses are valid and enforceable by the Company and, to the Knowledge of the Company, each IP License is valid and enforceable against the other parties thereto, in each case in accordance with its terms. The Company has not received notice of default or breach by the Company under any IP License.

     4.16 Environmental Matters. Except as disclosed in Section 4.16 of the Company Disclosure Schedule:

          (a) the Company is, and at all times has been, in compliance with all Environmental Laws;

          (b) the Company has not received any Environmental Claim nor, to the Knowledge of the Company, is there any threatened Environmental Claim; and

          (c) Hazardous Materials have not been “released” (within the meaning of 42 U.S.C. Section 9601(22)) by the Company nor has there been any other conduct by the Company in violation of any Environmental Laws.

     4.17 Absence of Undisclosed Liabilities. Except as set forth on Section 4.17 of the Company Disclosure Schedule, the Company does not have any Liabilities which are required to be reflected or reserved in a balance sheet or the notes thereto under GAAP consistently applied by the Company, except for (a) Liabilities reflected or reserved against in the Financial Statements and (b) Liabilities incurred by the Company in the ordinary course of business consistent with past practices after the date of the Financial Statements that, individually or in the aggregate, do not have, and would not be reasonably expected to have, a Material Adverse Effect.

     4.18 Mortgage Business.

          (a) The Company has complied in all material respects with, and all documentation prepared or used by the Company in connection with the origination, processing, underwriting and credit approval of any Mortgage Loan originated or purchased by the Company satisfied, (i) all Applicable Laws with respect to the origination, insuring, purchase, sale, pooling, or Servicing of such Mortgage Loans, (ii) the responsibilities and obligations relating to such Mortgage Loans set forth in any applicable agreement between the Company and any Agency, and (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any applicable Agency with respect to such Mortgage Loans.

          (b) No Agency has (i) claimed in writing that the Company has violated or has not complied in any material respect with the applicable underwriting standards with respect to Mortgage Loans sold by the Company to such Agency, (ii) imposed in writing material restrictions on the activities (including commitment authority) of the Company as a seller or Servicer for such Agency, (iii) indicated in writing to the Company that it has terminated or intends to terminate its seller/servicer relationship with the Company for failure to comply with Applicable Laws or the applicable rules, regulations, guidelines, handbooks and other requirements of such Agency or (iv) to the Knowledge of the Company, advised the Company in writing since the date that is two (2) years prior to the date hereof that there is a potential change to its programs related to the origination, insuring, purchase, sale, pooling or Servicing of such Mortgage Loans.

          (c) Section 4.18(c) of the Company Disclosure Schedule sets forth a complete, true and correct list of Mortgage Loans that the Company is Servicing under Servicing Agreements as of May 31, 2014 (the “Serviced Loans”). All of the Company’s Servicing Agreements with respect to such Serviced Loans are in full force and effect, and are unencumbered by Liens other than Permitted Liens and no event of default or event that, with notice or lapse of time or both, is reasonably likely to become an event of default, exists under any of the Company’s Servicing Agreements with respect to such Serviced Loans.

          (d) The Serviced Loans are so serviced in accordance with Accepted Servicing Practices and with the requirements of any loan sale agreement, except for immaterial failures to comply with such requirements.

          (e) The Company (i) is in good standing under all Applicable Laws as a mortgage broker and/or lender and/or servicer and (ii) is, in addition to the foregoing, an approved GNMA issuer, Fannie Mae Seller-Servicer, Freddie Mac Seller-Servicer, FHA Non-Supervised Lender, USDA approved lender and VA approved lender. The Company has not received any written notice of Proceedings since the date that is two (2) years prior to the date hereof relating to the revocation, suspension, cancellation or material limitation of any such approval, nor, to the Knowledge of the Company, is a revocation, suspension, cancellation or material limitation of any such approval threatened.

          (f) Except as set forth in Section 4.18(f) of the Company Disclosure Schedule, (i) there is no pending or, to the Knowledge of the Company, threatened, cancellation or reduction of any Mortgage Loan sale agreement (“Loan Sale Agreement”) to which the Company is a party and the obligations of the Company under each Loan Sale Agreement are being performed by the Company and the other parties to each Loan Sale Agreement in accordance with its terms, (ii) there is no breach by the Company under any Loan Sale Agreement, and (iii) except for claims that have been fully resolved and released, no third party has exercised or, to the Knowledge of the Company, is threatening to exercise its contractual right to require the Company to repurchase any Company Loan from such third party due to a breach of representation, warranty or covenant by the Company under a Loan Sale Agreement.

          (g) Except as set forth in Section 4.18(g) of the Company Disclosure Schedule, no Company Loan held for investment is (x) past due with respect to any scheduled payment of principal or interest for a period of time that is outside the requirements of any applicable Warehouse Facility, (y) in foreclosure or litigation or (z) subject to bankruptcy Proceedings commenced by or in respect of the borrower or mortgagor.

          (h) Each Company Loan was underwritten and originated, and the Mortgage Loan Documents maintained by the Company with respect thereto are being maintained by the Company in compliance with all Applicable Laws and, if applicable, the requirements of the Person acquiring such Company Loan, Agency, or insurer insuring such Company Loan (if any) in effect and applicable at the time such insurance was obtained, except, in each case, for immaterial violations. The Company has not done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of any mortgage-related Permits (including any mortgage-related Permits of any Agency or Governmental Authority).

          (i) As of the time it was made or purchased by the Company, each Company Loan was evidenced by a Mortgage Note and was duly secured by a valid, subsisting, enforceable and perfected first Lien or subordinated Lien on the related Mortgaged Property, in each case, on such forms and with such terms as complied with all Applicable Requirements. Each Mortgage related to a Company Loan created an ownership interest in an estate in fee simple in the Mortgaged Property. Each Mortgage Note related to a Company Loan and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights whether considered in a Proceeding at law or at equity. No Company Loan is subject to any rights of rescission, reformation, set-off, counterclaim or defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto, nor will the operation of any of the terms of the applicable Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage unenforceable by the lender, in whole or in part, or subject to any right of rescission, reformation, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, reformation, set-off, counterclaim, or defense has been asserted with respect thereto.

          (j) All buildings or other customary insured improvements upon each Mortgaged Property related to a Company Loan are insured by a qualified insurer acceptable under any Guide or such other applicable Program Lender guidelines against loss by fire, flood hazards of extended coverage and such other hazards as are provided for in a Guide or such other applicable Program Lender guidelines, pursuant to insurance policies conforming to Applicable Requirements.

          (k) Any requirements of any Applicable Law, including usury, truth in lending, real estate settlement procedures, consumer credit protection (including uniform consumer credit code laws), predatory and abusive lending laws, equal credit opportunity, ability-to-repay/qualified mortgage rules promulgated under Regulation Z, fair housing and disclosure laws or unfair and deceptive practices laws, unfair collection practices, CFPB servicing protocols, and fair credit reporting, applicable to the origination and servicing of Company Loans have been complied with. Each Company Loan at the time it was made or purchased by the Company complied in all material respects with Applicable Law and was not (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other Applicable Law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

          (l) Each Mortgage related to a Company Loan was properly recorded and was a valid, perfecting and enforceable either first Lien and first priority security interest or subordinated Lien and subordinated priority security interest with respect to each Company Loan on the Mortgaged Property, including all improvements on the Mortgaged Property. Any Mortgage Loan Document related to and delivered in connection with the Company Loans established and created a valid, existing and enforceable (i) first Lien and first priority security interest with respect to each first Lien Company Loan, or (ii) subordinated Lien and subordinated priority security interest with respect to each subordinated Lien Company Loan, in either case, on the property described therein. Each Mortgage Note related to a Company Loan is not and has not been secured by any collateral pledged account or other security other than the Lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in this paragraph.

          (m) Each Mortgage Note and each Mortgage related to a Company Loan have been duly and properly executed by the parties thereto. The borrower under each Mortgage related to a Company Loan has received all disclosure materials required by Applicable Law as of the origination date of such Mortgage with respect to the making of fixed or adjustable rate mortgage loans, as applicable.

          (n) The relevant Company Loan files are complete and accurate, in all material respects, and are being maintained in all material respects in accordance with all Applicable Requirements.

          (o) All monies received with respect to each Company Loan and related escrow accounts have been properly accounted for and applied.

          (p) All payoff and assumption statements with respect to each Company Loan were, at the time provided, true and correct, except for immaterial discrepancies.

          (q) Unless otherwise prohibited by Applicable Law or pursuant to an executed escrow waiver, the Company has collected all escrows related to each Company Loan and all escrow accounts have been maintained by the Company in accordance with Applicable Law, in all material respects. The Company has credited to the account of mortgagors all interest required to be paid on any escrow account in accordance with Applicable Law and the terms of such agreements and loan documents, in each case in all material respects.

          (r) The Company maintains accounts with Cenlar FSB in respect of amounts of cash and cash equivalents required to be pledged for the benefit of (i) Fannie Mae to secure the Company’s obligations under its Fannie Mae Delegated Underwriting Servicing program, (ii) the Freddie Mac Program Plus program, (iii) GNMA, (iv) the FHA, (v) the USDA, (vi) the VA or (vii) Farmer Mac.

          (s) Except for customary ongoing quality control reviews or as set forth in Section 4.18(s) of the Company Disclosure Schedule, no audit or investigation by a Governmental Authority or Agency is pending, or to the Knowledge of the Company, threatened that is reasonably likely to result in:

          (i) a claim of a failure to comply with Applicable Laws,

          (ii) rescission of any insurance or guaranty contract or other Contract of the Company,

          (iii) payment by the Company of a penalty to any Governmental Authority or Agency, or

          (iv) revocation, suspension or material limitation of any Permit.

          (t) As of May 31, 2014: (i) the estimated total unpaid principal balance of the Company’s loan servicing portfolio was approximately $2,530,228,074 and (ii) the estimated weighted average servicing fee for the Company’s loan servicing portfolio was 27.77 basis points.

          (u) Except as set forth in Section 4.18(u) of the Company Disclosure Schedule, no broker or correspondent has informed the Company in writing within the last twelve (12) months of such broker or correspondent’s intention to reduce its application or origination activities relating to the Company or otherwise informed the Company in writing within the last twelve (12) months of any intent to reduce the future business which such broker or correspondent will engage in with the Company.

          (v) No fraud, with respect to a Mortgage Loan, has taken place (i) on the part of the Company or any of its employees or, to the Knowledge of the Company, on the part of Mortgagor, or any other Person, including any servicer, any appraiser, escrow agent, broker or correspondent, closing or settlement agent, closing attorney, title company or any other party involved in the origination or servicing of the Mortgage Loan or in the determination of the value of the Mortgaged Property or the sale of the Mortgaged Property, or (ii) that would impair in any way the rights of Buyer or the Surviving Company in the Mortgage Loan or Mortgaged Property or that violated Applicable Law.

          (w) The Company, with respect to each Mortgage Loan owned by the Company as of the origination date, or MERS as nominee for the Company, with respect to each Mortgage Loan owned by the Company as of the purchase date, is the sole owner of record and holder of each Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged to any other Person, and the Company has good, indefeasible and marketable title thereto and has full right and authority perform the transactions contemplated by this Agreement. Immediately following the consummation of the transactions contemplated herein, the Surviving Company will own and hold each such Mortgage Loan free and clear of any and all encumbrances, equities, participation interests, liens, pledges, charges, claims (including any preference or fraudulent transfer claims), agreements with other parties to sell or otherwise transfer the Mortgage Loan or security interest of any nature encumbering such Mortgage Loan except any such interest created pursuant to or in accordance with the terms of this Agreement or the Warehouse Facilities.

          (x) Each Mortgage Loan owned by the Company (except any Mortgage Loan secured by a Mortgaged Property located in the State of Iowa and an attorney’s certificate and/or a certificate of title guaranty has been obtained) is covered by an ALTA lender’s title insurance policy (which, in the case of an adjustable rate Mortgage Loan, has an adjustable rate mortgage endorsement in the current ALTA form) issued at origination and acceptable to Fannie Mae or Freddie Mac or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, insuring the originator, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of such Mortgage Loan, subject only to reasonable and customary exceptions and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the mortgage interest rate and monthly payment.

          (y) Each Mortgage and related Mortgage Note owned by the Company contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby (such as for the enforcement of the lien against the Mortgaged Property), including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure thereon, or trustee’s sale of, the Mortgaged Property pursuant to proper procedures, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor or any other Person, or restriction on the Mortgagor or any other Person, including any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (a) the ability of the Company, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (b) the ability of the Company, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage.

          (z) In instances when the Company originated loans using the services of TitlePlus, LLC in connection with applications for Mortgage Loans taken on or after January 10, 2014 (“TitlePlus Loans”), each TitlePlus Loan complied with Applicable Law and constitutes a “Qualified Mortgage” (as defined in 12 CFR 1026.43(e)). Each TitlePlus Loan is set forth in Section 4.18(z) of the Company Disclosure Schedule

          (aa) From January 16, 2014 to the Closing Date, any ventures or arrangements that the Company and its Affiliates have entered into or will enter into involving real estate settlement services have complied with and will comply with Applicable Law and do not and will not have a Material Adverse Effect.

     4.19 Title to Assets. Except (i) as set forth on Section 4.19 of the Company Disclosure Schedule, and (ii) as, individually or in the aggregate, do not have, and are not reasonably expected to have a Material Adverse Effect, the Company has good and marketable title to or valid leasehold or license interest in all of the assets and properties that it purports to own, lease or license, free and clear of any and all Liens, except Permitted Liens.

     4.20 Insurance. Set forth in Section 4.20 of the Company Disclosure Schedule is a complete and correct listing of all insurance policies maintained by the Company as of the date of this Agreement, and true and correct copies of all such policies have been made available to Buyer. All such insurance policies are in full force and effect. The Company is not in material breach or default, and the Company has not taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a material breach or default, or permit a termination or modification by the insurer of any of the material insurance policies of the Company.

     4.21 Private Placement. The Company understands and acknowledges that any issuance of the Earn-Out Common Stock will not be registered under the Securities Act and will be issued to Qualified Holders in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable Blue Sky Laws. The Company has delivered, which delivery is herein approved by Parent, the Private Placement Memorandum and form of Investor Questionnaire to each Holder prior to such Holder’s approval of this Agreement and the transactions contemplated hereby.

     4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Sandler O’Neill & Partners, L.P., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     4.23 No Other Representations. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE IV OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE COMPANY HAS NOT MADE, AND IS NOT MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS AFFILIATES (INCLUDING THEIR RESPECTIVE ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND PROSPECTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER MATTER, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS ARTICLE IV. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

     Buyer and Merger Sub jointly and severally represent and warrant to the Company that:

     5.1 Organization. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

     5.2 Authority Relative to Agreement. Each of Buyer and Merger Sub has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which Buyer and/or Merger Sub is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Merger Sub of this Agreement and each other Transaction Agreement to which Buyer and/or Merger Sub is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been and each of the other Transaction Agreements (as applicable) will be at or prior to the Closing duly and validly executed and delivered by each of Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the other parties thereto (other than Buyer and Merger Sub), constitutes a legal and binding obligation of each of Buyer and Merger Sub (as applicable), enforceable against each of them in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles.

     5.3 Non-Contravention. The execution and delivery of this Agreement and the other Transaction Agreements by each of Buyer and Merger Sub do not, and the consummation by each of Buyer and Merger Sub of the transactions contemplated hereby and thereby and the performance by Buyer and Merger Sub of the obligations which it is obligated to perform hereunder and thereunder will not: (a) violate any provision of the charter, bylaws or other organizational documents of Buyer or Merger Sub; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority and Agency referred to in Section 5.4(a) and all Third Party Consents referred to in Section 5.4(b) have been obtained or made, (i) violate any Applicable Law to which Buyer or Merger Sub is subject or (ii) violate, result in the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which Buyer or Merger Sub is a party or by which any of its property is bound, except, in the case of clauses (i) and (ii), for any such violation, termination, acceleration, conflict or default as would not prohibit or materially impair the ability of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and perform their respective obligations hereunder and thereunder on a timely basis.

     5.4 Consents. Except (a) for the Governmental/Agency Approvals referred to in Section 4.4(a) no Governmental/Agency Approval and (b) no Third Party Consent is required for the execution and delivery of this Agreement or the other Transaction Agreements by Buyer and Merger Sub, the performance of their respective obligations hereunder and thereunder and their consummation of the transactions contemplated hereby and thereby, except in any such case for any such Governmental/Agency Approval or Third Party Consent, the failure of which to be obtained or made would not prohibit or materially impair the ability of Buyer and Merger Sub to consummate the transactions contemplated hereby and thereby and perform their respective obligations hereunder and thereunder on a timely basis.

     5.5 Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened by or before any Governmental Authority or arbitrator against Buyer or Merger Sub that would reasonably be expected to prohibit or materially impair the ability of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement or the other Transaction Agreements or perform their respective obligations hereunder or thereunder on a timely basis. There are no outstanding judgments, decrees, injunctions or orders of any Governmental Authority to which Buyer or Merger Sub is subject or to which any of their assets are bound that would reasonably be expected to prohibit or materially impair the ability of Buyer and Merger Sub to consummate the transactions contemplated hereby or perform their respective obligations hereunder on a timely basis.

     5.6 Available Funds. Buyer has available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any Third Party.

     5.7 No Regulatory Impediment. Buyer and Merger Sub are not aware of any fact relating to their businesses, operations, financial condition or legal status that might reasonably be expected to impair their ability to obtain, on a timely basis, all consents, orders, authorizations, and approvals from Governmental Authorities and Agencies and all Third Party Consents necessary for the consummation of the transactions contemplated hereby.

     5.8 Merger Sub. Merger Sub is a wholly owned subsidiary of Buyer. Merger Sub was formed specifically to consummate the transaction contemplated by this Agreement and has conducted no operations and incurred no obligation other than in connection with the transactions contemplated hereby.

     5.9 Investment; Sophistication. Buyer is not acquiring the Company with a view to or for sale in connection with any distribution of the membership interests thereof within the meaning of the Securities Act. Buyer (i) is an “accredited investor” as defined in the rules promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Buyer’s investment in the Company; (ii) has the ability to bear the economic risks of such investment; (iii) has the capacity to protect Buyer’s own interests in connection with the transactions contemplated by this Agreement; and (iv) has had an opportunity to obtain such financial and other information from Company and Holders as Buyer deems necessary or appropriate in connection with evaluating the merits of the investment in the Company.

     5.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.

     5.11 No Other Representations. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE V OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, BUYER AND MERGER SUB HAVE NOT MADE, AND ARE NOT MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER, MERGER SUB OR BUYER OR MERGER SUB’S RESPECTIVE AFFILIATES (INCLUDING THEIR RESPECTIVE ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND PROSPECTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER MATTER, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB EXPRESSLY SET FORTH IN THIS ARTICLE V. ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI
COVENANTS

     6.1 Conduct of Business.

          (a) From the date hereof to Closing, except as (i) expressly contemplated by this Agreement or (ii) required by Applicable Law, the Company agrees, unless otherwise consented to by Buyer in writing, that it shall conduct its business in the ordinary and usual course consistent with past practice and in accordance in all material respects with Applicable Law and use all commercially reasonable efforts to preserve intact its business, assets and relationships and goodwill with customers, suppliers, contracting parties, Agencies, Governmental Authorities, creditors, employees, and others having business relations with the Company in a manner consistent with past practices.

          (b) Without limiting the generality of Section 6.1(a), from the date hereof to Closing, except as (i) set forth on Section 6.1(b) of the Company Disclosure Schedule, (ii) contemplated by this Agreement or (iii) required by Applicable Law, the Company shall not, unless otherwise consented to by Buyer in writing:

          (i) repurchase, redeem or otherwise acquire any outstanding equity interests of, or other ownership interests in, the Company;

          (ii) grant options, warrants, calls, phantom units, profit participations, or other rights to purchase or otherwise acquire Units or other equity interests of the Company;

          (iii) effect any recapitalization, reclassification, split or like change in the capitalization of the Company;

          (iv) declare, set aside or pay any dividend or distribution of cash, Units or other property, securities or equity interests of the Company;

          (v) amend the Certificate of Formation or LLC Agreement;

          (vi) change the Company’s methods of accounting, except as required by GAAP, Applicable Law or official interpretations thereof;

          (vii) other than in the ordinary course of business consistent with past practices (which includes hiring originators or extending or amending the Contract of an originator under market terms), enter into any new Material Contract or make any material modification or amendment to any existing Material Contract;

          (viii) other than in the ordinary course of business consistent with past practices, transfer or otherwise dispose of or encumber any property or assets having a sale price exceeding $75,000 in the aggregate;

          (ix) other than in the ordinary course of business consistent with past practices, cancel any debts or waive or compromise any material claims or rights;

          (x) make or commit to make any capital expenditures with respect to the business of the Company in excess of $75,000 in the aggregate;

          (xi) grant any increase in the compensation of employees, except for increases in the ordinary course of business consistent with past practices or as required by any Benefit Plans in effect on the date of this Agreement;

          (xii) incur any Indebtedness, except for Indebtedness incurred in the ordinary course of business consistent with past practices;

          (xiii) fail to maintain in full force and effect insurance policies providing coverage consistent with Section 4.20;

          (xiv) purchase or sell any mortgage servicing rights;

          (xv) elect to be treated as a corporation for Tax purposes or make or change any material Tax election;

          (xvi) enter into any settlement with respect to any repurchase claims or demands from Investors which settlement is outside of the ordinary course of business or otherwise inconsistent with the past practices of the Company; provided, however, with respect to any settlements proposed to be made by the Company relating to repurchase claims or demands from Investors on Mortgage Loans originated, purchased or sold by the Company prior to January 1, 2009, the Company shall not be permitted to settle any such claims or demands without (A) providing prior notice to Buyer of the proposed settlement, and (B) to the extent any such settlement is in excess of $250,000, obtaining the prior written approval of Buyer of such settlement (which approval will not be unreasonably withheld, conditioned or delayed and which approval will be subject to the terms set forth on Section 6.1(b) of the Company Disclosure Schedule, as applicable); or

          (xvii) agree, whether in writing or otherwise, to take any of the actions prohibited pursuant to subsections (i) through (xvi) above.

          (c) Buyer acknowledges and agrees that (i) nothing contained in this Agreement, including the terms of this Section 6.1, shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

     6.2 Access; Confidentiality. The Company shall permit Buyer and its Representatives to have, during the period from the date of this Agreement to the Closing Date, reasonable access to the premises, books and records of the Company upon reasonable advance notice during normal business hours, provided such access does not unreasonably interfere with the normal operations of the Company. Buyer shall not be permitted to conduct any invasive tests on any Leased Premises without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that any such consent of the Company shall be subject to the rights of the owner of such Leased Premises to also consent to such tests. The Company agrees to furnish Buyer with such financial and operational data and other information with respect to the Company as Buyer may from time to time reasonably request; provided, that the auditors and outside accountants of the Company shall not be obligated to make working papers available unless Buyer has signed a confidentiality and hold harmless agreement relating to access to such working papers in form and substance acceptable to such auditors or accountants, as applicable. Any information regarding the Company or its Affiliates heretofore or hereafter obtained from the Company or its Representatives by Buyer or its Representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Buyer and its Representatives in accordance with the terms of the Confidentiality Agreement.

     6.3 Commercially Reasonable Efforts; Taking of Necessary Action.

          (a) Each of the parties to this Agreement shall use its commercially reasonable efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

          (b) Each of the parties to this Agreement shall (i) as soon as reasonably practicable after the date hereof, (A) prepare and file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority or Agency in order to consummate the transactions contemplated hereby, (B) use its commercially reasonable efforts to obtain all consents, authorizations, orders and approvals of all such Governmental Authorities and Agencies referred to in the preceding clause (A), and (C) use its commercially reasonable efforts to satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such consents, authorizations, orders and approvals or as may be set forth therein, (ii) furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for submission to any Governmental Authority or Agency and (B) received by or on behalf of such party from any Governmental Authority or Agency, in each case in connection with the transactions contemplated hereby, and (iii) use its reasonable best efforts to consult with and keep the other parties hereto informed as to the status of such matters. To the extent that any application, notice, registration or request so filed by the Company contains any significant information relating to Buyer or any of its Affiliates, prior to submitting such application, notice, registration or request to any Governmental Authority or Agency, the Company will permit Buyer to review such information and such application, notice, registration or request shall not be submitted to any Governmental Authority or Agency without the prior written consent of Buyer.

          (c) Each of the parties to this Agreement shall (i) use its commercially reasonable efforts to cooperate with the other parties hereto in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities and Agencies in connection with the transactions contemplated by this Agreement, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses. Buyer shall pay or cause to be paid all fees or make other payments required by Applicable Law to any Governmental Authority or Agency in order to make such filings or to obtain any such consents, authorizations, order or approvals, (ii) furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for submission to any Governmental Authority or Agency and (B) received by or on behalf of such party from any Governmental Authority or Agency, in each case in connection with clause (i) of this Section 6.3(c), and (iii) use its reasonable best efforts to consult with and keep the other parties hereto informed as to the status of such matters. Without limiting the foregoing, Buyer shall, and shall cause its Affiliates to, use all commercially reasonable efforts to obtain the consents of the Agencies to the transaction contemplated hereby, including providing all such information and entering into such commitments and undertakings as such Agencies may request as a condition to such approvals; provided that Buyer and its Affiliates shall not be obligated to enter into any commitments or undertakings that would reasonably be expected to have a material adverse effect on the Buyer and its Affiliates.

          (d) The Company and Buyer will cooperate and use their respective commercially reasonable efforts to obtain all Third Party Consents on or prior to the Closing Date. Upon the request of the Company or Buyer, Buyer or the Company will provide reasonable assistance to the other in obtaining such Third Party Consents, including providing such financial and other information as shall be reasonably requested by the other parties to such Contracts.

          (e) The Company shall use its commercially reasonable efforts to obtain a release of any and all repurchase claims or demands from GMAC or any of its Affiliates in respect of Mortgage Loans originated, purchased or sold by the Company to GMAC or any of its Affiliates at or prior to the Effective Time, which release shall cover any and all such repurchase claims or demands, including any potential future claims and demands, whether or not such claims or demands have been asserted prior to the Effective Time, by GMAC or any of its Affiliates (the “GMAC Release”). For the avoidance of doubt, (i) the Company is under no obligation to pay for or make concessions to obtain the GMAC Release, (ii) the GMAC Release, if obtainable, shall include a specific provision stating that it will apply to the Company’s successors and assigns, including Buyer and its Affiliates, and (iii) the obtainment of the GMAC Release by the Company shall not be a condition precedent to either party’s obligation to consummate the transactions contemplated hereby.

          (f) Notwithstanding anything to the contrary in this Agreement, from the date hereof to Closing, the Company shall use its best efforts to undertake and implement all corrective measures identified by Fannie Mae in the MORA Review Report, and shall remain in good standing as an approved Fannie Mae Seller-Servicer.

          (g) The Company shall develop and implement, by August 25, 2014, a written anti-money laundering program that complies with the Bank Secrecy Act and applicable implementing regulations issued by the Financial Crimes Enforcement Network (31 C.F.R. Part 1029).

          (h) The Company shall take all corrective actions set forth in Section 6.3(h) of the Company Disclosure Schedule with respect to the Benefit Plans.

     6.4 No Shop. Until the earlier of the termination of this Agreement and the Closing, the Company and the Holders shall not, and shall cause their Representatives not to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any Proposal, (ii) participate in any discussions or negotiations regarding any inquiries or the making of any proposal that constitutes any Proposal or Alternative Transaction, (iii) authorize, enter into any agreement or understanding with respect to, or engage in or consummate, any Alternative Transaction. The Company agrees that it will immediately cease and cause to be terminated any discussions previously commenced between the Company or its Representatives and any Person (other than Buyer and its Affiliates and Representatives) with respect to any Proposal or Alternative Transaction. The Company will promptly notify Buyer orally and in writing of the receipt by the Company, any of its Affiliates or any of the Company’s or its Affiliates’ respective Representatives of any written or oral Proposal by a third party and, to the extent not prohibited by any now existing confidentiality agreement binding on the Company, the identity of the prospective buyer or soliciting party and the material terms of such Proposal.

     6.5 Taxes.

          (a) The parties agree that the Merger is properly treated as transaction described in situation 2 of Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432, and to report consistently therewith on all relevant Tax Returns, except as otherwise required by Applicable Law or by a determination, as defined in Section 1313 of the Code.

          (b) The Surviving Company shall be liable for and shall pay when due all sales (including bulk sales), use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license and other similar fees or Taxes or governmental charges, if any, as levied by any Tax Authority or Governmental Authority arising out of, in connection with or attributable to the transactions contemplated by the Agreement (the “Transfer Taxes”). The Surviving Company shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner. The parties shall cooperate to (i) pay such Transfer Taxes when due and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes as required by Applicable Law, and (ii) prepare and file in a timely manner, all applicable forms, returns and other documentation necessary to minimize, to the extent possible under Applicable Law, the payment of Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not be taken into account for the purposes of any adjustment to the purchase price under this Agreement, including under the Net Tangible Assets Adjustment.

          (c) To the extent permitted by Applicable Law, (A) the taxable year of the Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date and (B) all transactions occurring after the Closing Date shall be reported on the Tax Returns of the Company, Buyer or its Affiliates. The Securityholder Representative shall prepare and file, or cause to be prepared and filed the IRS Form 1065 and related Schedule K-1s (and comparable state and local Tax Returns) for the taxable period ending on the Closing Date. All material Tax Returns of the Company not required to be filed on or before the date hereof will, to the extent required to be filed (taking into account all available extensions) on or before the Closing Date, be timely filed by the Company when due and be prepared in accordance with all Applicable Laws.

          (d) Prior to the expiration of the applicable survival period in Section 9.1, Buyer covenants that without the prior consent of the Securityholder Representative it shall not cause or permit the Company, to make or change any Tax election, or take any Tax position on any Tax Return if such action would have the direct effect of increasing the Tax liability or reducing any Tax asset of any Holder in respect of any Pre-Closing Tax Period, but only to the extent such Tax election is made, or, as applicable, such Tax Return is filed, by the Surviving Company as an entity regarded as separate from Buyer for purposes of the Tax law pursuant to which such election is permitted or such Tax Return is required, in each case except as otherwise required by law.

          (e) Prior to the expiration of the applicable survival period in Section 9.1, except as required by law, Buyer shall not permit the Company to file any amended Tax Return for a Pre-Closing Tax Period without the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless such filing is required by Applicable Law. Buyer shall notify the Securityholder Representative of any amended Tax Return it proposes to permit the Company to file that it is required by law to file, no later than thirty (30) days prior to the filing thereof (which notice shall include an explanation of such requirement of law).

          (f) The Company and Buyer and its Affiliates shall timely pay the amount of Taxes shown as due, respectively, by the Company and Buyer and its Affiliates on the Tax Returns that are filed pursuant to Clause (B) of Section 6.5(c).

          (g) On the Closing Date, the Company shall deliver to Buyer a statement pursuant to Treasury Regulations Section 1.1445-11T(d)(2), signed by each manager of the Company under penalties of perjury, certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property interests or that 90% or more of the value of the Company’s gross assets does not consist of U.S. real property interests, cash and cash equivalents.

          (h) Buyer and the Company shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

          (i) The parties agree that the portion of the Purchase Price allocable to the MSR Closing Portfolio is the Final MSR Value is determined pursuant to Section 3.1(e).

          (j) In case of any Straddle Period, the Taxes of the Company allocable to pre-Closing taxable periods will be computed as if such taxable period ended as of the Closing. The previous sentence shall not apply to Taxes relating to a Straddle Period that are not imposed or measured by income, receipts or payroll, in which case the portion allocable to the pre-Closing period shall be the product of such Taxes multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For the avoidance of doubt, Surviving Company shall be responsible for all such taxes arising out of the operations of the Surviving Company during post-Closing taxable periods.

     6.6 Public Announcements. Following execution and delivery of this Agreement, Buyer may, in its sole discretion, prepare and issue a press release announcing execution of this Agreement. Except for such press release, prior to the Closing, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval of the other parties, except as otherwise required by Applicable Law or, in the case of Buyer, the rules of the New York Stock Exchange applicable to Parent, in which case the party making such public announcement or disclosure shall give prior written notice thereof to the other parties and a reasonable opportunity to review the text thereof and comment thereon.

     6.7 Post-Closing Retention of Records; Litigation Support.

          (a) Following the Closing, Buyer shall, and shall cause its Affiliates to, preserve and keep the books and records of the Company for so long as and to the extent required by Applicable Law.

          (b) Following the Closing, at the sole cost and expense of Holders, the Securityholder Representative and its accountants, lawyers and other Representatives shall be entitled upon reasonable prior written request and at reasonable times to have access to and to make copies of the books and records of the Company relating to the pre-Closing period (to the extent such records have been retained by Surviving Company and are reasonably accessible) for any proper purpose relating to the ownership and operation of the Company prior to the Closing, including the preparation of Tax Returns, but not in connection with any disputes between the Parties relating to this Agreement or the transactions contemplated hereby, including disputes arising under Article III or Article IX. In the event of any Proceedings or threatened Proceedings between the Parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 6.7 shall not be considered a waiver by any Party of any right to assert the attorney-client privilege or any similar privilege. The provisions of this Section 6.7 shall continue in effect for a period of four (4) years following the Closing Date.

     6.8 Non-Competition and Non-Solicitation Agreements; Employment Agreements; Employee Retention.

          (a) Contemporaneously herewith, the Company and each of the Senior Key Managers have entered into Non-Competition and Non-Solicitation Agreements in the form set forth in Exhibit H. Additionally, contemporaneously herewith, the Company and each of the Key Managers have entered into Employment Agreements in the form set forth in Exhibit I.

          (b) The Surviving Company shall (and Buyer shall cause the Surviving Company to) be responsible for any severance expenses, accrued vacation expenses and other contractually or legally imposed obligations and liabilities incurred in accordance with the Company’s policies and procedures to the extent accrued in the Closing Statement and accounted for in the calculation of the Final Net Tangible Assets Amount. The Surviving Company shall be solely responsible for any such severance and other payments to a Company employee incurred as a result of any such termination or layoff after the Closing Date to the extent accrued in the Closing Statement and accounted for in the calculation of the Final Net Tangible Assets Amount. In any termination or layoff by the Surviving Company of any employee after the Closing Date, the Surviving Company will (and Buyer will cause the Surviving Company to) comply fully with the requirements of the WARN Act, and the Surviving Company will bear the cost of its compliance with, or failure to comply with, the WARN Act.

     6.9 Company Financial Statements. The Company shall use its reasonable best efforts to cooperate with Buyer and Parent in connection with the preparation of audited financial statements as of December 31, 2013 and 2012 and for the three years ended December 31, 2013 for the Company (collectively, the “Required Financials”) in a form that will comply with Rule 3-05 of Regulation S-X of the Securities Act. Buyer shall be responsible for costs incurred in connection with the preparation of such statements.

     6.10 Further Assurances. Each party shall reasonably cooperate with the others, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

     6.11 Notice of Developments; Company Disclosure Schedule.

          (a) Each Party will give prompt written notice to the other Parties of (a) any fact, change, condition, circumstance, event, development, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate at any time after the date hereof and prior to the Closing, (b) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (c) the institution of or the threat of institution of any Proceeding against the Company or Buyer related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties hereto.

          (b) Information in the Company Disclosure Schedule qualifies the representations and warranties in the Section of this Agreement to which the particular Section of the Company Disclosure Schedule relates (or makes explicit cross-reference), it being agreed that disclosure of any item on the Company Disclosure Schedule with respect to one Section of Article IV shall be deemed disclosure with respect to any other Sections of Article IV if the relevance of such item to such other Sections is reasonably apparent on the face of such disclosure. No information set forth in the Company Disclosure Schedule shall be deemed to broaden in any way the scope of the Company’s representations and warranties. The inclusion of an item in a Section of the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents an exception or material fact, event or circumstance or that such item constitutes a Material Adverse Effect or that such item is a disclosure required under the Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any Contract, Permit or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

     6.12 Indemnification; Exculpation.

          (a) All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the transactions contemplated by this Agreement) existing as of the date hereof in favor of the current or former managers, officers and employees of the Company, as provided in the certificate of incorporation, operating agreement or any indemnification agreements of the Company and pursuant to Applicable Law shall survive the Closing and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six (6) years after the Closing; provided, that if any claims are asserted or made within such period, all rights to indemnification and exculpation (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

          (b) Buyer shall cause the Company to maintain a six (6) year extended reporting period endorsement to its present policy of directors’ and officers’ liability insurance (provided that Buyer may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of the Company given prior to the Closing Date, any other policy) with respect to claims arising from facts or events that occurred before the Closing to the extent available; provided that neither Buyer nor the Company shall be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 200% of the current annual premium payment on the Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. Buyer shall be entitled to offset the cost of such policy or policies against any Deferred Premium Payment or Earn-Out Payment payable following the Closing Date. In lieu of the foregoing, the Company may obtain, on or prior to the Closing Date, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 6.2(b), the cost of which shall be included in the computation of the Net Tangible Assets Amount.

          (c) The provisions of this Section 6.12 are intended to be for the benefit of, and enforceable by, each individual indemnified pursuant to this Section 6.12, his or her heirs and his or her representatives.

          (d) An individual entitled to be indemnified pursuant to this Section 6.12 shall notify the Company of the existence of any threatened or actual Proceeding for which such individual is entitled to indemnification hereunder as promptly as reasonably practicable after such individual learns of such Proceeding; provided, that the failure to so notify shall not affect such individual’s rights under this Section 6.12 except to the extent such failure to notify actually prejudices the Company. Such individual shall cooperate fully with the Company in connection with the defense of any Proceeding.

     6.13 Closing Payment Allocation Statement. Not less than two (2) Business Days prior to the Closing Date, the Company shall complete and deliver to Buyer a statement, substantially in the form attached hereto as Exhibit L, setting forth the allocation of the Holders’ Closing Payment among the Holders (including Victoria) and the Performance Pool Closing Payment among the Performance Unitholders (the “Closing Payment Allocation Statement”).

ARTICLE VII
CONDITIONS TO THE CLOSING

     7.1 Conditions to Obligations of Each Party. The respective obligations of the Company, Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          (a) No Injunction. At the Closing Date, there shall be no (i) injunction, restraining order or decree of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or (ii) Applicable Law of any federal or state Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

          (b) Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority and Agency specified on the Regulatory Authorization Schedule shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

     7.2 Additional Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Article IV that are qualified as to materiality or Material Adverse Effect will be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case both as of the date hereof and as of the Closing Date with the same effect as though made at and as of the Closing Date (and except that those representations and warranties that are made as of a specified date the accuracy of which will be assessed only as of such date).

          (b) Performance of Covenants. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing on the Closing Date.

          (d) Certificate. Buyer and Merger Sub shall have received a certificate of the Company, dated the Closing Date, executed on behalf of the Company by an authorized officer thereof, to the effect that the conditions specified in paragraphs (a), (b) and (c) above have been fulfilled.

          (e) Approvals and Consents. All Third Party Consents set forth in the Third Party Consent Schedule shall have been obtained in form and substance reasonably satisfactory to Buyer, and shall be in full force and effect.

          (f) MORA Review. The Company shall have implemented the corrective measures identified by Fannie Mae in the MORA Review Report to the reasonable satisfaction of Buyer, and shall remain in good standing as an approved Fannie Mae Seller-Servicer.

          (g) Investor Questionnaires. Buyer shall have received completed Investor Questionnaires from the Holders of not less than 80% of the Fully Diluted Units, confirming that such Holders qualify as “accredited investors” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

          (h) The Company shall have implemented, by August 25, 2014, a written anti-money laundering program that complies, to the reasonable satisfaction of the Buyer, with the Bank Secrecy Act and applicable implementing regulations issued by the Financial Crimes Enforcement Network (31 C.F.R. Part 1029).

     7.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in Article V that are qualified as to materiality will be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case both as of the date hereof and as of the Closing Date with the same effect as though made at and as of the Closing Date (and except that those representations and warranties that are made as of a specified date the accuracy of which will be assessed only as of such date).

          (b) Performance of Covenants. Buyer and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

          (c) Certificate. The Company shall have received a certificate of Buyer and Merger Sub, dated the Closing Date, executed on behalf of each of Buyer and Merger Sub by an authorized officer thereof, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d) No Parent Material Adverse Effect. There shall not have been any event, circumstance, change, effect, development, condition or occurrence that will prevent the ability of Buyer, Merger Sub or Parent to consummate the transactions contemplated by this Agreement or perform its obligations under any of the Transaction Agreements.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

          (a) By mutual written consent of Buyer and the Company;

          (b) By the Company upon written notice given to Buyer in the event of a breach or default of any representation or warranty or in the performance by Buyer or Merger Sub of any covenant or agreement contained in this Agreement, which breach or default (i) would constitute grounds, either individually or in the aggregate, for the Company to elect not to consummate the transactions contemplated hereby pursuant to Section 7.3(a) or 7.3(b) and (ii) has not been, or by its terms cannot be, cured within thirty (30) days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by the Company to Buyer;

          (c) By Buyer upon written notice given to the Company in the event of a breach or default of any representation or warranty or in the performance by the Company of any covenant or agreement contained in this Agreement, which breach or default (i) would constitute grounds, either individually or in the aggregate, for Buyer and Merger Sub to elect not to consummate the transactions contemplated hereby pursuant to Section 7.2(a), Section 7.2(b) or Section 7.2(c) and (ii) has not been, or by its terms cannot be, cured within thirty (30) days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by Buyer to the Company;

          (d) By either Party upon written notice to the other Party in the event that any Governmental Authority (including any court of competent jurisdiction) the consent of which is necessary for the consummation of the transactions contemplated hereby shall have issued an order, decree or ruling or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement or denying approval of any application or notice for approval necessary to consummate such transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

          (e) By the Company, on the one hand, or Buyer, on the other hand, upon written notice given to the non-terminating parties in the event that the Closing shall not have taken place on or before February 5, 2015; provided that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant or agreement hereunder by the party seeking such termination.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section) shall become void and of no further force and effect, and there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based either upon this Agreement or the transactions contemplated hereby, except that the obligations of the parties referred to in the last sentence of Section 6.2 and in Section 10.6 shall continue to apply following any such termination of this Agreement; provided that nothing in this Agreement shall relieve any party for liability for its fraud or its willful or intentional breach of this Agreement prior to Closing.

ARTICLE IX
INDEMNIFICATION

     9.1 Survival Period. The representations and warranties of the Company, Buyer and Merger Sub contained in this Agreement or in any certificate or document delivered pursuant to this Agreement shall survive the Closing hereunder for a period of twenty four (24) months from the Closing Date; provided, that (a) the representations and warranties of (i) the Company contained in Section 4.1 (Organization; Power), Section 4.2 (Authority Relative to Agreement), Section 4.3 (Non-Contravention), Section 4.5 (Capitalization) and Section 4.22 (Brokers) and (ii) the Buyer and Merger Sub contained in Section 5.1 (Organization), Section 5.2 (Authority Relative to Agreement), Section 5.3 (Non-Contravention), and Section 5.10 (Brokers) shall survive the Closing indefinitely, (b) the representations and warranties of the Company in Section 4.10 (Employee Benefits Matters) and Section 4.11 (Taxes) shall survive the Closing until the date that is sixty (60) days following the applicable statute of limitations related thereto, and (c) the representations and warranties of the Company in Section 4.18 (Mortgage Business) shall survive the Closing hereunder for a period of thirty-six (36) months following the Closing Date (the representations and warranties described in the foregoing clauses (a), (b) and (c), together the “Fundamental Representations”). If any party makes a claim pursuant to Section 9.4(a) with respect to a specific representation or warranty within the time period described in the preceding sentences, and such claim is not fully and finally resolved prior to the expiration of such time period, such representation and warranty shall survive until such claim is finally and fully resolved in accordance with this Agreement. Covenants or agreements of the Company, Buyer and Merger Sub contained in this Agreement that are to be performed at or prior to the Closing Date shall not survive the Closing hereunder. Covenants or agreements of the Company, Buyer and Merger Sub to be performed after the Closing Date shall survive the Closing indefinitely, except as they may be limited by a specific period of time expressly set forth therein.

     9.2 Indemnification by Holders.

          (a) Subject to the other provision of this Article IX, from and after the Effective Time, the Holders, acting solely through the Securityholder Representative, shall (subject to the last sentence of this Section 9.2(a)), severally (in accordance with their respective Percentage Shares) and not jointly, indemnify, defend and hold harmless Buyer and Merger Sub and their respective directors, officers, managers, employees and Affiliates, and their respective heirs, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of, and shall reimburse the Buyer Indemnified Parties for, any and all actual Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from or caused by:

          (i) any breach of any of the representations or warranties made on the date hereof by the Company in Article IV of this Agreement;

          (ii) any breach of any covenant or other agreement on the part of the Company under this Agreement;

          (iii) any claim by a current or former Holder or current or former holder of any other security of the Company, in its capacity as such, challenging this Agreement, the Merger, the other transactions contemplated hereby or an act or omission by the Securityholder Representative, including, without limitation, any claims relating to (x) the delivery of the Securityholder Representative Hold-Back Amount, (y) the Securityholder Representative Defense Fund, or (z) the Securityholder Representative’s exercise or failure to exercise its rights pursuant to Section 9.4(d) or Section 10.4(e);

          (iv) any liability of the Company for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Straddle Period to the extent allocable to the portion of such period beginning before and ending on the Closing Date, determined in accordance with Section 6.5(g)), in each case, in excess of the amounts accrued in the Closing Statement and accounted for in the calculation of the Final Net Tangible Assets Amount;

          (v) any repurchase claims or demands from Investors made prior to or following the Closing Date in respect of Mortgage Loans originated, purchased or sold by the Company at or prior to the Effective Time, but only if and to the extent that the aggregate Losses in respect of such claims or demands exceed the Repurchase Reserve Threshold;

          (vi) any obligation to repurchase any TitlePlus Loan from a counterparty arising from any inaccuracy in the representation set forth in Section 4.18(z);

          (vii) any severance expenses, accrued vacation expenses and other contractually or legally imposed obligations and liabilities incurred in accordance with the Company’s policies and procedures in excess of amounts accrued in the Closing Statement and accounted for in the calculation of the Final Net Tangible Assets Amount; and

          (viii) any expenses, or other contractually or legally imposed obligations and liabilities incurred as a result of the non-compliance of the Company’s Benefit Plans with all applicable requirements of ERISA, the Code (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended, and the Health Insurance Portability and Accountability Act of 1996, as amended), and other Applicable Laws, whether or not disclosed in Section 4.10(b) of the Company Disclosure Schedule, in excess of amounts accrued in the Closing Statement and accounted for in the calculation of the Final Net Tangible Assets Amount.

          For the avoidance of doubt, the Buyer and Merger Sub acknowledge and agree that this Article IX does not give them recourse against any Holder or the assets of any Holder, other than such Holder’s Percentage Share of the Indemnification Sources, that the Indemnification Sources are the sole and exclusive source from which all indemnification costs, obligations and duties of each of the Holders under this Agreement will be satisfied, and that all indemnification costs, obligations and duties of each Holder under this Agreement shall be satisfied solely in the manner provided in this Agreement and the Escrow Agreement, severally and in proportion to the respective Percentage Shares of each Holder.

          (b) Notwithstanding anything to the contrary contained in this Section 9.2, (i) the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2(a) with respect to any claim for indemnification pursuant to Section 9.2(a)(i) with respect to the breach of a representation or warranty, other than a Fundamental Representation, only if, and then only to the extent that, the aggregate Losses to all Buyer Indemnified Parties (without duplication), with respect to all claims for indemnification pursuant to Section 9.2(a) exceed $250,000 (the “Threshold”), whereupon such amounts in excess of the Threshold shall be paid from any remaining Escrow Fund and any remaining and unpaid Indemnification Sources at the time of any claim for indemnification.

     9.3 Indemnification by Buyer and Merger Sub.

          (a) Subject to the other provisions of this Article IX, from and after the Effective Time, Buyer hereby agrees to indemnify, defend and hold harmless the Holders and their respective directors, officers, managers, employees and Affiliates, and their respective heirs, successors, and assigns (collectively, the “Securityholder Indemnified Parties”) from, against and in respect of, and shall reimburse the Securityholder Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Securityholder Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from or caused by:

          (i) any breach of any of the representations or warranties made on the date hereof by Buyer or Merger Sub in Article V of this Agreement;

          (ii) any breach of any covenant or other agreement on the part of Buyer or Merger Sub under this Agreement; and

          (iii) any failure of the Parent to perform its obligations under Section 10.17 of this Agreement.

          (b) Notwithstanding anything to the contrary contained in this Section 9.3, the Securityholder Indemnified Parties shall be entitled to indemnification pursuant to Section 9.3(a) with respect to any claim for indemnification pursuant to Section 9.3(a)(i) with respect to the breach of a representation or warranty, other than a Fundamental Representation, only if, and then only to the extent that, the aggregate Losses to all Securityholder Indemnified Parties (without duplication), with respect to all claims for indemnification pursuant to Section 9.3(a), exceed the amount of the Threshold, whereupon Buyer shall be obligated to pay in full all such amounts in excess of the Threshold.

     9.4 Indemnification Procedures.

          (a) If a Buyer Indemnified Party or a Securityholder Indemnified Party (each, an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given rise or may reasonably be expected to give rise to a right of indemnification under this Article IX (whether or not the amount of Losses relating thereto is then quantifiable), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the parties from which indemnification is sought (collectively, the “Indemnifying Parties”), (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), brought or initiated by a Person not a party to this Agreement or Affiliated with any such party (a “Third-Party Claim”), within ten (10) Business Days following receipt of written notice of such Proceeding by such Indemnified Party, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a Third Party Claim, within thirty (30) days after the discovery by the Indemnified Party of the circumstances giving rise to such claim for indemnity; provided that the failure to so notify the Indemnifying Party shall not preclude a Indemnified Party from any indemnification which it may claim in accordance with this Article IX, except to the extent that the Indemnifying Party is actually prejudiced thereby. Each Claim Notice shall describe the claim in reasonable detail.

          (b) In the event that the Indemnifying Party notifies the Indemnified Party that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense, with counsel reasonably acceptable to the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in (but not control) any such defense and to employ separate counsel of its choosing, at its sole cost and expense. In the event the Indemnified Party elects to participate in any such defense, the Indemnifying Party shall not be liable to the Indemnified Party for any fees of counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third-Party Claim unless (i) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of each Indemnified Party from all liability with respect to such Third-Party Claim, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If, within thirty (30) days of receipt from an Indemnified Party of any Claim Notice with respect to a Third-Party Claim, the Indemnifying Party (i) advises such Indemnified Party in writing that the Indemnifying Party will not elect to defend, settle or compromise such Third-Party Claim or (ii) fails to make such an election in writing, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such Third-Party Claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense, at such Indemnified Party’s sole cost and expense and without compromising any legal privilege. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if (i) the Third-Party Claim is a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third-Party Claim after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed or is failing, (iii) either a Securityholder Indemnified Party and a Buyer Indemnified Party are both named parties to the Proceedings or Buyer or any of its Affiliates and any Securityholder Indemnified Party are both named parties to the Proceedings, and in each case the Indemnified Party shall have concluded, after consultation with counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iv) the relief sought in respect of the Third-Party Claim is non-monetary relief (other than a general boilerplate request for such other and further relief as the court deems just and proper).

          (c) Under all circumstances the Holders shall act solely through the Securityholder Representative and the Securityholder Representative’s determination with respect to all matters under this Article IX (including a determination as to whether to seek indemnity or not) shall be final and binding on each Holder.

          (d) In the event the Securityholder Representative elects to assume the defense of a Third-Party Claim, the Securityholder Representative shall be entitled to reimbursement from the Indemnification Escrow Fund of up to $150,000 of fees and expenses reasonably incurred in connection with the defense of each Third-Party Claim it elects to defend (the “Third-Party Claim Defense Costs”). Prior to the earlier to occur of (x) a date that is eighteen (18) months from the Closing Date or (y) the distribution of the entire Indemnification Escrow Amount, the Securityholder Representative shall deliver to Buyer invoices, receipts or other reasonably acceptable proof of the amounts of such Third-Party Claim Defense Costs, and, unless Buyer reasonably determines that the aggregate amount of such costs exceeds $150,000, in which case the portion of the reimbursement request amount above $150,000 shall be denied and the remainder paid as though no excess existed, Buyer shall provide its consent to the payment of such Third-Party Claim Defense Costs to the Securityholder Representative from the Indemnification Escrow Fund within five (5) Business Days. Buyer shall provide the Securityholder Representative with a form of joint written direction, signed by Buyer, which the Securityholder Representative can deliver to the Escrow Agent for payment of the Third-Party Claim Defense Costs from the Indemnification Escrow Fund. The Securityholder Representative may also elect to withhold the amount of any incurred Third-Party Claim Defense Costs, expected costs related to Third-Party Claims for which the Securityholder Representative has assumed the defense, or expected costs for potential future Third-Party Claims that have not been asserted from any distribution to the Holders, Performance Unitholders or EPP Unitholders of any Deferred Premium Payment or Earn-Out Payment, or the release of any portion of the Escrow Fund to Holders, Performance Unitholders or EPP Unitholders in accordance with the Escrow Agreement, in accordance with the provisions of Section 10.4(e), in which case Buyer agrees to execute a joint written direction to the Escrow Agent or Paying Agent, as applicable, that includes a direction to pay such amounts to the Securityholder Representative.

     9.5 Limitations on Indemnification. No Indemnified Party shall be entitled to recover under this Article IX with respect to, and the term “Losses” shall not include incidental, special, exemplary, or punitive damages, or damages for diminution in value, except in each case, if, and only to the extent, such damages have been awarded to a Third Party against an Indemnified Party. To the extent any Indemnified Party may claim Losses under more than one provision of Section 9.2, Section 9.3 or any other provision of this Agreement, such Indemnified Party may only recover for the same Losses once.

     9.6 Losses Net of Insurance, Third-Party Recoveries and Taxes; Mitigation. Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article IX to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims, including pursuant to any insurance policies of the Company which were in effect at or prior to the Closing to the extent claims may be made thereunder following the Closing, and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that it may have against Third Parties. The amount that the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article IX shall be reduced (retroactively, if necessary) by any insurance proceeds, third party payments or tax benefits recovered by or on behalf of such Indemnified Party in reduction of the related Losses. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of Losses and shall subsequently receive insurance proceeds, third party payments or tax benefits in respect of such Losses, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, third party payments or tax benefits actually received. Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article IX to use all commercially reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

          9.7 Offset Rights. Buyer (or at Buyer’s direction, the Surviving Company) may, at any time or from time to time, following written notice to the Securityholder Representative, offset any amount that is owed to a Buyer Indemnified Party for (i) any documented fees and expenses relating to the work performed by any Independent Accountant or Independent Valuation Expert or other amounts (including any portion of the Deficiency Amount or MSR Deficiency Amount) that have not been paid from the Indemnification Sources, or (ii) any “final determination” (as defined below) in favor of a Buyer Indemnified Party asserting a claim for indemnification under this Article IX, against any Deferred Premium Payment or Earn-Out Payment (in each case, before any allocation to the EPP Pool) in respect of any Measurement Period that has not yet been paid in accordance with Article III. A “final determination” shall exist when (A) the parties to the dispute have reached an agreement in writing, (B) a court of competent jurisdiction shall have entered a final and non-appealable order or (C) the Independent Accountant, Independent Valuation Expert or, if the parties later agree to submit a matter to arbitration, an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto. Notwithstanding the foregoing, Buyer may withhold from any Deferred Premium Payment or Earn-Out Payment any of the payments contemplated by clauses (i) and (ii) of the first sentence of this Section 9.7 pending the “final determination” of any claim for indemnification under this Article IX.

          9.8 Exclusive Remedy. If the Closing occurs, except for equitable remedies, the indemnification provided in this Article IX shall be the exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in Sections 3.1(e) (MSR Valuation), 3.2 (Net Tangible Assets Adjustments) and 10.8 (Specific Performance). Notwithstanding the foregoing provisions of this Section 9.8, no party shall be deemed to have waived, on behalf of itself, its successors and any assigns, any and all rights, claims, causes of action or remedies such Person may have against another party if to the extent fraud is proven of such party any Affiliate thereof (and any of their respective Representatives). Any claim by Holders against the Company, Buyer or the Parent pursuant to this Agreement must be brought by the Securityholder Representative. Any claim for indemnification pursuant to this Article IX by a Buyer Indemnified Party must be brought against the Securityholder Representative.

     9.9 Merger Consideration Adjustment. All amounts paid from the Escrow Fund or otherwise pursuant to this Article IX, to the maximum extent permitted by Applicable Law, shall be treated as an adjustment to the Merger Consideration for all Tax purposes.

ARTICLE X
GENERAL PROVISIONS

     10.1 Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and shall have been duly given on the date delivered, if personally delivered, on the third (3rd) Business Day after being sent by certified or registered mail, postage prepaid or on the next Business Day after being set by reputable overnight courier (delivery prepaid), to the parties at the following addresses, or on the date sent and confirmed by electronic transmission or confirmatory return email or the fax number or email address specified below:

(a)	if to Parent, Buyer or Merger Sub, at:

c/o ZAIS Financial Corp.
2 Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attn: Michael Szymanski, Chief Executive Officer
Fax: (732) 747-7619
Email: Mike.Szymanski@zaisgroup.com

with a copy to (which shall not constitute notice):

c/o ZAIS Financial Corp.
2 Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attn: Steven Haber, Secretary
Fax: (732) 978-7507
Email: Steven.Haber@zaisgroup.com

and

Alston & Bird LLP
950 F Street, N.W.
Washington, DC 20007
Attn: David E. Brown, Jr. and Stephen F. Ornstein
Fax: (404) 881-7777
Email: david.brown@alston.com; steve.ornstein@alston.com

(b)	if to the Company, at:

GMFS LLC
7389 Florida Boulevard, Suite 200A
Baton Rouge, Louisiana 70806
Attn: J. Terrell Brown, Jr., President Fax: (888) 557-0805 Email: teebrown@gmfslending.com with a copy to (which shall not constitute notice):

Kantrow, Spaht, Weaver & Blitzer (APLC)
445 North Boulevard, Suite 300
P.O. Box 2997
Baton Rouge, Louisiana 70821-2997
Attn: Lee C. Kantrow, Esq.
Jacob M. Kantrow, Esq.
Fax: (225) 343-0630
Email: lee@kswb.com
jacob@kswb.com

(c)	if to the Securityholder Representative, at:

Honeyrep, LLC
c/o Oneonta Capital, LLC,
401 Edwards Street, #1805
Shreveport, Louisiana 71101
Attn: Lloyd A. Brown
Fax: (318) 673-1417
Email: lbrown@kinseyinc.com

and

Honeyrep, LLC
c/o Waterfall Asset Management, LLC
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attn: Crager Boardman, Director – Controller and
Kenneth Nick, General Counsel
Fax: (212) 257-4699
Email: cboardman@waterfallam.com;
knick@waterfallam.com

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 10.1; provided that notice of change of address shall be effective only upon receipt.

     10.2 Amendment and Modification; Waiver.

          (a) This Agreement and the Exhibits and Schedules hereto may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

          (b) At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

     10.3 Entire Agreement. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein), all other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     10.4 Securityholder Representative.

          (a) Pursuant to the adoption and approval of this Agreement members of the Company representing a “Unitholder Super Majority” and a “Preferred Unitholder Majority” (as each such term is defined in the LLC Agreement), each Holder irrevocably appoints Honeyrep, LLC as the “Securityholder Representative”. In accordance with and subject to the terms of the Honeyrep, LLC Operating Agreement attached to this Agreement as Exhibit M (the “SR Operating Agreement”), the Securityholder Representative is and will be such Holders’ representative, attorney-in-fact and agent, with full substitution to act in the name, place and stead of such Holder, solely with respect to this Agreement and the Escrow Agreement with the power, authority and discretion to act, pursuant to the terms of the SR Operating Agreement, on behalf of all Holders in any amendment of or litigation or arbitration involving this Agreement and the Escrow Agreement and to do or refrain from doing all such further acts and things, and, pursuant to the terms of the SR Operating Agreement, to execute all such documents, as such Securityholder Representative shall, pursuant to the terms of the SR Operating Agreement, deem necessary or advisable in conjunction with any of the transactions contemplated by the Merger, this Agreement and the Escrow Agreement, including the power:

          (i) to take all action necessary or advisable in connection with the waiver of any condition to the obligations of the Holders to consummate the transactions contemplated by this Agreement and the Escrow Agreement;

          (ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement);

          (iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement and the Escrow Agreement;

          (iv) to receive and make payments under this Agreement or the Escrow Agreement to the Holders to the extent not otherwise provided in this Agreement or the Escrow Agreement; and

          (v) to take all actions which under this Agreement and the Escrow Agreement may be taken by the Holders and to do or refrain from doing any further act or deed on behalf of the Holder which Securityholder Representative deems necessary or advisable in its good faith discretion relating to the subject matter of this Agreement and the Escrow Agreement as fully and completely as such Holder could do if personally present.

          (b) Subject to the terms of the SR Operating Agreement, the Securityholder Representative may not amend this Agreement or any other Transaction Agreement (i) to create any personal liability of any Holder hereunder or thereunder, (ii) to increase the maximum aggregate indemnification obligation of the Holders beyond their respective Percentage Shares of the amount of the Escrow Amount, the Deferred Premium Payments and the Earn-Out Payments, if any, or (iii) take any action pursuant hereto that could disproportionately affect any Holder or group of Holders without the prior consent of such affected Holder or group of Holders. The operation of the Securityholder Representative will be governed by the SR Operating Agreement.

          (c) If Honeyrep, LLC resigns or becomes unable to serve as Securityholder Representative, such other Person or Persons as may be designated in accordance with the terms of the SR Operating Agreement shall succeed as Securityholder Representative.

          (d) The parties acknowledge that the Securityholder Representative’s obligations under this Section 10.4 are solely as a representative of the Holders and that the Securityholder Representative shall have no personal responsibility for any expenses incurred by it in such capacity and that all payments to Buyer as a result of any indemnification obligations shall be made solely from, and to the extent of, the Indemnification Sources.

          (e) Out-of-pocket expenses incurred by, or reasonably anticipated to be incurred by, the Securityholder Representative for attorneys’ and accountants’ fees and other costs may, at the written direction of the Securityholder Representative, be withheld, and paid to the Securityholder Representative, in connection with the distribution to Holders, Performance Unitholders or EPP Unitholders of any Deferred Premium Payment or Earn-Out Payment or the release of any portion of the Escrow Fund to Holders, Performance Unitholders or EPP Unitholders in accordance with the Escrow Agreement. In addition, in the event the Securityholder Representative, in its sole discretion, determines that the Securityholder Representative Defense Fund is not adequately funded in light of the Securityholder Representative’s election to assume the defense of any Third-Party Claim(s) or potential future Third-Party Claims that have not been asserted, the Securityholder Representative shall be entitled to deduct from any distribution to Holders, Performance Unitholders or EPP Unitholders of any Deferred Premium Payment or Earn-Out Payment or the release of any portion of the Escrow Fund to Holders, Performance Unitholders or EPP Unitholders in accordance with the Escrow Agreement, amounts the Securityholder Representative reasonably and in good faith determines are necessary or appropriate to cover expected costs related to such Third-Party Claim(s). In the event the Securityholder Representative elects to withhold amounts from any distribution to Holders, Performance Unitholders or EPP Unitholders of any Deferred Premium Payment or Earn-Out Payment or the release of any portion of the Escrow Fund to Holders, Performance Unitholders or EPP Unitholders in accordance with the Escrow Agreement in accordance with this Section 10.4(e), the Securityholder Representative shall deliver a form of joint written direction to Buyer in advance of such distribution or release stating the amounts to be withheld and the reasons therefor, and Buyer agrees to execute such joint written direction to the Escrow Agent or Paying Agent, as applicable. Upon the resolution of all Third-Party Claims, any remaining amounts in the Securityholder Representative Defense Fund shall be distributed in accordance with the terms of the SR Operating Agreement.

     10.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     10.6 Fees and Expenses. Except as otherwise provided herein, whether or not the transactions contemplated hereby are consummated, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     10.7 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as otherwise expressly provided in Section 6.12, Article IX and Section 10.15.

     10.8 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

     10.9 Assignment; Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     10.10 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state, except to the extent the Merger is expressly governed by the laws of the State of Delaware.

     10.11 Waiver of Jury Trial. Each party hereby irrevocably and unconditionally waives any right it may have to a trial in respect of any litigation against any other party hereto directly or indirectly arising out of or relating to this Agreement or the transaction contemplated by this Agreement.

     10.12 Jurisdiction. The parties hereby irrevocably and unconditionally consent and submit to the exclusive jurisdiction of the courts of the State of New York located in New York County and of the United States of America located in the Southern District of New York with respect to any Proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of New York located in New York County and of the United States of America located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

     10.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     10.14 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     10.15 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

     10.16 Continuing Counsel. The parties hereto each hereby acknowledge that Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (“Company Counsel”) has acted as counsel to the Company and certain of the Holders from time to time prior to this Agreement and the Closing. Each of Parent, Buyer and Merger Sub hereby agrees that (i) it will not seek to disqualify Company Counsel from acting and continuing to act as counsel to any of the Holders or the Securityholder Representative either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated hereby, and (ii) that as to all communications (including any e-mail communications using the Company’s e-mail system) among the Securityholder Representative, the Holders and Company Counsel prior to the Closing concerning the negotiation and execution of this Agreement and the ancillary agreements contemplated hereby, the attorney-client privilege belongs to the applicable Securityholder Representative and/or Holder, as the case may be, and shall not pass to or be claimed by Parent, Buyer or Merger Sub or any of their respective Affiliates.

     10.17 Guaranty by Parent.

          (a) To induce the Company and the Securityholder Representative to enter into this Agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to the Company (prior to the Closing) and to the Holders and the Securityholder Representative (following the Closing) the due and punctual payment by, and performance and discharge of, any and all of the obligations of Buyer, Merger Sub and the Surviving Company pursuant to the Merger Agreement (the “Guaranteed Obligations”). The liability of Parent as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or any other agreement or certificate contemplated hereby) or any forbearance, neglect or delay in seeking performance of the payment obligations hereby imposed or any granting of time for such payment. Parent hereby waives all defenses otherwise available to a guarantor or surety other than fraud, payment in full, and accord and satisfaction pursuant to a mutually signed agreement.

          (b) This guarantee is to be a continuing security of Holders for the Guaranteed Obligations that may be owed by Buyer, Merger Sub and the Surviving Company. This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any of the Guaranteed Obligations under this Section is rescinded or must otherwise be returned by Holders upon the insolvency, bankruptcy or reorganization of Parent or otherwise, all as though such payment or performance had not been made. This is a guarantee of performance and payment and not of collection only. The Company and the Securityholder Representative acknowledge and agree that, absent fraud, recourse against Parent under this Section 10.17 shall be the sole and exclusive remedy of the Company, Holders and the Securityholder Representative against Parent in respect of the Guaranteed Obligations or otherwise arising under, or in connection with, the Transaction Agreements or the transactions contemplated thereby.

          (c) Parent represents and warrants to the Company that:

          (i) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation;

          (ii) Parent has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which Parent is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;

          (iii) the execution and delivery by Parent of this Agreement and each other Transaction Agreement to which Parent is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action; and

          (iv) this Agreement has been and each of the other Transaction Agreements (as applicable) will be at or prior to the Closing duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company and the other parties thereto (other than Parent), constitutes a legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles.

     10.18 Acknowledgement. Buyer, on behalf of itself and its Affiliates, hereby acknowledges and agrees that there shall not be any restrictions on the post-Closing competitive activities of Waterfall Asset Management or any of its Affiliates, including Victoria.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

ZFC HONEYBEE TRS, LLC

By:	ZFC Honeybee Holdings, LLC, its managing
member

By:	ZAIS Financial Partners, LP, its managing
member

By:	ZAIS Financial Corp., its general partner

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: President and Chief Executive Officer

ZFC HONEYBEE ACQUISITIONS, LLC

By:	ZFC Honeybee TRS, LLC, its managing
member

By:	ZFC Honeybee Holdings, LLC, its managing
member

By:	ZAIS Financial Partners, LP, its managing
member

By:	ZAIS Financial Corp., its general partner

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: President and Chief Executive Officer

GMFS LLC

By:	/s/ J. Terrell Brown, Jr.
Name: J. Terrell Brown, Jr.
Title: President

[Signature Page to Agreement and Plan of Merger]

HONEYREP, LLC, solely in its capacity as
Securityholder Representative

By:	Oneonta Capital LLC	, its manager

By:	/s/ Lloyd A. Brown
Name: Lloyd A. Brown
Title: Sole Member

ZAIS FINANCIAL CORP., solely in its capacity as
guarantor

By:	/s/ Michael Szymanski
Name: Michael Szymanski
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT H

FORM OF
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

     THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of August ___, 2014, by and between ZFC HONEYBEE TRS, LLC, a Delaware limited liability company (“Buyer”), and [________] (“Unitholder”), to be effective as of the date of consummation of the Transaction (as defined below) (the “Agreement Effective Date”).

BACKGROUND

     Buyer, ZFC Honeybee Acquisitions, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”), GMFS LLC, a Delaware limited liability company (the “Company”), Honeyrep, LLC, a Delaware limited liability company (the “Securityholder Representative”), and ZAIS Financial Corp., a Maryland corporation, as guarantor (“Parent”), have entered into an Agreement and Plan of Merger, dated as of August 5, 2014 (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Buyer, which is acquiring all of the goodwill of the Company’s business (the “Transaction”).

     Unitholder is an owner of a substantial portion of the equity of the Company (either as a holder of Units or as a participant in the Company’s LTIP (as such terms are defined in the Merger Agreement) or both), and as a result, he/she is receiving significant benefit from the Transaction. The parties therefore agree that Unitholder is a person who is selling the goodwill of a business within the meaning of La. R.S. 23:921(B).

     Buyer desires that Unitholder agree to certain restrictive covenants in order to protect the assets, goodwill and going concern value of the business that Buyer will acquire in the Transaction, and Unitholder is willing to agree to the restrictive covenants set forth herein.

     The Merger Agreement through which the Transaction is being consummated contemplates that Unitholder will enter into this Agreement in connection with, and as a condition of, the closing of the Transaction, and Buyer would not enter into the Transaction but for Unitholder’s execution of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, together with other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Buyer and Unitholder agree as follows:

     1. Protective Covenants.

          (a) Acknowledgments; Representations.

               (i) Condition of Transaction and Other Consideration: Unitholder acknowledges and agrees that he/she has received good and valuable consideration for entering into this Agreement and further acknowledges that Buyer would not enter into the Merger Agreement or consummate the Transaction in the absence of his/her execution of and compliance with this Agreement.

               (ii) Access to Confidential Information, Relationships, and Goodwill: Unitholder acknowledges and agrees that he/she has been provided and entrusted with Confidential Information (as that term is defined below), including highly confidential Customer information that is subject to extensive measures to maintain its secrecy within the Company, information that is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests and the goodwill purchased by Buyer in the Transaction if it was disclosed or used in violation of this Agreement. Unitholder also acknowledges and agrees that he/she has been provided and entrusted with access to the Company’s Customer and employee relationships and goodwill. Unitholder further acknowledges and agrees that neither the Company nor Buyer would provide access to the Confidential Information, Customer and employee relationships, and goodwill in the absence of his/her execution of and compliance with this Agreement. Unitholder further acknowledges and agrees that the Company’s Confidential Information, Customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

               (iii) Potential Unfair Competition: Unitholder acknowledges and agrees that as a result of the consideration he/she is receiving in connection with the Transaction, his/her knowledge of and access to Confidential Information, and his/her relationships with the Company’s Customers and employees, he/she would have an unfair competitive advantage if he/she were to engage in activities in violation of this Agreement.

               (iv) Voluntary Execution: Unitholder acknowledges and affirms that he/she is executing this Agreement voluntarily, that he/she has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he/she has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

               (v) No Conflict: Unitholder represents to the Company that he/she is not subject to any written or oral contract or agreement with any third person or entity that prohibits or conflicts with his/her entry into this Agreement.

          (b) Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

               (i) “Competitive Services” means the provision of all mortgage lending, origination and servicing activities on behalf of any person or entity engaged in the mortgage lending, origination or servicing business, including, without limitation, originating, underwriting, closing, selling and servicing mortgage loans, and otherwise engaging in the business of mortgage banking.

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                    (ii) “Confidential Information” means any and all data and information relating to the Company, its activities, business, Customers or employees that (i) is or was disclosed to Unitholder or of which he/she becomes aware as a consequence of his/her affiliation with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets; financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; Customer lists; files, data and financial information relating to Customers; details of Customer contracts; current and anticipated Customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to managers, officers, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

               (iii) “Customer” means, in the context of the Company’s business, any and all borrowers, mortgage loan applicants, lenders and investors doing business with the Company as of the Agreement Effective Date or within the 24 months preceding the Agreement Effective Date.

               (iv) “Material Contact” means contact between Unitholder and a Customer or potential Customer of the Company (i) with whom or which Unitholder has or had dealings on behalf of the Company; (ii) whose dealings with the Company are or were coordinated or supervised by Unitholder; (iii) about whom Unitholder obtained Confidential Information in the ordinary course of business as a result of his/her affiliation with the Company; or (iv) who receives products or services of the Company, the sale or provision of which resulted in compensation, commissions, or earnings for Unitholder within the two (2) years prior to the Transaction Effective Date.

               (iv) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

               (v) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

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               (vi) “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Unitholder has had Material Contact on behalf of the Company.

               (vii) “Restricted Period” means the period beginning on the Agreement Effective Date and ending on the second (2nd) anniversary thereof.

               (viii) “Restricted Territory” means (i) East Baton Rouge Parish, West Baton Rouge Parish, Ascension Parish, East Feliciana Parish, Iberville Parish, Jefferson Parish, Lafayette Parish, Livingston Parish, Pointe Coupee Parish, St. Helena Parish, St. Tammany Parish, Tangipahoa Parish, and West Feliciana Parish, Louisiana, and (ii) Bibb County, Georgia, Fulton County, Georgia, Hamilton County, Indiana, and Hancock County, Mississippi.

               (ix) “Restrictive Covenants” means the restrictive covenants contained in Section 1(c) through 1(i) hereof.

          (c) Restriction on Disclosure and Use of Confidential Information. Unitholder agrees that he/she shall not, directly or indirectly, use any Confidential Information on his/her own behalf or on behalf of any Person other than the Company or Buyer, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company or Buyer to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Unitholder further agrees that he/she shall fully cooperate with the Company and Buyer in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Unitholder’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Unitholder shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, that in the event such disclosure is required by law, Unitholder shall provide the Company and Buyer with prompt notice of such requirement so that the Company or Buyer may seek an appropriate protective order prior to any such required disclosure by Unitholder.

          (d) Non-Competition. Unitholder agrees that, during the Restricted Period, he/she will not, without prior written consent of Buyer, directly or indirectly (a) carry on or engage in Competitive Services within the Restricted Territory on his/her own or on behalf of any Person or any Principal or Representative of any Person other than the Company, or (b) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that Unitholder may own or control 2% or less of all of the issued and outstanding securities of any such business that is publicly traded on a national securities exchange.

          (e) Non-Solicitation of Protected Customers. Unitholder agrees that, during the Restricted Period, he/she shall not, without the prior written consent of Buyer, directly or indirectly, on his/her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer in the Restricted Territory for the purpose of engaging in, providing, or selling Competitive Services.

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          (f) Non-Recruitment of Employees. Unitholder agrees that during the Restricted Period, he/she shall not, without the prior written consent of Buyer, directly or indirectly, whether on his/her own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his/her employment relationship with the Company or to enter into employment with Unitholder or any other Person.

          (g) Enforcement of Restrictive Covenants.

               (i) Rights and Remedies Upon Breach: The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Unitholder breaches, or threatens to breach, any of the Restrictive Covenants, Buyer shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Unitholder from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and the Company and that money damages would not provide an adequate remedy to Buyer or the Company. Unitholder understands and agrees that if he/she violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer or the Company at law or in equity. Buyer’s ability to enforce its rights under the Restrictive Covenants or applicable law against Unitholder shall not be impaired in any way by the existence of a claim or cause of action on the part of Unitholder based on, or arising out of, this Agreement or any other event or transaction, except that should Buyer fail to meet its obligations to pay any Deferred Premium Payment or Earn-Out Payment (as such terms are defined in the Merger Agreement) required to be paid to Unitholder pursuant to the Merger Agreement, then Unitholder shall be relieved of his/her obligations set forth in Section 1(d) (Non-Competition), Section 1(e) (Non-Solicitation of Protected Customers) and Section 1(f) (Non-Recruitment of Employees).

               (ii) Severability and Modification of Covenants: Unitholder acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

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          (h) Disclosure of Agreement. Unitholder acknowledges and agrees that, during the Restricted Period, he/she will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Unitholder further agrees that Buyer shall have the right to make any such prospective employer, business partner, investor or lender of Unitholder aware of the existence and terms of this Agreement.

          (i) Non-Disparagement. Unitholder agrees not to issue, disseminate or otherwise make public any written or oral statements likely to disparage or harm the Company’s business or reputation or the reputation of any executive or employee of the Company or its affiliates. Notwithstanding the foregoing, nothing herein shall prohibit Unitholder from providing testimony when required by law, court order or other valid and appropriate legal process.

     2. Miscellaneous.

          (a) Applicable Law; Trial by Jury. The Company and Unitholder agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Louisiana without giving effect to its conflicts of law principles. EACH OF UNITHOLDER AND THE COMPANY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

          (b) Costs and Expenses. The prevailing party in any action with respect to this Agreement shall be entitled to reimbursement from the other party for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such prevailing party.

          (c) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (d) Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (e) Successors and Assigns. Unitholder’s obligations under this Agreement shall survive termination of his/her employment by the Company and shall be binding upon his/her heirs, executors and personal representatives and shall inure to the benefit of Buyer and its successors and assigns. Buyer may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Unitholder is principally involved. Unitholder’s rights and obligations under this Agreement are personal in nature and may not be assigned or transferred by Unitholder.

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          (f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (g) Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

          (h) Entire Agreement. This Agreement contains the entire agreement between Buyer and Unitholder with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement. The restrictions and limitations herein regarding non-competition, non-disclosure and non-solicitation are in addition to and not in derogation of applicable law with respect to non-competition, non-disclosure, and non-solicitation in general.

          (i) Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

          (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          (k) Third Party Beneficiary. The parties acknowledge and agree that the Company is an intended third-party beneficiaries of this Agreement and may enforce Buyer’s rights hereunder.

[Signature Page to Follow]

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     IN WITNESS WHEREOF, Unitholder has hereunto set his/her hand and Buyer has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

UNITHOLDER

Name:

ZFC HONEYBEE TRS, LLC

By: ZFC Honeybee Holdings, LLC, its managing
member

By: ZAIS Financial Partners, LP, its managing
member

By: ZAIS Financial Corp., its general partner

By:
Name: Michael Szymanski
Title: President and Chief Executive Officer

EXHIBIT I

FORM OF EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August ___, 2014, by and between GMFS LLC, a Delaware limited liability company (the “Company”) and [_____________] (“Employee”) (individually a “Party,” collectively the “Parties”), to be effective as of the Agreement Effective Date, as defined in Section 1.

BACKGROUND

     The Company, ZAIS Financial Corp., a Maryland corporation (“Parent”), ZFC Honeybee TRS, LLC, a Delaware limited liability company (“Buyer”), ZFC Honeybee Acquisitions, LLC, a Delaware limited liability company (“Merger Sub”), and Honeyrep, LLC, a Delaware limited liability company (the “Securityholder Representative”) have entered into an Agreement and Plan of Merger, dated as of August 5, 2014 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving company in the Merger and a wholly owned subsidiary of Buyer (the “Transaction”).

     Following the Transaction the Company desires to employ Employee as [____________] of the Company, and Employee desires to accept such employment subject to the agreements and covenants of this Agreement. [The prior employment agreement between Employee and the Company will no longer be in effect following the Transaction, and Employee’s rights and obligations as an employee of the Company shall be governed solely by this Agreement.]1

     NOW, THEREFORE, in consideration of the payments, consents and acknowledgements described below, in consideration of Employee’s employment with the Company, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Employee agree as follows:

     1. Effective Date; Term. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee, and Employee hereby accepts such employment, for the term commencing on the consummation of the Transaction (the “Agreement Effective Date”) and, unless otherwise earlier terminated pursuant to Section 4 hereof, the close of business on the fourth anniversary of the Agreement Effective Date (the “Term”). If the Term expires and Employee and the Company agree that Employee will remain employed by the Company but do not enter into a new employment agreement, then such employment shall be at-will and Sections 3, 4, 5, 7, 8, 9 and 11 of this Agreement will be of no further force and effect, but the remaining Sections of the Agreement shall survive the expiration of the Term and continue to be in full force and effect. The “Employment Period” shall be the Term plus any period of continued employment of Employee by the Company following the expiration of the Term pursuant to the preceding sentence.

____________________

1 Note: The bracketed language will be included for each Key Manager who has an existing employment agreement with the Company.

     2. Employment; Extent of Service. Employee is hereby employed on the Agreement Effective Date as the [____________] of the Company. In his/her capacity as the [____________] of the Company, Employee shall have the duties, responsibilities and authority commensurate with such position and such other duties as may be reasonably assigned to him/her by [____________] or his/her designee. [Note: This concept is for all employees who are subordinate to the CEO. The CEO’s agreement will reference the Company’s Board of Managers.] During the Employment Period, and excluding any periods of vacation or sick leave to which Employee is entitled, Employee agrees to (a) devote substantially all of his/her business effort, time, energy, and skill to fulfill his/her employment duties; (b) faithfully, loyally and diligently perform such duties, subject to the control and supervision of [_____________] or his/her designee; and (c) diligently follow and implement all lawful management policies and decisions of the Company that are communicated to Employee. During the Employment Period, Employee shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which interferes with his/her obligations to the Company under this Agreement.

     3. Compensation and Benefits.

          (a) Base Salary. During the Term, the Company will pay to Employee base salary at the rate of $[_________] per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Company shall review Employee’s Base Salary annually and may increase or, but only with Employee’s consent, decrease Employee’s Base Salary from year to year. Such adjusted salary then shall become Employee’s Base Salary for purposes of this Agreement.

          (b) Management Bonus Plan. In addition to the Base Salary set forth above, during the Term, Employee shall be entitled to participate in the cash incentive plan (the “Management Bonus Plan”) attached hereto as Exhibit A. Any payments due to Employee under the terms and conditions of the Management Bonus Plan (“Management Bonus Payments”) will be paid by the Company on or before March 15 of the calendar year following the year in which the bonus was earned. The Management Bonus Payments shall be subject to all applicable withholding and other taxes. The Company shall not have the right to amend, modify or terminate the Management Bonus Plan with respect to Employee during the Term without Employee’s written consent to such amendment. For the avoidance of doubt, this section does not entitle Employee to any rights under any bonus or other incentive plan applicable to Employee (the “Previous Bonus Plan”), and Employee understands that the Previous Bonus Plan will be terminated as of the Agreement Effective Date and replaced by the Management Bonus Plan. All amounts earned by Employee under the Previous Bonus Plan will be accrued by the Company through the Agreement Effective Date pursuant to the terms of the Merger Agreement, and will be paid pursuant to the terms of the Previous Bonus Plan.

          (c) Retirement Plans; Welfare Benefit Plans.

               (i) Retirement Plans. During the Term, Employee shall be entitled to participate in all retirement plans, practices, policies and programs (the “Retirement Plans”) available to other Company employees similarly situated to Employee (“Peer Employees”), and on the same basis as such Peer Employees; provided that nothing herein shall limit the ability of the Company to amend, modify or terminate any such Retirement Plans at any time and from time to time. Notwithstanding the foregoing, the Company will use its reasonable best efforts to ensure that Employee is able to continue to participate in the same (or substantially similar) Retirement Plans in which he/she is participating immediately prior to the Agreement Effective Date.

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                     (ii) Welfare Benefit Plans. During the Term, Employee and Employee’s eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Company (the “Welfare Plans” and together with the Retirement Plans, the “Benefit Plans”), if any, to the extent available to other Peer Employees and subject to eligibility requirements and terms and conditions of each such plan; provided, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such Welfare Plans at any time and from time to time. Notwithstanding the foregoing, Employee shall be entitled to no less than [__]2 vacation days per year, and the Company shall use its reasonable best efforts to ensure that Employee is able to continue to participate in the same (or substantially similar) Welfare Plans in which he/she is participating immediately prior to the Agreement Effective Date through the end of the 2015 calendar year.

                     (iii) Notwithstanding the foregoing, nothing in this Section 3(c) shall limit the Company’s ability to amend or modify the Benefit Plans, or terminate current Benefit Plans and adopt new plans, practices, policies and programs, so long as the aggregate benefits available to all employees of the Company are, in the aggregate, no less favorable than the benefits provided under the Benefit Plans as in effect on the Agreement Effective Date.

              (d) Expenses. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in the course of performing his/her duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other Peer Employees with respect to travel and other business expenses. If Employee is entitled to be paid or reimbursed for any taxable expenses under this Section 3(d), and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Section 3(d) shall be subject to liquidation or exchange for another benefit.

              (e) Indemnification; Directors’ and Officers’ Insurance.

                     (i) For any events that occur during the Employment Period, Employee shall be entitled to the following indemnification rights:

____________________

2 To be consistent with the current GMFS policy.

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                     (A) General. To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend Employee and his/her respective heirs, executors and administrators (individually, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company if:

                     (x) The Indemnitee acted in good faith and in a manner he/she reasonably believed to be in, or not contrary to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his/her conduct was unlawful,

                     (y) The Indemnitee's conduct did not constitute gross negligence, intentional misconduct, a material breach of the terms of the Company's operating agreement or a knowing violation of law, and

                     (z) The Indemnitee's conduct did not involve a transaction from which Employee derived an improper personal benefit.

                     (B) Settlements. The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

                     (C) Acknowledgement. Employee hereby acknowledges receipt of a copy of the Company’s operating agreement, which will govern the operation of the Company immediately following the Agreement Effective Date. Employee understands and acknowledges that the Company’s operating agreement may be amended from time to time following the Agreement Effective Date. The Company may deliver copies of the then-current version of the Company’s operating agreement to Employee following any amendment, or Employee may request a copy at any time, and Employee understands and acknowledges that Employee is responsible for reading and understanding the terms of the Company’s operating agreement as in effect from time to time.

                     (ii) The Parties further acknowledge that the Company currently provides directors’ and officers’ insurance as to the Employee. To the extent reasonably available, (a) the Company agrees to maintain directors’ and officers’ liability insurance policies covering Employee on a basis no less favorable than provided to Employee as of the Agreement Effective Date, and (b) shall continue to maintain such insurance as to Employee after he/she has ceased to be a director, member, employee or agent of the Company with respect to acts or omissions which occurred prior to such cessation; provided that the Company shall not be obligated to make aggregate annual premium payments for such insurance policies (or coverage replacing such policies) which exceed 200% of the current annual premium payment on the Company’s current policy in effect as of the date of the Merger Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. The insurance contemplated under this Section 3(e) shall inure to the benefit of Employee’s heirs, executors and administrators.

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       4. Termination of Employment.

              (a) Death or Disability.

                     (i) Employee’s employment shall terminate automatically upon Employee’s death.

                     (ii) If the Company determines in good faith that the Disability (as defined below) of Employee has occurred during the Term, it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Employee (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. “Disability” shall mean the inability of Employee, as reasonably determined by the Company, to perform the essential functions of his/her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months. At the request of Employee or his/her personal representative, the Company’s determination that the Disability of Employee has occurred shall be certified by a physician mutually agreed upon by Employee, or his/her personal representative, and the Company.

              (b) Termination by Company. The Company may terminate Employee’s employment during the Term without Cause by delivering a Notice of Termination (as defined below) to Employee thirty (30) days prior to the desired Date of Termination (as defined below) (the thirty (30) day period between the delivery of a Notice of Termination and the Date of Termination is referred to herein as the “Notice Period”). During the Notice Period, and at the sole discretion of the Company, Employee may be relieved of all duties and/or prohibited from physically working at the offices of the Company, provided that Employee shall be entitled to continued compensation and benefits during the Notice Period. The Company may terminate Employee’s employment during the Term with Cause immediately upon delivery of a Notice of Termination to Employee. “Cause” shall mean any of the following actions, failures and events by or affecting Employee:

                     (i) conviction or, or pleading guilty or no contest to, a felony;

                     (ii) final adjudication by a court of competent jurisdiction or by any regulatory authority, leading to sanctions being levied against Employee, the Company, any member of the Company or any of its affiliates for willful regulatory violations committed by Employee under any applicable law or regulation, but only in such instances where the sanctions levied would have a material adverse effect on the Company;

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                     (iii) the use of drugs or alcohol such that the performance of Employee’s duties and obligations becomes impaired;

                     (iv) the material or repeated intentional violation of any written internal policies and procedures of the Company;

                     (v) any act of fraud or embezzlement by Employee in respect of the Company (including its funds or assets);

                     (vi) the repeated failure to follow the reasonable written directives of the Company or the Board of Managers relating to the performance of Employee’s duties or responsibilities;

                     (vii) the taking or implementing of any material actions on behalf of the Company that (x) are outside the reasonable scope of Employee’s actual authority to act on the Company’s behalf and (y) are made or implemented without the written approval of the Board of Managers as appropriate or as otherwise specified in the Company’s Limited Liability Agreement; and

                     (viii) the taking of any action that has resulted, or is reasonably likely to result, in the Company being found liable for (x) claims of sexual harassment or (y) other violations of employment or labor laws, including any actions which would result in any action by the Equal Employment Opportunity Commission; provided that with respect to sub-item (y) only if such violations would have a material adverse effect upon the Company.

For purposes of this provision, no act or failure to act, on the part of Employee, shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Company, including, without limitation, the Board, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

              (c) Termination by Employee.

                     (i) General. Employee’s employment may be terminated by Employee by delivering a Notice of Termination (as defined below) to the Company thirty (30) days prior to the desired Date of Termination (as defined below). During the Notice Period, and at the sole discretion of the Company, Employee may be required to assist the Company with identifying a successor and in transitioning his/her duties and responsibilities to that successor. Moreover, during the Notice Period, and at the sole discretion of the Company, Employee may be relieved of all duties and/or prohibited from physically working at the offices of the Company, provided that Employee shall be entitled to continued compensation and benefits during the Notice Period.

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                     (ii) For Good Reason. Employee’s employment may be terminated by Employee for “Good Reason” following the occurrence, without Employee’s written consent, of one or more of the following events (except as a result of a prior termination): (w) a material reduction in the Employee’s Base Salary by the Company without Cause; (x) a relocation of the corporate offices of the Company outside a 50-mile radius of Baton Rouge, Louisiana; (y) a material diminution of Employee’s authority, responsibilities or duties by the Company without Cause; or (z) any action or inaction occurs which causes a material breach by the Company of its obligations under this Agreement. In order to terminate Employee’s employment for “Good Reason,” Employee must deliver a Notice of Termination (defined below) within ninety (90) days of the existence of the condition, Employee must provide the Company with at least thirty (30) days to cure the condition and if the Company fails to cure such condition, Employee must terminate his/her employment within one hundred eighty (180) days of the date of the initial occurrence of the condition that is alleged to give rise to Good Reason.

              (d) Notice of Termination. Any termination by either Party shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(d) of this Agreement. A “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated including, in the case of termination by Employee for Good Reason, the occurrence of one of the conditions described in Section 4(c)(ii), and (iii) specifies the Date of Termination (as defined below). The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of that Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing his/her or its rights hereunder. “Date of Termination” means (i) if Employee’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Employee’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

       5. Obligations of the Company upon Termination.

              (a) Termination by the Company Other Than for Cause or Disability; Termination by Employee for Good Reason. If, during the Term, the Company shall terminate Employee’s employment other than for Cause or Disability, or Employee shall terminate Employee’s employment for Good Reason, then:

                     (i) the Company shall pay to Employee in a lump sum in cash within thirty (30) days after the Date of Termination, the exact payment date to be determined by the Company, Employee’s Base Salary through the Date of Termination to the extent not theretofore paid (the “Accrued Salary”);

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                     (ii) the Company shall pay to Employee an amount equal to 2.5 times Employee’s monthly Base Salary (the “Severance Amount”) for the duration of the Severance Period (as defined below). Subject to Section 11 hereof, the Severance Amount shall be paid for each month of the Severance Period, commencing on the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; provided, that the first such payment shall consist of all amounts payable to Employee pursuant to this Section 5(a)(ii) between the Date of Termination and the first payroll date to occur after the sixtieth (60th) day following the Date of Termination; and provided, further, that any obligation of the Company to make such payments shall cease upon Employee’s breach of any of his/her obligations set forth in Section 6 hereof. For purposes hereof, the “Severance Period” shall mean (A) if Employee’s employment is terminated within the first two years of the Term, the later of (x) twelve (12) months from the Date of Termination or (y) the second anniversary of the Agreement Effective Date; or (B) if Employee’s employment is terminated prior to the end of the Term, but after the second anniversary of the Agreement Effective Date, [________]3 from the Date of Termination;

                     (iii) the Company shall pay to Employee a pro rata portion of any Management Bonus Payments for the Plan Year (as defined in the Management Bonus Plan) in which the termination occurs, payable in the ordinary course in accordance with the terms of the Management Bonus Plan;

                     (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

                     (v) if Employee elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Employee and/or Employee’s eligible dependents would be entitled under Section 4980B of the Code (“COBRA”), then during the Severance Period (the “Benefits Continuation Period”), the Company shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that Employee would have had to pay for such coverage if he/she had remained employed during the Benefits Continuation Period and paid the active employee rate for such coverage, provided, however, that (A) if Employee becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Employee’s spouse), then the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the Benefits Continuation Period shall run concurrently with any period for which Employee is eligible to elect health coverage under COBRA; (C) if the Benefits Continuation Period is longer than eighteen (18) months, then during the nineteenth (19th) month after Date of Termination, the Company shall pay to Employee a lump sum cash payment equal to the applicable monthly premium under COBRA (less the 2% administrative fee and less the active-employee rate for such coverage), multiplied by the number of months remaining in the Benefits Continuation Period; (D) during the Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (F) Executive’s rights pursuant to this Section 5(a)(v) shall not be subject to liquidation or exchange for another benefit; provided, further, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such benefit plans at any time and from time to time.

____________________

3 This Severance Period will be twelve (12) months or (6) months depending on the particular Employee.

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Notwithstanding the foregoing, the Company shall be obligated to provide the payments and benefits described in clauses (ii), (iii), and (v) of this Section 5(a) only if (A) within forty-five (45) days after the Date of Termination Employee shall have executed a separation agreement containing a full general release of claims and covenant not to sue in substantially the form set forth in Exhibit B (the “Release Agreement”) and such Release Agreement shall not have been revoked within any revocation period specified in the Release Agreement, and (B) Employee fully complies with the obligations set forth in Section 6 hereof.

              (b) Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or Disability during the Term, the Company shall have no further obligations to Employee or Employee’s legal representatives under this Agreement, other than for payment of Accrued Salary, the timely payment or provision of Other Benefits and the payment of a pro rata portion of any Management Bonus Payments for the Plan Year (as defined in the Management Bonus Plan) in which the termination occurs. Accrued Salary shall be paid to Employee or Employee’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 5(b) shall include (and Employee or Employee’s estate and/or beneficiaries shall be entitled to receive), without limitation, benefits under such plans, programs, practices and policies relating to death or disability benefits, if any, as are applicable to Employee on the Date of Termination. The pro rata portion of any Management Bonus Payments shall be paid to Employee or Employee’s estate or beneficiary, as applicable, in the ordinary course in accordance with the terms of the Management Bonus Plan.

              (c) Termination by the Company for Cause; Termination by Employee without Good Reason. If the Company terminates Employee’s employment for Cause during the Term, or if Employee shall resign or otherwise terminate his/her employment for any reason (other than Good Reason) or no reason, the Company shall have no further obligations to Employee or Employee’s legal representatives under this Agreement, other than, to the extent legally required, (i) payment of Accrued Salary and (ii) timely payment or provision of Other Benefits. Accrued Salary shall be paid to Employee in a lump sum in cash within thirty (30) days after the Date of Termination.

              (d) Expiration of Term. If Employee’s employment shall be terminated following expiration of the Term, the Company shall have no further obligations to Employee or Employee’s legal representatives under this Agreement, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits. Accrued Salary shall be paid to Employee in a lump sum in cash within thirty (30) days after the Date of Termination. Notwithstanding the foregoing, if Employee’s employment shall be terminated following expiration of the Term and, pursuant to Section 1, Employee remains employed with the Company as an at-will employee following the expiration of the Term, in the event Employee is terminated by the Company other than for Cause, Employee shall be entitled to a lump sum payment equal to the product of (i) one week of Employee’s Base Salary multiplied by (ii) the number of years Employee has worked for the Company, rounded down to the nearest whole number; provided, that the number of years in subclause (ii) shall be capped at a maximum of twelve (12).

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       6. Protective Covenants.

              (a) Acknowledgments; Representations.

                     (i) Condition of Employment and Other Consideration: Employee acknowledges and agrees that he/she has received good and valuable consideration for entering into this Agreement and further acknowledges that the Company would not employ him/her in the absence of his/her execution of and compliance with this Agreement.

                     (ii) Access to Confidential Information, Relationships, and Goodwill: Employee acknowledges and agrees that he/she is being provided and entrusted with Confidential Information (as that term is defined below), including confidential customer information, information that is not known in the trade or disclosed to the public, and information that would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. Employee also acknowledges and agrees that he/she is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. Employee further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Employee’s execution of and compliance with this Agreement. Employee further acknowledges and agrees that the Company’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

                     (iii) Potential Unfair Competition: Employee acknowledges and agrees that as a result of his/her employment with the Company, his/her knowledge of and access to Confidential Information, and his/her relationships with the Company’s customers and employees, Employee would have an unfair competitive advantage if Employee were to engage in activities in violation of this Agreement.

                     (iv) No Undue Hardship: Employee acknowledges and agrees that, in the event that his/her employment with the Company terminates, he/she possesses marketable skills and abilities that will enable him/her to find suitable employment without violating the covenants set forth in this Agreement.

                     (v) Voluntary Execution: Employee acknowledges and affirms that he/she is executing this Agreement voluntarily, that he/she has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he/she has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

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                     (vi) No Conflict: Employee represents to the Company that he/she is not subject to any written or oral contract or agreement with any third person or entity that prohibits or conflicts with his/her employment with the Company or his/her entry into this Agreement.

              (b) Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                     (i) “Affiliate” means, with respect to the Company, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company. As used in this definition, the term “control” means the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                     (ii) “Competitive Services” means the provision of mortgage lending, origination and servicing activities, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of Employee’s Termination Date, or during the two (2) years immediately prior to Employee’s Termination Date.

                     (iii) “Confidential Information” means any and all data and information relating to the Company and its Affiliates, their respective activities, businesses, Customers or employees that (i) is disclosed to Employee or of which Employee becomes aware as a consequence of his/her employment with the Company; (ii) has value to the Company or its Affiliates; and (iii) is not generally known outside of the Company and its Affiliates. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company or its Affiliates: trade secrets; financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; Customer lists; files, data and financial information relating to Customers; details of Customer contracts; current and anticipated Customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to managers, officers, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company and its Affiliates, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company and its Affiliates. In addition to data and information relating to the Company and its Affiliates, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

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                     (iv) “Customer” means, in the context of the Company’s or its Affiliates’ businesses, any and all borrowers, mortgage loan applicants, lenders and investors doing business with the Company or its Affiliates as of the Employee’s Termination Date or within the 24 months preceding the Employee’s Termination Date.

                     (v) “Material Contact” means contact between Employee and a Customer or potential Customer of the Company or any of its Affiliates (i) with whom or which Employee has or had dealings on behalf of the Company or any of its Affiliates; (ii) whose dealings with the Company or its Affiliates are or were coordinated or supervised by Employee; (iii) about whom Employee obtained Confidential Information in the ordinary course of business as a result of his/her employment with the Company; or (iv) who receives products or services of the Company or its Affiliates, the sale or provision of which resulted in compensation, commissions, or earnings for Employee within the two (2) years prior to Employee’s Termination Date.

                     (vi) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

                     (vii) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                     (viii) “Protected Customer” means any Person to whom the Company or an Affiliate has sold its products or services or actively solicited to sell its products or services, and with whom Employee has had Material Contact on behalf of the Company or an Affiliate during his/her employment with the Company.

                     (ix) “Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by Employee, or by others working with Employee or under his/her direction, during the period of his/her employment, or conceived, produced or used or intended for use by or on behalf of the Company or its Affiliates or their respective Customers.

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                     (x) “Restricted Period” means any time during Employee’s employment with the Company, as well as the applicable Severance Period. If Employee is not entitled to a Severance Amount, the Restricted Period shall mean any time during Employee’s employment with the Company, as well as (A) if Employee’s employment is terminated within the first two years of the Term of this Agreement, the later of (x) twelve (12) months from Employee’s Termination Date or (y) the second anniversary of the Agreement Effective Date; (B) if Employee’s employment is terminated prior to the end of the Term of this Agreement, but after the second anniversary of the Agreement Effective Date, [________]4 from Employee’s Termination Date; or (C) if the Employee’s employment is terminated following the Term of this Agreement, [________]5 from Employee’s Termination Date. Notwithstanding the foregoing, in the event that Employee’s employment is terminated following the Term of this Agreement (A) by the Company other than for Cause or (B) by Employee for Good Reason, the Restrictive Covenant in Section 6(d) shall not apply to Employee during the Restricted Period.

               (xi) “Restricted Territory” means (i) East Baton Rouge Parish, West Baton Rouge Parish, Ascension Parish, East Feliciana Parish, Iberville Parish, Jefferson Parish, Lafayette Parish, Livingston Parish, Pointe Coupee Parish, St. Helena Parish, St. Tammany Parish, Tangipahoa Parish, and West Feliciana Parish, Louisiana, and (ii) Bibb County, Georgia, Fulton County, Georgia, Hamilton County, Indiana, and Hancock County, Mississippi.

               (xii) “Restrictive Covenants” means the restrictive covenants contained in Section 6(c) through 6(l) hereof.

               (xiii) “Termination” means the termination of Employee’s employment with the Company, for any reason, whether with or without Cause, upon the initiative of either Party.

               (xiv) “Termination Date” means the date of Employee’s Termination.

          (c) Restriction on Disclosure and Use of Confidential Information. Employee agrees that Employee shall not, directly or indirectly, use any Confidential Information on Employee’s own behalf or on behalf of any Person other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Employee further agrees that he/she shall fully cooperate with the Company and its Affiliates in maintaining the Confidential Information to the extent permitted by law. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, that in the event such disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company or an Affiliate may seek an appropriate protective order prior to any such required disclosure by Employee.
____________________

4 This Restricted Period will be twelve (12) months or six (6) months depending on the particular Employee.
5 This Restricted Period will be twelve (12) months, six (6) months or ninety (90) days depending on the particular Employee.

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          (d) Non-Competition. Employee agrees that, during the Restricted Period, he/she will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his/her own or on behalf of any Person or any Principal or Representative of any Person other than the Company, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, that Employee may own or control 2% or less of all of the issued and outstanding securities of any such business that is publicly traded on a national securities exchange. Notwithstanding the foregoing, in the event that Employee’s employment is terminated following the Term of this Agreement (A) by the Company other than for Cause or (B) by Employee for Good Reason, Employee shall not be subject to terms of this Section 6(d).

          (e) Non-Solicitation of Protected Customers. Employee agrees that, during the Restricted Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, on his/her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer in the Restricted Territory for the purpose of engaging in, providing, or selling Competitive Services.

          (f) Non-Recruitment of Employees. Employee agrees that during the Restricted Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, whether on his/her own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his/her employment relationship with the Company or to enter into employment with Employee or any other Person.

          (g) Proprietary Rights.

               (i) Ownership and Assignment of Protected Works: Employee agrees that any and all Confidential Information and Protected Works are the sole property of the Company, and that no compensation in addition to Employee’s base salary is due to Employee for development or transfer of such Protected Works. Employee agrees that he/she shall promptly disclose in writing to the Company the existence of any Protected Works. Employee hereby assigns and agrees to assign all of his/her rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. Employee shall not be entitled to use Protected Works for his/her own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. Employee further agrees that he/she will communicate to the Company any facts known to him/her and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. Employee agrees that he/she will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. Employee agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him/her without the express written consent of the Company.

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               Anything herein to the contrary notwithstanding, Employee will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (1) directly to the business of the Company, or (2) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Employee for the Company. Employee likewise will not be obligated to assign to the Company any Protected Work that is conceived by Employee after Employee leaves the employ of the Company, except that Employee is so obligated if the same relates to or is based on Confidential Information to which Employee had access by virtue of his/her employment with the Company. Similarly, Employee will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his/her employment, regardless of whether such Protected Work relates to or would be useful in the business of the Company. Employee acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him/her prior to his/her employment with the Company.

               (ii) No Other Duties: Employee acknowledges and agrees that there is no other contract or duty on his/her part now in existence to assign Protected Works to anyone other than the Company.

               (iii) Works Made for Hire: The Company and Employee acknowledge that in the course of his/her employment with the Company, Employee may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Employee, and Employee shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

          (h) Return of Materials. Employee agrees that he/she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his/her possession or subject to his/her control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that Employee received from or through his/her employment with the Company. Employee will not make, distribute, or retain copies of any such information or property. To the extent that Employee has electronic files or information in his/her possession or control that belong to the Company, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, Employee shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

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          (i) Enforcement of Restrictive Covenants.

               (i) Rights and Remedies Upon Breach: The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Employee understands and agrees that if he/she violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction, except that should the Company fail to meet its obligation to pay any required Severance Amounts to or on behalf of Employee pursuant to Section 5(a), Employee shall be relieved of the Restrictive Covenants set forth in Section 6(d) (Non-Competition), Section 6(e) (Non-Solicitation of Protected Customers) and Section 6(f) (Non-Recruitment of Employees).

               (ii) Severability and Modification of Covenants: Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The Parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

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          (j) Existing Covenants. Employee represents and warrants that his/her employment with the Company does not and will not breach any agreement that Employee has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Employee will not disclose to the Company or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Employee.

          (k) Disclosure of Agreement. Employee acknowledges and agrees that, during the Restricted Period, he/she will disclose the existence and terms of the Restrictive Covenants to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Employee further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Employee aware of the existence and terms of the Restrictive Covenants.

          (l) Non-Disparagement. Employee agrees not to issue, disseminate or otherwise make public any written or oral statements likely to disparage or harm the Company’s business or reputation or the reputation of any executive or employee of the Company or its affiliates. Notwithstanding the foregoing, nothing herein shall prohibit Employee from providing testimony when required by law, court order or other valid and appropriate legal process. Should any prospective employers of Employee contact the Company, the Company will provide Employee’s dates of employment, position, and salary. The Company will provide no other information regarding Employee’s employment with or separation from the Company. Employee understands and acknowledges that all reference requests must be directed to the person or persons designated by the Company from time to time.

     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company, Parent or its affiliated companies and for which Employee may qualify, except as specifically provided herein. Amounts that are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

     8. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment.

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     9. Limitation of Benefits.

          (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 9(b) below). For purposes of this Section 9, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 9, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

          (b) All determinations required to be made under this Section 9, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 9 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

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          (c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 9 shall be of no further force or effect.

     10. Successors and Assigns. Employee’s obligations under this Agreement shall survive termination of his/her employment by the Company and shall be binding upon his/her heirs, executors and personal representatives and shall inure to the benefit of the Company and its successors and assigns. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee’s rights and obligations under this Agreement are personal in nature and may not be assigned or transferred by Employee.

     11. Code Section 409A.

          (a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

          (b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Employee by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

          (c) Treatment of Installment Payments. Each payment of termination benefits under Section 5 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

          (d) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such period.

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          (e) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Employee of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

     12. Miscellaneous.

          (a) Applicable Law; Jury Trial; Costs and Expenses: The Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Louisiana without giving effect to its conflicts of law principles. EACH OF EMPLOYEE AND THE COMPANY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. The prevailing Party in any action with respect to this Agreement shall be entitled to reimbursement from the other Party for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such prevailing Party. If Employee is awarded the right to recover costs and expenses under this Section 12(a), the reimbursement of an eligible expense shall be made within ten (10) business days after delivery of Employee’s respective written requests for payment accompanied with such evidence of costs and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.

          (b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (c) Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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          (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	If to the Company:

On file with the Company	GMFS LLC
7389 Florida Boulevard, Suite 200A
Baton Rouge, Louisiana 70806
Attention: [____________]

and to:

ZAIS Financial Corp.
2 Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (g) Waivers. Failure of either Party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the Party making the waiver.

          (h) Entire Agreement. This Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement. [Without limiting the foregoing, Employee acknowledges that this Agreement supersedes the prior employment agreement between Employee and the Company, and such agreement is hereby terminated without payment and no amounts remain due and owing under such agreement and Employee is not entitled to any rights or benefits thereunder.]6 The restrictions and limitations herein regarding non-competition, non-disclosure and non-solicitation are in addition to and not in derogation of applicable law with respect to non-competition, non-disclosure, and non-solicitation in general.
____________________

6 Note: The bracketed language will be included for each Key Manager who has an existing employment agreement with the Company.

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          (i) Construction. The Parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the Parties.

          (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          (k) Third Party Beneficiary. The Parties acknowledge and agree that Buyer and Parent are intended third-party beneficiaries of this Agreement and may enforce the Company’s rights hereunder.

[Signature Page to Follow]

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IN WITNESS WHEREOF, Employee has hereunto set Employee’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[EMPLOYEE]

GMFS LLC

By:
Name:
Title:

List of Omitted Exhibits and Schedules

The following exhibits and schedules to the Agreement and Plan of Merger, dated August 5, 2014, by and among ZFC Honeybee TRS, LLC, ZFC Honeybee Acquisitions, LLC, GMFS LLC, Honeyrep, LLC, as Securityholder Representative, and ZAIS Financial Corp., as guarantor, have not been provided herein:

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Illustrative Net Tangible Assets Amount Calculation
Exhibit C	Net Tangible Assets Calculation Principles
Exhibit D	Earn-Out Net Income Calculation Principles
Exhibit E	Sample Production Earn-Out Calculations
Exhibit F	Sample Profitability Earn-Out Calculation
Exhibit G	Key Managers
Exhibit J	Form of Investor Questionnaire
Exhibit K	Form of Certificate of Merger
Exhibit L	Form of Closing Payment Allocation Statement
Exhibit M	Honeyrep, LLC Operating Agreement

Schedules

Company Disclosure Schedule
Regulatory Authorization Schedule
Third Party Consent Schedule

The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.